UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.)

Filed by the Registrant  ⌧                            Filed by a Party other than the Registrant  ◻

Check the appropriate box:

◻	Preliminary Proxy Statement

◻	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

⌧	Definitive Proxy Statement

◻	Definitive Additional Materials

◻	Soliciting Material Pursuant to § 240.14a-12

G-III APPAREL GROUP, LTD.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

⌧ No fee required.

◻ Fee paid previously with preliminary materials.

◻ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

2022

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

G-III APPAREL GROUP, LTD.

512 SEVENTH AVENUE

NEW YORK, NEW YORK 10018

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of G-III Apparel Group, Ltd. will be held on Thursday, June 9, 2022 at 10:00 a.m., New York time, at the offices of Norton Rose Fulbright US LLP, 1301 Avenue of the Americas, 30th Floor, New York, New York 10019.

Only stockholders of record at the close of business on April 18, 2022, the record date for the Annual Meeting, are entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. Stockholders who own shares of our common stock beneficially through a bank, broker or other nominee will also be entitled to attend the Annual Meeting. Due to concerns regarding COVID-19 and to assist in protecting the health and well-being of our stockholders and colleagues, all attendees at this year’s Annual Meeting of Stockholders will be required to comply with our COVID-19 protocols as described in the accompanying Proxy Statement.

The formal Notice of Meeting and the accompanying Proxy Statement set forth proposals for your consideration this year. You are being asked:

1	To elect twelve directors to serve on our Board of Directors for the ensuing year,
2	For an advisory and non-binding vote on the compensation of our named executive officers,
3	To approve the amendment to our 2015 Long-Term Incentive Plan, as amended, to increase the number of shares of common stock authorized for grant and issuance under the Plan by 1,200,000 shares.
4	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2023.

At the meeting, we will also report on the affairs of G-III, and a discussion period will be provided for questions and comments of general interest to stockholders.

We look forward to greeting personally those of you who are able to be present at the meeting. However, whether or not you are able to attend the Annual Meeting, it is important that your shares be represented. Accordingly, you are requested to sign, date and mail, at your earliest convenience, the enclosed proxy in the envelope provided for your use, or vote your shares by calling the telephone number or visiting the website specified on your proxy card or voting instruction form.

Thank you for your cooperation.

Very truly yours,

Morris Goldfarb
Chief Executive Officer

May 6, 2022

G-III APPAREL GROUP, LTD.

512 SEVENTH AVENUE

NEW YORK, NEW YORK 10018

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of G-III Apparel Group, Ltd. will be held on:

Thursday, June 9, 2022	10:00 a.m., New York time	The offices of Norton Rose Fulbright US LLP 1301 Avenue of the Americas 30th Floor New York, New York 10019

For the following purposes:

1	To elect twelve directors to serve on our Board of Directors for the ensuing year,
2	To hold an advisory and non-binding vote on the compensation of our named executive officers,
3	To approve the amendment to our 2015 Long-Term Incentive Plan, as amended, to increase the number of shares of common stock authorized for grant and issuance under the Plan by 1,200,000 shares.
4	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2023 and
5	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

 Only stockholders of record at the close of business on April 18, 2022 will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

All stockholders are cordially invited to attend the Annual Meeting in person. Due to concerns regarding COVID-19 and to assist in protecting the health and well-being of our stockholders and colleagues, all attendees at this year’s Annual Meeting of Stockholders will be required to comply with our COVID-19 protocols as described in the accompanying Proxy Statement. Whether or not you plan to attend the Annual Meeting in person, each stockholder is urged to complete, date and sign the enclosed form of proxy and return it promptly in the envelope provided, or vote your shares by calling the telephone number or visiting the website specified on your proxy card or voting instruction form. No postage is required if the proxy is mailed in the United States. If you vote by telephone or internet, you do not need to mail back your proxy. Stockholders who attend the Annual Meeting may revoke their proxies and vote their shares in person.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on June 9, 2022

The Proxy Statement and our 2021 Annual Report to Stockholders are available in the “Investors” section of our website at http://www.giii.com.

By Order of the Board of Directors

Michael C. Brady
Secretary
New York, NY
May 6, 2022

1	PROXY STATEMENT	24	Leadership Structure of the Board
1	General Information	25	Additional Corporate Governance Policies
4	PROXY SUMMARY	27	CORPORATE SOCIAL RESPONSIBILITY
4	Annual Meeting of Stockholders	28	COMPENSATION DISCUSSION AND ANALYSIS
4	Business Information—About G-III	28	CD&A Table of Contents
5	Our Business Performance in Fiscal 2022	29	Executive Summary
5	Strategic Initiatives	34	Elements of Our Compensation Program—What We Pay and Why
7	Leadership Priorities in Fiscal 2022	40	Other Compensation and Governance Programs, Policies and Considerations
9	Our Director Nominees	41	How We Make Compensation Decisions
11	Governance Highlights	42	COMPENSATION COMMITTEE REPORT
11	Stockholder Outreach	43	EXECUTIVE COMPENSATION TABLES
11	Corporate Social Responsibility	53	CEO PAY RATIO
12	Human Capital	54	DIRECTOR COMPENSATION
14	Executive Compensation Highlights	56	PROPOSAL NO. 1 ELECTION OF DIRECTORS
14	Approval of Amendment to Our 2015 Long-Term Incentive Plan	63	PROPOSAL NO. 2 ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
16	BENEFICIAL OWNERSHIP OF COMMON STOCK BY CERTAIN STOCKHOLDERS AND MANAGEMENT	64	PROPOSAL NO. 3 APPROVAL OF AN AMENDMENT TO OUR 2015 LONG-TERM INCENTIVE PLAN
19	CORPORATE GOVERNANCE	72	AUDIT COMMITTEE REPORT
19	Board of Directors	73	PRINCIPAL ACCOUNTING FEES AND SERVICES
19	Audit Committee	74	PROPOSAL NO. 4 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
20	Compensation Committee	75	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
21	Nominating and Corporate Governance Committee	76	STOCKHOLDER PROPOSALS
23	Stockholder Communications	77	OTHER BUSINESS
24	Risk Oversight

How to Vote in Advance
Your vote is important. Please vote as soon as possible by one of the methods shown below. Be sure to have your proxy card or voting instruction form in hand and follow the below instructions:
By telephone – You can vote your shares by calling the number on your proxy card or voting instruction form
By Internet – You can vote your shares online at the website shown on your proxy card or voting instruction form
By mail – Complete, sign, date and return your proxy card or voting instruction form in the postage-paid envelope provided

2022 PROXY STATEMENT / i

G-III APPAREL GROUP, LTD.

512 SEVENTH AVENUE

NEW YORK, NEW YORK 10018

PROXY STATEMENT

General Information

This Proxy Statement (first mailed to stockholders on or about May 6, 2022) is furnished to the holders of common stock, par value $0.01 per share (“Common Stock”), of G-III Apparel Group, Ltd. (“G-III”) in connection with the solicitation by our Board of Directors of proxies for use at the Annual Meeting of Stockholders (the “Annual Meeting”), or at any adjournment thereof, pursuant to the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held on:

Thursday, June 9, 2022	10:00 a.m., New York time	The offices of Norton Rose Fulbright US LLP 1301 Avenue of the Americas 30th Floor New York, New York 10019

Due to concerns regarding COVID-19 and to assist in protecting the health and well-being of our stockholders and colleagues, all attendees at this year’s Annual Meeting of Stockholders will be required to comply with our COVID-19 protocols as described in the accompanying Proxy Statement.

Stockholders who attend the Annual Meeting will be required to complete a COVID-19 form and provide their vaccination status. Stockholders who are not vaccinated, and have not tested negative within 48 hours prior to the Annual Meeting, will be tested for COVID prior to being admitted to the Annual Meeting.  If the test is negative, or if the stockholder tested negative within the previous 48 hours, an unvaccinated stockholder will be admitted to the Annual Meeting but will be required to wear a mask. If the test is positive, the stockholder will not be admitted to the Annual Meeting.

It is proposed that, at the Annual Meeting, we:

1	Elect twelve directors to serve on our Board of Directors for the ensuing year,
2	Hold an advisory and non-binding vote on the compensation of our named executive officers (“Named Executive Officers” or “NEOs”) and
3

Approve the amendment to our 2015 Long-Term Incentive Plan, as amended (the “2015 Plan”), to increase the number of shares of common stock authorized for grant and issuance under the Plan by 1,200,000 shares.

4	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2023.

Management currently is not aware of any other matters that will come before the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons designated as proxies intend to vote in accordance with their best judgment on such matters. Proxies for use at the Annual Meeting are being solicited by our Board of Directors. Proxies will be solicited chiefly by mail; however, certain of our officers, directors, employees and agents, none of whom (except our proxy solicitor D.F. King) will receive additional compensation therefor, may solicit proxies by telephone or other personal contact. In addition to solicitations by mail, we have retained D.F. King to aid in the solicitation of proxies for the Annual Meeting at an estimated fee of $12,000. We will bear the cost of the solicitation of the proxies, including postage, printing

2022 PROXY STATEMENT / 1

Proxy Statement

and handling, and will reimburse the reasonable expenses of brokerage firms and others for forwarding material to beneficial owners of shares of Common Stock.

REVOCABILITY AND VOTING OF PROXY

A form of proxy for use at the Annual Meeting and a return envelope for the proxy are enclosed, or you may vote your shares by calling the telephone number or visiting the website specified on your proxy card or voting instruction form. If you vote by telephone or internet, you do not need to mail back your proxy. Stockholders may revoke the authority granted by their execution of a proxy at any time prior to the effective exercise of the powers conferred by that proxy, by filing with the Secretary of G-III a written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the Annual Meeting. Beneficial owners of our Common Stock should contact their bank, brokerage firm or other custodian, nominee, or fiduciary if they wish to revoke their proxy.

Shares of Common Stock represented by executed and unrevoked proxies will be voted in accordance with the instructions specified in such proxies. If no instructions are given, the proxies intend to vote the shares represented thereby:

(i)	“FOR” the election of each of the twelve nominees for director as shown on the form of proxy,
(ii)	“FOR” approval of the compensation of our Named Executive Officers,
(iii)	“FOR” approval of the amendment to our 2015 Plan to increase the number of shares of common stock authorized for grant and issuance under the Plan by 1,200,000 shares,
(iv)	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2023 and
(v)	in accordance with their best judgment on any other matters which may properly come before the meeting.

RECORD DATE AND VOTING RIGHTS

On April 18, 2022, there were 48,186,924 shares of Common Stock outstanding (excluding shares held in treasury). Each of these shares is entitled to one vote upon each of the matters to be presented at the Annual Meeting. Only stockholders of record at the close of business on April 18, 2022 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

The quorum requirement for holding the Annual Meeting and transacting business is a majority of the outstanding shares entitled to be voted at the Annual Meeting. The shares may be present in person or represented by proxy at the Annual Meeting. Abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

A “broker non-vote” occurs when shares held by a broker, bank, or other nominee in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker, bank, or other nominee (1) has not received voting instructions from the beneficial owner and (2) lacks discretionary voting power to vote those shares with respect to that particular proposal. Under current New York Stock Exchange rules, brokers have discretionary voting power with respect to the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2023, but will not be authorized to vote with respect to the (a) election of our twelve nominees for director, (b) advisory vote on the compensation of our Named Executive Officers or (c) the approval of the amendment to the 2015 Plan, unless you provide voting instructions to your broker.

The affirmative vote of the holders of a plurality of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the election of directors. The twelve nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy and entitled to vote for them shall be elected as directors; provided, however, that pursuant to our Director Selection and Qualification Standards and Resignation Policy, any nominee for director in this uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election must tender a written resignation to the Board. The Nominating and Corporate Governance Committee and the Board of Directors will consider the resignation and determine whether or not to accept the resignation.

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Proxy Statement

See “Corporate Governance—Additional Corporate Governance Policies—Director Selection and Qualification Standards and Resignation Policy” for a more complete description of the application of this Policy.

The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to decide the other matters to be voted on at the Annual Meeting.

You may vote “FOR” or “VOTE WITHHELD” with respect to each or all of the director nominees. If you elect not to vote on the election of directors, this will not have any effect on the election of directors. In tabulating the voting results for the election of directors, only “FOR” and “VOTE WITHHELD” votes are counted.

You may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to the (a) proposal to approve, on an advisory basis, the compensation of our Named Executive Officers, (b) proposal to approve the amendment to our 2015 Plan to increase the number of shares of Common Stock authorized for grant and issuance under the Plan by 1,200,000 shares and (c) proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm. If you elect to abstain from voting on any of these proposals, the abstention will have the same effect as an “AGAINST” vote with respect to such proposal.

If you sign and return your accompanying proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board and in accordance with the discretion of the persons named on the accompanying proxy card with respect to any other matters to be voted upon at the Annual Meeting. If you are a beneficial holder and do not return a voting instruction form, your broker may not vote on any of the matters to be presented at the Annual Meeting.

2022 PROXY STATEMENT / 3

PROXY SUMMARY

This summary highlights information on the proposals that require your vote at the Annual Meeting, as well as information on our business, our Board of Directors and our corporate governance structure. This summary does not contain all of the information that you should consider before voting and we ask that you read the entire Proxy Statement carefully. As used in the Proxy Statement, “G-III,” “our company” and “we” refer to G-III Apparel Group, Ltd. and its subsidiaries.

Annual Meeting of Stockholders	Proposals That Require Your Vote
Date and Time June 9, 2022, 10:00 a.m. New York time	Proposal		Board Vote Recommendation	More Information
	1	Annual election of 12 directors	FOR each Nominee	Page 56
Place The offices of Norton Rose Fulbright US LLP 1301 Avenue of the Americas 30th Floor New York, New York 10019	2	Advisory vote on the compensation of our Named Executive Officers	FOR	Page 63
	3	Approval of an amendment to our 2015 Long-Term Incentive Plan	FOR	Page 64
	4	Ratification of appointment of independent registered public accounting firm	FOR	Page 74
Availability of Proxy Materials The Proxy Statement and our 2021 Annual Report to Stockholders are available in the “Investors” section of our website at http://www.giii.com.	Business Information—About G-III

G-III designs, sources and markets an extensive range of apparel, including outerwear, dresses, sportswear, swimwear, women’s suits and women’s performance wear, as well as women’s handbags, footwear, small leather goods, cold weather accessories and luggage.

Under the leadership of Morris Goldfarb and a seasoned executive team with a long track record of success, we have evolved from a small leather apparel manufacturer to the diversified apparel company we are today. G-III has a substantial portfolio of more than 30 licensed and proprietary brands, anchored by five global power brands: DKNY, Donna Karan, Calvin Klein, Tommy Hilfiger and Karl Lagerfeld Paris.

We are not only licensees, but also brand owners, and we distribute our products through multiple channels. These brands are complementary, and we expect continued growth from our largest brand, Calvin Klein, as well as more significant growth from our other brands including DKNY, Donna Karan, Tommy Hilfiger and Karl Lagerfeld Paris.

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Proxy Summary

Our Business Performance in Fiscal 2022

We delivered the highest annual earnings in our history, emerging from the pandemic as a stronger, leaner and more profitable business.

Net Sales $2.8B Increased from $2.1B last year; compares to $3.2B two years ago pre-pandemic	Net Income $200M Increased from $24M last year; compares to $144M two years ago pre-pandemic	Pre-Tax Income $271M Increased from $36M last year; compares to $182M two years ago pre-pandemic	Diluted EPS $4.05 Increased from $0.48 last year; compares to $2.94 two years ago pre-pandemic
● Capitalized on the shift in consumer demand for casual, comfortable, and functional clothing and accessories, meeting retailer and consumer demand with on target product and appropriate inventory	● Strong e-commerce capabilities with retail revenue on our partner and owned sites of more than $1B ● Continued investment in attempt to capture growing digital sales
●
Robust growth in global power brands: DKNY, Donna Karan, Calvin Klein, Tommy Hilfiger and Karl Lagerfeld Paris
●
Acquired Sonia Rykiel, adding to our portfolio of owned luxury brands
●
Poised for international growth of our owned brands across Asia, Europe, and the Middle East

●
Restructured retail business, including closing of Wilsons and G.H. Bass stores; significantly reduced losses from that segment of our business
●
New retail focus consists of DKNY and Karl Lagerfeld Paris stores
● Continued the proactive measures adopted in fiscal 2021 to ensure the health and safety of our employees and our customers and actively support our communities
●
Maintained a strong financial position with ~$1.0 billion of liquidity in cash and availability at year-end
●
Repurchased $17.3 million of stock last year and authorized an increase to 10 million shares under our share repurchase program

Strategic Initiatives

We are focused on the following strategic initiatives, which we believe are critical to our long-term success:

●	Owning Brands. We own a portfolio of proprietary brands, including DKNY, Donna Karan, Vilebrequin, Eliza J, Jessica Howard, G.H. Bass, Andrew Marc and Sonia Rykiel. Owning our own brands is advantageous to us for several reasons:
‒

We can realize significantly higher operating margins because we are not required to pay licensing fees on sales by us of our proprietary products and can also generate licensing revenues (which have no related cost of goods sold) for classes of products not manufactured by us.

‒	There are no channel restrictions, permitting us to market our products internationally, and to utilize a variety of different distribution channels, including online and off-price channels.
‒	We are able to license our proprietary brands in new categories and geographies to carefully selected licensees.
‒	We are able to build equity in these brands to benefit the long-term interests of our stockholders.
●	Develop and Expand Our DKNY and Donna Karan Businesses. We believe that DKNY and Donna Karan are two of the most iconic and recognizable power brands and that we are well positioned to unlock their potential and expand the reach of these brands. We are leveraging our demonstrated ability to drive organic growth and develop

2022 PROXY STATEMENT / 5

Proxy Summary

talent within G-III to maximize the potential of the DKNY and Donna Karan brands. Our strategy is for DKNY and Donna Karan to be more accessible brands, both designed and priced to reach a wider range of customers. We have positioned Donna Karan as an aspirational luxury brand that is priced above DKNY and targeted to fine department stores globally. We launched our DKNY Jeans denim collection during Fiscal 2021. We believe there is untapped global licensing and distribution potential for these brands and aim to grow royalty streams in the DKNY and Donna Karan businesses through expansion of additional categories with existing licensees, as well as new categories with new licensees. We are committed to making DKNY a fashion and lifestyle brand of choice.
●	Focusing on Our Five Global Power Brands. While we sell products under more than 30 licensed and proprietary brands, five global power brands anchor our business: DKNY, Donna Karan, Calvin Klein, Tommy Hilfiger and Karl Lagerfeld Paris. Each of these brands has substantial name recognition and is well-known in the marketplace. We believe each brand also provides us with significant growth opportunities. We have leveraged the strength of our power brands to become a supplier of choice in a diversified range of product categories.
●	Expanding Our International Business. We continue to expand our international business and enter into new markets worldwide. We believe that the international sales and profit opportunity is quite significant for our DKNY and Donna Karan businesses. We are expanding our DKNY business globally. The key markets in which our DKNY merchandise is currently distributed include Europe, China, the Middle East, Southeast Asia and Korea. Continued growth, brand development and marketing in these key markets is critical to driving global brand recognition. In addition, during fiscal 2022, we purchased European luxury fashion brand Sonia Rykiel. Sonia Rykiel, who created this iconic brand, was one of the leading figures of Parisian fashion. We believe this purchase further enables us to expand into the international luxury space and that there is untapped potential for this brand.
●	Increasing Digital Channel Business Opportunities. We are continuing to make changes to our business to address the additional challenges and opportunities created by the evolving role of the digital marketplace in the retail sector and expect to increase the sale of our products in an omni-channel environment. We are investing in digital personnel, marketing, logistics, planning, distribution and other strategic opportunities to expand our digital footprint. Consumers are increasingly engaging with brands through digital channels, and we believe that this trend will continue to grow in the coming years. The five global power brands that serve as the anchor of our business position us to be the direct beneficiaries of this trend, whether by continuing to leverage our partnerships with the digital channel businesses operated by our licensors and major retailers to facilitate customer engagement or by building out our own digital capabilities.
●	Opportunity for Long-term Profitability in Our Retail Operations. Our retail operations segment consists of our DKNY and Karl Lagerfeld Paris stores, as well as the digital channels for DKNY, Donna Karan, Karl Lagerfeld Paris, G.H. Bass, Andrew Marc and Wilsons Leather. We continue to make changes to our DKNY and Karl Lagerfeld Paris retail operations which have enabled us to greatly reduce our losses in our retail operations segment and are expected to ultimately position this segment to become profitable.

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Proxy Summary

Leadership Priorities in Fiscal 2022

USING OUR COMPETITIVE ADVANTAGES TO DRIVE BUSINESS PERFORMANCE

Our competitive strengths underpinned our ability to adapt to changing conditions, adjust our product offerings in response to consumer trends towards more casual attire and drive our strategic initiatives described above.

DONNA KARAN AND DKNY

The ongoing development of the Donna Karan International businesses serves as one of the pillars of our strategic efforts. We believe that DKNY and Donna Karan are two of the most iconic and recognizable power brands. We believe there are opportunities to expand existing categories, launch new initiatives and develop an even stronger licensing and distribution base for these brands. We believe that both the DKNY and Donna Karan brands have the potential for significant growth. In addition, we expect increased revenues from licensing and from sales growth across many product categories offered by these businesses. We re-launched Donna Karan as an aspirational luxury brand that is priced above DKNY and targeted to fine department stores globally. We launched our first DKNY Jeans collection in fiscal 2021 and our DKNY swimwear collection in fiscal 2022. We believe there are significant opportunities to enhance the digital business of DKNY and Donna Karan, prudently expand the retail store base for DKNY and capitalize on our industry relationships to ensure premium placement for DKNY and Donna Karan product categories in department and other retail stores nationwide.

CALVIN KLEIN

Our most significant licensed brand is Calvin Klein for which we have multiple license agreements for wholesale sales in the United States and Canada. We have also entered into distribution agreements for luggage in a number of foreign countries.

TOMMY HILFIGER

We also have a significant relationship with Tommy Hilfiger, with whom we have a multi-category womenswear license in the United States and Canada. This license for women’s sportswear, dresses, suit separates, performance and denim is in

2022 PROXY STATEMENT / 7

Proxy Summary

addition to our Tommy Hilfiger men’s and women’s outerwear license and Tommy Hilfiger luggage license, both also in the United States and Canada.

Karl LagERFELD PARIS

We own a 49% interest in a joint venture that owns the trademarks for the Karl Lagerfeld brand in North America. As part of that relationship, we have a long-term license agreement with the joint venture for the Karl Lagerfeld Paris brand in North America, pursuant to which we produce and distribute women’s apparel, women’s footwear, women’s handbags, men’s apparel, men’s footwear, cold weather accessories and luggage for Karl Lagerfeld Paris brand until 2026, with a right to renew until 2031 subject to certain performance conditions.

OUR ABILITY TO PARTNER

We believe that retailers today are seeking resources with the size and power to partner effectively on all aspects of the supply chain, from design, sourcing and quality control to logistics and warehousing. We believe that G-III is a partner of choice in these endeavors, and that we are able to capitalize on our competitive strengths to expand our position as an all-season diversified apparel company.

OUR PEOPLE

Our success in fiscal 2022 is due to the strong work ethic, flexibility and agility demonstrated by our high performing team in spite of the many challenges we faced.  Our highly skilled and experienced management team is essential to our future success. They have consistently executed through challenging environments and delivered great results to our stockholders. Our teams across the globe have performed with unwavering dedication and tremendous innovation to position G-III to successfully meet the challenges we are facing through this unprecedented time in our history.

Through our aggressive recruiting, we have been able to bring in best-in-class talent. We had several key hires at the company, including a new head of digital, who is building a new team to accelerate the development of our digital function. Further, we hired a new HR executive who will be working on new employee engagement initiatives in the coming year and will focus on enhancing our development programs.

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Proxy Summary

Our Director Nominees

The Board of Directors recommends that stockholders vote FOR Proposal No. 1 to elect twelve directors to serve on our Board of Directors for the ensuing year. Jeanette Nostra and Willem van Bokhorst, current directors, have each decided not to stand for reelection at the Annual Meeting. Patti H. Ongman and Lisa Warner Wardell, who were added to the Board in March 2022, are director nominees at an Annual Meeting for the first time. Assuming election as a director at the Annual Meeting, it is expected that Ms. Ongman will be appointed to the Compensation Committee and Ms. Wardell will be appointed to the Audit Committee.

Our director nominees are listed below.

Name and Primary Occupation	Age	Director since	Independent	Committee and Board Roles
Audit	Compensation	Nominating & Corporate Governance
Morris Goldfarb Chairman & CEO, G-III	71	1974
Sammy Aaron Vice Chairman and President, G-III	62	2005
Thomas J. Brosig Former President, Nikki Beach Worldwide and former President and CEO, Penrod’s Restaurant Group	72	1992	●
Alan Feller Retired CFO, G-III	80	1996
Jeffrey Goldfarb Executive Vice President, G-III	45	2009
Victor Herrero Chief Executive Officer and Chairman, Clarks	53	2019
Robert L. Johnson Founder and Chairman of The RLJ Companies, LLC and former Founder and Chairman of Black Entertainment Television (BET)	75	2020	●
Patti H. Ongman Independent Retail Consultant and Former Chief Merchandising Officer - Macy’s	66	2022	●
Laura Pomerantz Vice Chairman and Head of Strategic Accounts, Cushman & Wakefield	74	2005	●
Cheryl Vitali Global President, L’Oréal’s American Luxury Brands	61	2011	●
Lisa Warner Wardell Executive Chairman of the Board of Directors, Adtalem Global Education	52	2022	●
Richard White CEO, Aeolus Capital Group LLC	68	2003	●	●
Meetings in Fiscal 2022	7	7	3

Committee Chair	● Member	Financial Expert	Chairman of the Board	Lead Independent Director

2022 PROXY STATEMENT / 9

Proxy Summary

Board of Directors Nominees Snapshot

The information in this section reflects the composition of the Board of Directors after the Annual Meeting. We have made substantial progress with respect to Board independence (from 67% to 75%), tenure (from 17 to 15.5 years) and diversity (3 women to 4 women and 8% to 33 % ethnically diverse) over the past 3 years. We plan to continue to make improvement in future years.

Independence	Tenure	Age	Diversity

	0-10 Years: 4	40s: 1

	11-20 Years: 5	50s: 2

9 Directors are Independent	21-30 Years: 2	60s: 4

	31+ Years: 1	70s: 4

80s: 1
	Average: 15.5 years	Average: ~65 years

Skills and Experience

Leadership	Finance & Accounting	International

Retail	Marketing	Other Boards	Technology

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Proxy Summary

Governance Highlights

G-III has established strong policies that follow best practices for corporate governance:

Annual election of directors	Robust stock ownership guidelines for executive officers and directors
Experienced Lead Independent Director	Anti-pledging and anti-hedging policies
Regular executive sessions of independent directors	Clawback policy for executive compensation in the event of financial restatements
Board committees composed entirely of independent directors	Established standards for director selection, independence and qualifications
Extensive stockholder outreach led by our Lead Independent Director, CFO, Senior Vice President, Investor Relations and former COO to obtain direct stockholder feedback	Director resignation policy if a nominee to the Board of Directors fails to receive majority support
Enhanced disclosure of environmental, social and governance initiatives	Annual Say-on-Pay vote

Stockholder Outreach

G-III and its Board of Directors greatly value the opinions of its stockholders and have spent considerable time soliciting their views on a variety of topics, including executive compensation, our progress on board diversity and refreshment and our Corporate Social Responsibility initiatives. A summary of our recent outreach efforts is provided below:

Calendar Year	Percentage of Stockholders Invited to Engage	Percentage of Stockholders Choosing to Participate in Engagement	Engagement with Major Proxy Advisory Firms
2022	93%	70%	Yes
2021	89%	62%	Yes
2020	91%	59%	Yes
2019	83%	65%	Yes

Our stockholder outreach has been led by our Lead Independent Director, who is also Chairman of our Compensation Committee. Our former Chief Operating Officer, our Chief Financial Officer, our Senior Vice President, Investor Relations and the Compensation Committee’s independent compensation consultant also participated in meetings with investors.

More information on our stockholder outreach is provided beginning on page 31.

Corporate Social Responsibility

We spent significant time implementing our key initiatives, developing programs and furthering our Corporate Social Responsibility (“CSR”) agenda.

●	Engage Our People - Our teams are continuing to build upon the successes of last year as we ensured that business was conducted despite the impact of the pandemic. As our teams re-entered the office, we were thoughtful, yet flexible, in our approach, adjusting days in the office based on the fluctuating levels of COVID-19 cases and the needs of our personnel.

2022 PROXY STATEMENT / 11

Proxy Summary

In our supply chain, we made progress on our social compliance programs, as we furthered our auditing of factories producing product for us throughout our global supply chain and rolled out the Social Labor Convergence Program (“SLCP”), after becoming members last year. This program allows companies to share verified audits across the industry, enabling factories to reduce redundancies and focus on making standardized improvements. This program enables G-III to better assist factories in dealing with their most pressing issues, while adding more protections and beneficial programs for workers. In working with our vendors, we tracked a 20% adoption rate which we intend to continue to grow.

We have continued to focus on the forced labor issues facing our industry and have reviewed our relationships in an attempt to protect against the use of forced labor in our supply chain. We formalized an internal cotton traceability program to further mitigate the risk of forced labor being used to produce product for us. This program includes enhancements to management systems, training, and tracking tools across our supply chain. To further bolster our programs against this risk, we engaged ORITAINTM, a third-party that uses forensic technology to trace materials back to their fiber origins. We routinely engage with counsel and industry organizations with respect to regulatory developments to ensure our practices and procedures are aligning with the continually developing regulatory landscape. Combined with ORITAINTM’s technology and our internal management systems, we are working to mitigate these global supply chain risks. Taken together, we believe we have developed a strong approach and intend to continue to refine our oversight of our supply chain.

●	Protect Our Environment - We continue to work towards reducing our environmental impact by enacting sustainable fashion practices. As we work to understand and establish baseline metrics to measure our progress, we are also setting long-term goals. One of our first goals is to adopt the use of 100% recycled materials for all synthetic fibers by 2030. Additionally, we are increasing utilization of sustainable fabrics, which include recycled and organic fibers that are manufactured with less water, chemicals and energy, thus reducing their environmental impact. We began internal training on sourcing to increase use of these more sustainable materials to meet these goals. Additionally, our supply chain expertise is expected to enable us to reach these milestones while minimizing the impact to our bottom line. Our increased engagement with industry groups and the necessary tools we are providing for our teams will assist us in continuing to adapt to help make a better change in the world.
●	Invest in Our Communities – For years, G-III has been committed to global corporate citizenship by giving back where we live and serve. Throughout the pandemic, our support has not waivered, and we continue to maximize opportunities to give to and engage with our partners. We are involved with various charitable organizations including Ronald McDonald House, Women In Need (“WIN”), UNCF, Delivering Good, Hetrick Martin Institute and City Harvest. Additionally, G-III gave one of the founding gifts for the new Social Justice Center at the Fashion Institute of Technology. Further, support for our charitable partners included much-needed funds and in-kind products. G-III is committed to continuing its mission to help others in the community through corporate and employee donations and volunteerism.

As we emerge from the global pandemic, our teams are returning to the office and reestablishing the cohesion of a shared workspace and our commitment to our core CSR principles: Engage Our People, Protect Our Environment and Invest in Our Community. They represent a commitment to the greater good and our role in the global community.

The Board of Directors has responsibility for our CSR efforts and is considering establishing a separate Board committee that would oversee our CSR efforts.

Human Capital

Our People

Our success in fiscal 2022 is due to the strong work ethic, flexibility and agility demonstrated by our high performing team in spite of the many challenges we faced.  The pandemic forced us to rethink the way we work with one another, and our team adapted to the new work environment. We continue to support them in achieving their professional goals.

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Proxy Summary

As of January 31, 2022, we employed approximately 2,900 persons on a full-time basis and approximately 700 on a part-time basis. Our need for seasonal associates was significantly reduced with the completion of the restructuring of our retail segment during the prior fiscal year. We employ both union and non-union personnel and believe that our relations with our employees are good. We have not experienced any interruption of our operations due to a labor disagreement with our employees.

We are an Equal Opportunity Employer with policies, procedures and practices that recognize the value and worth of each individual, covering matters such as safety, training, advancement, discrimination, harassment and retaliation. We provide training on important issues to our personnel. G-III ensures compliance with labor and employment law issues through a variety of processes and procedures, using both internal and external expertise and resources. We continue to work towards achieving a stronger, more engaging workplace and building a foundation for enhancing the employee experience by beginning to redefine our corporate branding to promote our passion for our product, pride in our partnerships, our accountability and our entrepreneurial spirit, which we began to roll out in fiscal 2022. As part of our corporate branding efforts, we launched an enhanced corporate website in March 2022.

We are committed to the health and safety of our employees and customers and have taken extra care to protect them throughout the pandemic with continued workplace policies and procedures. As our team re-entered the office, we were thoughtful, yet flexible, in our approach, adjusting days in the office based on the fluctuating levels of COVID-19 cases and the needs of our employees.

Diversity, Equity and Inclusion

We are a diverse workplace and know that, to succeed, we must become an even more diverse, equitable and inclusive organization. Currently, over 50% of our leadership team and 70% of our overall workforce self-identify as women, and 47% of our overall workforce identify as Black, Indigenous and People of Color (“BIPOC”). Of our twelve Board members who will comprise our Board after the Annual Meeting, there are four women and four people of diverse backgrounds, exceeding NASDAQ requirements for board diversity. We recognize that insights and ideas from a diverse range of backgrounds will better position us for the future and continue to work towards increasing Board diversity.

Our commitment to Diversity, Equity and Inclusion also extends outside of our business. We are a founding member of the groundbreaking Social Justice Center at the Fashion Institute of Technology, a premier fashion university, whose purpose is to help establish a program that is intended to increase opportunities and accelerate social equity for BIPOC persons entering our industry for years to come. Additionally, we continued our partnership with UNCF (“United Negro College Fund”) by fully funding ten scholarships worth $10,000 each. In fiscal 2023, we will begin our second year of funding this scholarship program. Both initiatives include opportunities for students to gain firsthand experience working at G-III.

Diversity, Equity and Inclusion are at the heart of G-III’s values. We strive to create a workplace with opportunities for all. We have made progress and intend to continue to do so in the coming years.

Talent Acquisition, Development and Retention

Having the right talent in the organization is one of the most critical aspects of our business. This year we grew our HR team to enhance opportunities focused on hiring, developing and retaining talent. We invested in new HR systems that have laid the foundation for a newly created talent development program and framework for compensation.

Through our aggressive recruiting, we have been able to bring in best-in-class talent. We had several key hires at the company, including a new head of digital, who is building a new team to accelerate the development of our digital function. Further, we hired a new HR executive who will be working on new employee engagement initiatives in the coming year and will focus on enhancing our development programs.

Compensation, Benefits, Safety and Wellness

We expanded our comprehensive health and retirement benefits to eligible employees this year, most notably, the inclusion of In Vitro Fertility medical treatment, which has already enriched the lives of some of our employees.

2022 PROXY STATEMENT / 13

Proxy Summary

Executive Compensation Highlights

More than 96% of our Chairman and CEO’s compensation and more than 90% of the average compensation of our other NEOs in fiscal 2022 consisted of at-risk annual and long-term incentive compensation.

Chairman and CEO Compensation Mix	Other NEOs Compensation Mix

Based on the information in this “Proxy Summary,” as well as the more detailed information contained in the “Compensation Discussion and Analysis,” our Board and our Compensation Committee strongly believe that our stockholders should vote FOR Proposal No. 2—Advisory Vote on Compensation of our Named Executive Officers, commonly known as the “Say on Pay” proposal.

More information is provided in the “Compensation Discussion and Analysis” beginning on page 28 and the “Executive Compensation Tables” beginning on page 43.

Approval of Amendment to Our 2015 Long-Term Incentive Plan

We are proposing to amend our 2015 Long-Term Incentive Plan to increase the number of shares of Common Stock that may be issued under the 2015 Plan by 1,200,000 shares. We are seeking authorization for additional shares in order to be able to continue to attract, incentivize and retain executives, other key employees and directors by granting PSUs or other equity awards. We made our annual equity grants to executives and other personnel in March 2022 and our annual grants to non-employee directors will be effective after the Annual Meeting. In addition, we amended the employment agreements with Morris Goldfarb, our Chairman and CEO, and Sammy Aaron, our Vice Chairman and President, to cap the cash portion of their annual incentive and granted stock awards in lieu of the forfeited cash. As a result, we utilized more shares than normal this year under the 2015 Plan.

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Proxy Summary

As of the record date of April 18, 2022, we will have 1,038,677 shares available for grant under the 2015 Plan.

We also believe it is important to have sufficient shares in order for us to be able to grant stock awards in lieu of annual cash incentives in the future.

Our Board and our Compensation Committee strongly believe that our stockholders should vote FOR Proposal No. 3—Approval of Amendment to Our 2015 Long-Term Incentive Plan.

For more information with respect to this proposed amendment to the 2015 Plan, see Proposal No. 3 beginning on page 64.

2022 PROXY STATEMENT / 15

BENEFICIAL OWNERSHIP OF COMMON STOCK BY CERTAIN STOCKHOLDERS AND MANAGEMENT

The following table sets forth information as of April 18, 2022 (except as otherwise noted in the footnotes) regarding the beneficial ownership of our Common Stock of: (i) each director; (ii) each person known by us to own beneficially more than five percent of our outstanding Common Stock; (iii) each executive officer named in the Fiscal 2022 Summary Compensation Table; and (iv) all directors and executive officers as a group. Jeanette Nostra and Willem van Bokhorst, current directors of the Company, have decided not to stand for reelection at the Annual Meeting. Patti H. Ongman and Lisa Warner Wardell, who were added to the Board in March 2022, are director nominees at an Annual Meeting for the first time. Except as otherwise specified, the named beneficial owner has the sole voting and investment power over the shares listed. The percentage of ownership is based on 48,186,924 shares of Common Stock outstanding (excluding treasury shares) as of April 18, 2022 (except as otherwise noted in the footnotes). Unless otherwise indicated in the table below, each beneficial owner has an address in care of our principal executive offices at 512 Seventh Avenue, New York, New York 10018.

	Amount and Nature of
	Beneficial Ownership of		Percentage of
Name and Address of Beneficial Owner	Common Stock		Common Stock
Morris Goldfarb	4,092,461	(1)	7.8%
Sammy Aaron	170,368	(2)	*
Thomas J. Brosig	26,798	(3)	*
Alan Feller	18,906	(4)	*
Jeffrey Goldfarb	398,173	(5)	*
Victor Herrero	11,730	(6)	*
Robert L. Johnson	3,369	(7)	*
Jeanette Nostra	20,548	(8)	*
Patti H. Ongman	—		—
Laura Pomerantz	37,636	(9)	*
Willem van Bokhorst	64,428	(10)	*
Cheryl Vitali	39,202	(11)	*
Lisa Warner Wardell	—		—
Richard White	89,553	(12)	*
BlackRock, Inc.
55 East 52nd Street
New York, NY 10055	7,364,966	(13)	15.3%
The Vanguard Group
100 Vanguard Blvd.
Malvern, PA 19355	4,874,631	(14)	10.1%
FMR, LLC
245 Summer Street
Boston, MA 02210	3,696,891	(15)	7.7%
Dimensional Fund Advisors LP
Building One
6300 Bee Cave Road
Austin, Texas 78746	3,262,564	(16)	6.8%
Cramer Rosenthal McGlynn LLC
520 Madison Ave.
New York, NY 100122	2,696,034	(17)	5.6%
Neal S. Nackman	36,942	(18)	*
All directors and executive officers as a group (15 persons)	5,010,114	(19)	9.6%

*     Less than one percent

(1)	Includes (i) 166,750 shares of Common Stock held by Goldfarb Family Partners, L.L.C., of which Mr. Goldfarb is the sole Manager; (ii) 76,175 shares of Common Stock owned by The Morris and Arlene Goldfarb Family Foundation, Inc., of which Mr. Goldfarb is the President and Treasurer; (iii) 2,998,219 shares of Common Stock owned jointly by Mr. Goldfarb and his wife, Arlene Goldfarb; (iv) 29,666 shares of Common Stock owned by Arlene Goldfarb; (v) 200,000 shares of Common Stock held by The Morris Goldfarb 2012 Delaware Trust (Mr. Goldfarb serves as a member of the Trust Committee of the Trust, which directs the Trustee’s decisions as to voting and disposition of the shares held in the Trust), (vi) 200,000 shares of Common Stock held by The Arlene Goldfarb 2012

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Beneficial Ownership of Common Stock by Certain Stockholders and Management

Delaware Trust (Arlene Goldfarb serves as a member of the Trust Committee of the Trust, which directs the Trustee’s decisions as to voting and disposition of the shares held in the Trust), (vii) 500,000 shares held by Morris Goldfarb 2018 GRAT JG (the reporting person serves as the trustee of the Trust, which directs the Trust’s decisions as to voting and disposition of the shares held in the Trust), (viii) 500,000 shares held by Morris Goldfarb 2018 GRAT LF (the reporting person serves as the trustee of the Trust, which directs the Trust’s decisions as to voting and disposition of the shares held in the Trust), (ix) 500,000 shares held by Morris Goldfarb 2021 GRAT JG (the reporting person serves as the trustee of the Trust, which directs the Trust’s decisions as to voting and disposition of the shares held in the Trust) and (x) 500,000 shares held by Morris Goldfarb 2021 GRAT LF (the reporting person serves as the trustee of the Trust, which directs the Trust’s decisions as to voting and disposition of the shares held in the Trust). The shares listed in the table include 26,520 shares pursuant to PSU awards for which performance conditions have been satisfied, which will vest within 60 days of April 18, 2022. In addition to the shares listed in the table, Mr. Goldfarb has the right to receive (i) an aggregate of 438,633 shares of Common Stock pursuant to RSU awards, subject to the satisfaction of required time vesting periods; and (ii) an aggregate of 206,853 shares of Common Stock pursuant to PSU awards, subject to the satisfaction of performance conditions and required time vesting periods. The number of shares earned pursuant to PSU awards could increase or decrease depending upon actual performance achieved relative to performance targets.

(2)	The shares listed in the table include 17,680 shares pursuant to PSU awards for which performance conditions have been satisfied, which will vest within 60 days of April 18, 2022. In addition to the shares listed in the table, Mr. Aaron has the right to receive (i) an aggregate of 292,422 shares of Common Stock pursuant to RSU awards, subject to the satisfaction of required time vesting periods; and (ii) an aggregate of 137,902 shares of Common Stock pursuant to PSU awards, subject to the satisfaction of performance conditions and required time vesting periods. The number of shares earned pursuant to PSU awards could increase or decrease depending upon actual performance achieved relative to performance targets.

(3)	Includes 6,566 shares pursuant to RSU awards, which will vest within 60 days of April 18, 2022. In addition to the shares listed in the table, Mr. Brosig has the right to receive an aggregate of 6,209 shares of Common Stock pursuant to RSU awards, subject to the satisfaction of required time vesting periods.

(4)	Includes 7,138 shares pursuant to RSU awards, which will vest within 60 days of April 18, 2022. In addition to the shares listed in the table, Mr. Feller has the right to receive an aggregate of 6,748 shares of Common Stock pursuant to RSU awards, subject to the satisfaction of required time vesting periods.

(5)	Includes (i) 70,663 shares of Common Stock held by Jeffrey and Stacey Goldfarb, Mr. Goldfarb’s wife, as joint tenants; (ii) 47,170 shares of Common Stock owned by JARS Portfolio LLC; (iii) 24,896 shares of Common Stock owned by the Amanda Julie Goldfarb Trust 2007 of which Mr. Goldfarb and his wife are co-trustees; and (iv) 2,200 shares of Common Stock owned by the Ryan Gabriel Goldfarb Trust 2009 of which Mr. Goldfarb and his wife are co-trustees. The shares listed in the table include 6,961 shares pursuant to PSU awards for which performance conditions have been satisfied, which will vest within 60 days of April 18, 2022. In addition to the shares listed in the table, Mr. Goldfarb has the right to receive (i) an aggregate of 152,278 shares of Common Stock pursuant to RSU awards, subject to the satisfaction of required time vesting periods; and (ii) an aggregate of 39,778 shares of Common Stock pursuant to PSU awards, subject to the satisfaction of performance conditions and required time vesting periods. The number of shares earned pursuant to PSU awards could increase or decrease depending upon actual performance achieved relative to performance targets.

(6)	Includes 5,710 shares pursuant to RSU awards, which will vest within 60 days of April 18, 2022. In addition to the shares listed in the table, Mr. Herrero has the right to receive an aggregate of 5,399 shares of Common Stock pursuant to RSU awards, subject to the satisfaction of required time vesting periods.

(7)	Includes 1,003 shares pursuant to RSU awards, which will vest within 60 days of April 18, 2022. In addition to the shares listed in the table, Mr. Johnson has the right to receive an aggregate of 6,736 shares of Common Stock pursuant to RSU awards, subject to the satisfaction of required time vesting periods.

(8)	Includes 792 shares pursuant to RSU awards, which will vest within 60 days of April 18, 2022. In addition to the shares listed in the table, Ms. Nostra has the right to receive an aggregate of 25,955 shares of Common Stock pursuant to RSU awards, subject to the satisfaction of required time vesting periods.

(9)	Includes 5,710 shares pursuant to RSU awards, which will vest within 60 days of April 18, 2022. In addition to the shares listed in the table, Ms. Pomerantz has the right to receive an aggregate of 5,399 shares of Common Stock pursuant to RSU awards, subject to the satisfaction of required time vesting periods.

(10)	Includes 5,710 shares pursuant to RSU awards, which will vest within 60 days of April 18, 2022. In addition to the shares listed in the table, Mr. van Bokhorst has the right to receive an aggregate of 5,399 shares of Common Stock pursuant to RSU awards, subject to the satisfaction of required time vesting periods.

(11)	Includes 5,710 shares pursuant to RSU awards, which will vest within 60 days of April 18, 2022. In addition to the shares listed in the table, Ms. Vitali has the right to receive an aggregate of 5,399 shares of Common Stock pursuant to RSU awards, subject to the satisfaction of required time vesting periods.

2022 PROXY STATEMENT / 17

Beneficial Ownership of Common Stock by Certain Stockholders and Management

(12)	Includes (i) Includes 8,564 shares pursuant to RSU awards, which will vest within 60 days of April 18, 2022, (ii) 1,268 shares of Common Stock owned by the Elizabeth White Grantor Trust, of which Mr. White is the trustee and over which he has investment control and (iii) 1,268 shares of Common Stock owned by the Alexandra White Grantor Trust, of which Mr. White is the trustee and over which he has investment control. In addition to the shares listed in the table, Mr. White has the right to receive an aggregate of 8,099 shares of Common Stock pursuant to RSU awards, subject to the satisfaction of required time vesting periods.

(13)	Information is derived from the Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”) with the Securities and Exchange Commission on January 27, 2022. BlackRock is a parent holding company or control person in accordance with Exchange Act Rule 13d-1(b)(1)(ii)(G) and reported sole voting power with respect to 7,185,077 of such shares and sole dispositive power with respect to 7,364,966 of such shares. The filing reported that such shares are beneficially owned by several BlackRock subsidiaries.

(14)	Information is derived from the Schedule 13G/A filed by The Vanguard Group, Inc. (“Vanguard”) with the Securities and Exchange Commission on April 8, 2022. Vanguard is an investment adviser in accordance with Exchange Act Rule 13d-1(b)(1)(ii)(E) and reported shared voting power with respect to 55,247 of such shares, sole dispositive power with respect to 4,781,152 of such shares and shared dispositive power with respect to 93,479 of such shares.

(15)	Information is derived from the Schedule 13G filed by FMR, LLC (“FMR”) and Abigail P. Johnson with the Securities and Exchange Commission on February 8, 2022. FMR is a parent holding company in accordance with Exchange Act Rule 13d-1(b)(1)(ii)(G) and reported sole voting power with respect to 1,319,442 of such shares and sole dispositive power with respect to 3,696,891 of such shares. The filing reported that it reflects securities beneficially owned, or that may be deemed to be beneficially owned, by FMR, certain of its subsidiaries and affiliates, and other companies.

(16)	Information is derived from the Schedule 13G/A filed by Dimensional Fund Advisors LP (“DFA”) with the Securities and Exchange Commission on February 14, 2022. DFA is an investment advisor in accordance with Exchange Act Rule 13d-1(b)(1)(ii)(E) and reported sole voting power with respect to 3,198,432 of such shares and sole dispositive power with respect to 3,262,564 of such shares. The filing reported that DFA is an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”), and that all securities reported in the filing are owned by the Funds.

(17)	Information is derived from the Schedule 13G/A filed by Cramer Rosenthal McGlynn LLC (“Cramer”) with the Securities and Exchange Commission on February 14, 2022. Cramer is an investment adviser in accordance with Exchange Act Rule 13d-1(b)(1)(ii)(E) and reported sole voting power with respect to 2,636,584 of such shares and sole dispositive power with respect to 2,696,034 of such shares.

(18)	The shares listed in the table include 2,465 shares pursuant to PSU awards for which performance conditions have been satisfied, which will vest within 60 days of April 18, 2022. In addition to the shares listed in the table, Mr. Nackman has the right to receive (i) an aggregate of 58,683 shares of Common Stock pursuant to RSU awards, subject to the satisfaction of required time vesting periods; and (iii) an aggregate of 13,683 shares of Common Stock pursuant to PSU awards, subject to the satisfaction of performance conditions and required time vesting periods. The number of shares earned pursuant to PSU awards could increase or decrease depending upon actual performance achieved relative to performance targets.

(19)	Includes 100,529 shares of Common Stock pursuant to PSU and RSU awards, which will vest within 60 days of April 18, 2022. In addition to the shares listed in the table, all directors and officers as a group have the right to receive (i) an aggregate of 1,017,359 shares of Common Stock pursuant to RSU awards, subject to the satisfaction of required time vesting periods; and (ii) an aggregate of 398,216 shares of Common Stock pursuant to PSU awards, subject to the satisfaction of performance conditions and required time vesting periods. The number of shares earned pursuant to PSU awards could increase or decrease depending upon actual performance achieved relative to performance targets.

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CORPORATE GOVERNANCE

Board of Directors

The Board of Directors has determined that Thomas Brosig, Alan Feller, Victor Herrero, Robert L. Johnson, Patti H. Ongman, Laura Pomerantz, Cheryl Vitali, Lisa Warner Wardell and Richard White are independent directors. Willem van Bokhorst, who is not standing for reelection, was also determined to be an independent director. Assuming all of the nominated persons are elected as directors at the Annual Meeting, the independent directors will constitute 75% of the Board of Directors. In making its determination regarding the independence of the directors, the Board relied upon information provided by each of the directors and noted that each independent director meets the standards for independence set out in Nasdaq Listing Rule 5605(a)(2) and under the applicable rules and regulations of the SEC, and that there is no material business relationship between G-III and any independent director, including any business entity with which any independent director is affiliated.

The Board of Directors held six meetings and acted by unanimous written consent once during the fiscal year ended January 31, 2022. During the fiscal year ended January 31, 2022, each director attended at least 75% of the meetings of the Board of Directors and committees of the Board on which he or she served. We do not have a formal policy regarding attendance by members of the Board of Directors at annual stockholders’ meetings. All but one of our directors attended the 2021 Annual Meeting of Stockholders.

Our Board of Directors has an Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Each member of our Audit, Compensation and Nominating and Corporate Governance Committees has been determined by the Board of Directors to be “independent” within the meaning of Nasdaq Listing Rule 5605(a)(2). Each member of the Audit Committee is “independent” within the meaning of Nasdaq Listing Rule 5605(c)(2)(A) and under the applicable rules and regulations of the SEC regarding the independence of audit committee members. Each member of the Compensation Committee is “independent” within the meaning of Nasdaq Listing Rule 5605(d)(2)(A).

AUDIT COMMITTEE	Meetings during the fiscal year ended January 31, 2022:	7
● Alan Feller ● Thomas Brosig ● Richard White ALL MEMBERS OF THE AUDIT COMMITTEE ARE INDEPENDENT.

Responsibilities

The Audit Committee is responsible for, among other things:

●

Assisting the Board in monitoring:

(i)

the integrity of our financial statements,

(ii)

the qualifications and independence of our independent auditors,

(iii)

the performance of our internal audit function and independent auditors, and

(iv)

the compliance by us with legal and regulatory requirements.

●

The appointment, compensation and oversight of the work of G-III’s independent registered public accounting firm.

Qualifications

The Board has determined that each of Messrs. Feller, Brosig and White is an audit committee financial expert as such term is defined in the rules of the SEC. Assuming election as a director at the Annual Meeting, it is expected that Lisa Warner Wardell will be appointed to the Audit Committee and that she will also be an audit committee financial expert as such term is defined in the rules of the SEC.

Charter A copy of the Audit Committee’s charter is available in the “Investors” section of our website at http://www.giii.com.

2022 PROXY STATEMENT / 19

Corporate Governance

COMPENSATION COMMITTEE	Meetings during the fiscal year ended January 31, 2022:	7
● Richard White ● Laura Pomerantz ● Willem van Bokhorst

Responsibilities

The Compensation Committee discharges the responsibilities of the Board relating to compensation of G-III’s directors and executive officers. The Committee has overall responsibility for approving and evaluating director and executive officer compensation plans, policies and programs of G-III, including establishing and monitoring the basic philosophy and policies governing the compensation of G-III’s directors and officers.

The Compensation Committee is responsible for reviewing and discussing with management, and recommending to the Board the inclusion of the Compensation Discussion and Analysis in our annual Proxy Statement.

ALL MEMBERS OF THE COMPENSATION COMMITTEE ARE INDEPENDENT.

Specific duties and responsibilities of the Committee include, but are not limited to:

(i)

reviewing and approving the corporate goals and objectives relevant to the compensation of our executive officers and evaluating their performance in light of those corporate goals and objectives;

(ii)

recommending the compensation of our executive officers, giving consideration to the results of our most recent “Say on Pay” vote;

(iii)

reviewing and recommending adoption, amendment and termination of employment agreements and severance arrangements or plans for our executive officers;

(iv)

reviewing and recommending changes to director compensation;

(v)

reviewing and recommending adoption, amendment and termination of incentive compensation plans, equity-based plans and other compensation and benefit plans for directors or officers, giving consideration to the results of our most recent “Say on Pay” vote in considering plans for executive officers;

(vi)

administering G-III’s stock-based compensation, incentive and benefit plans; and

(vii)

administering, interpreting and carrying out our Stock Ownership Guidelines for directors and executive officers and Executive Incentive Compensation Recoupment Policy for executive officers.

The Compensation Committee also may form and delegate authority to any subcommittee comprised solely of its members who are independent so long as such formation and delegation comply with applicable law and the Nasdaq Listing Rules.

The Compensation Committee met seven times and acted by unanimous written consent seven times during the year ended January 31, 2022. Willem van Bokhorst, a member of the Compensation Committee, has decided not to stand for reelection at the Annual Meeting. Assuming election as a director at the Annual Meeting, it is expected that Patti H. Ongman will be appointed to the Compensation Committee.

Charter A copy of the Compensation Committee’s charter is available in the “Investors” section of our website at http://www.giii.com.

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Corporate Governance

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the year ended January 31, 2022, Laura Pomerantz, Willem van Bokhorst and Richard White served on our Compensation Committee. None of the members of the Compensation Committee (i) has ever been an officer or employee of ours or (ii) had any relationship requiring disclosure by us under Item 404 of Regulation S-K. None of our executive officers served on the board or compensation committee (or other committee serving an equivalent function) of any other entity, where an executive officer of the other entity served on our Board of Directors or Compensation Committee.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE	Meetings during the fiscal year ended January 31, 2022:	3
● Thomas Brosig ● Robert L. Johnson (as of April 1, 2021) ● Cheryl Vitali ● Richard White ALL MEMBERS OF THE NOMINATING AND CORPORATE GOVERNANCE COMMITTEE ARE INDEPENDENT.

Responsibilities

The Nominating and Corporate Governance Committee:

(a)

assists the Board in its selection of individuals

(i)

as nominees for election to the Board at G-III’s annual meeting of the stockholders or

(ii)

to fill any vacancies or newly created directorships on the Board and

(b)

developing and maintaining G-III’s corporate governance policies, and any related matters required by the federal securities laws.

The Nominating and Corporate Governance Committee is also responsible for a number of matters under our Director Selection and Qualification Standards and Resignation Policy as described below. The Nominating and Corporate Governance Committee met to review the performance and the experience, qualifications, attributes and skills of the members of the Board and recommended to our Board the persons to be nominated for election as directors at the Annual Meeting. The Nominating and Corporate Governance met with Lisa Warner Wardell and Patti H. Ongman and reviewed their qualifications and subsequently recommended to the Board that each be elected a director of G-III. The Board elected Ms. Wardell and Ms. Ongman a director of G-III at its meeting held on March 31, 2022. Ms. Ongman was initially recommended to the Nominating and Corporate Governance Committee by Morris Goldfarb, our Chairman and CEO, and Ms. Warner Wardell was initially recommended to the Nominating and Corporate Governance Committee by Robert L. Johnson, one of our directors. Our two newest directors increase the diversity of our Board and will result in a Board that consists of 75% independent directors assuming election of all of our recommended nominees at the Annual Meeting.

Charter A copy of the Nominating and Corporate Governance Committee’s charter is available in the “Investors” section of our website at http://www.giii.com.

NOMINATIONS PROCESS

It is the policy of the Nominating and Corporate Governance Committee to consider candidates for Board membership suggested by Nominating and Corporate Governance Committee members and other Board members, management, our stockholders, third-party search firms and any other appropriate sources. As a stockholder, you may recommend any person for consideration as a nominee for director by writing to the Secretary of G-III, c/o G-III Apparel Group, Ltd., 512 Seventh Avenue, New York, New York 10018. Recommendations must be received by March 11, 2023 to be considered for the

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2023 Annual Meeting of Stockholders. Recommendations must include the name and address of the stockholder making the recommendation, a representation setting forth the number of shares of our Common Stock beneficially owned by the recommending stockholder, a statement that the recommended nominee has expressed his or her intent to serve on the Board if elected, biographical information about the recommended nominee, any other information the stockholder believes would be helpful to the Nominating and Corporate Governance Committee in evaluating the individual recommended nominee and a description of all arrangements or understandings between the recommending stockholder and each nominee and any other person concerning the nomination.

Under the Director Selection and Qualification Standards and Resignation Policy (the “Director Policy”), the Nominating and Corporate Governance Committee is responsible for (i) assisting the Board in evaluating the independence of directors, (ii) developing and revising, as appropriate, for approval by the Board, selection criteria and qualification standards for Board nominees, (iii) identifying individuals believed to be qualified to become Board members consistent with criteria approved by the Board and applicable law and regulations, (iv) recommending candidates or nominees to the Board and (v) recommending to the Board whether or not to accept the resignation of a nominee for Director in an uncontested election who receives more votes “withheld” from his or her election than votes “for” such election.

In evaluating candidates, the Nominating and Corporate Governance Committee considers the following criteria:

● personal integrity,	● the extent to which a candidate would be a desirable addition to the Board and any committees of the Board,
● skill,	● independence (as that term is defined under the rules of the SEC and the Nasdaq Listing Rules),
● sound business judgment,	● the requirement to maintain a Board that is composed of a majority of independent directors,
● diversity,	● potential conflicts of interest,
● business and professional skills and experience,	● the extent to which a candidate would fill a present need and
● experience with businesses and other organizations of comparable size,	● concern for the long-term interests of stockholders.
● the interplay of the candidate’s experience with the experience of other Board members,

In any particular situation, the Nominating and Corporate Governance Committee may focus on persons possessing a particular background, experience or qualifications that the Committee believes would be important to enhance the effectiveness of the Board.

The Nominating and Corporate Governance Committee does not have a formal policy with respect to considering diversity in identifying director nominees, although it has recommended an additional diverse candidate for election as a director in each of the past three years. The Board and the Nominating and Corporate Governance Committee believe it is important that the Board members represent diverse viewpoints and a variety of skills so that, as a group, the Board will possess the appropriate talent, skills and expertise to oversee our business. The evaluation process for stockholder recommendations is the same as for candidates recommended from any other source. The needs of the Board and the factors that the Nominating and Corporate Governance Committee consider in evaluating candidates are reassessed on an annual basis, when the Committee’s charter is reviewed.

BOARD DIVERSITY

In August 2021, the SEC approved a Nasdaq Stock Market proposal to adopt new listing rules relating to board diversity and disclosure. As approved by the SEC, the new Nasdaq listing rules require all Nasdaq listed companies to disclose diversity statistics regarding their boards of directors by August 8, 2022 or the date the company files its 2022 proxy, whichever is later. The rules also require most Nasdaq listed companies to have, or explain why they do not have, at least

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two diverse directors, including one who self-identifies as female and one who self-identifies as either an under-represented minority or LGBTQ+. The Company is in compliance with Nasdaq’s diversity requirement.

In identifying and evaluating candidates for the Board, the Nominating and Corporate Governance Committee considers the diversity of the Board, including diversity of skills, experience and backgrounds.

Based on the composition of the Board after the Annual Meeting, the Board Diversity Matrix below presents the Board’s diversity statistics in the format prescribed by the Nasdaq rules.

Board Diversity Matrix
Total Number of Directors	12
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	4	8	-	-
Part II: Demographic Background
African American or Black	1	1	-	-
Alaskan Native or Native American	-	-	-	-
Asian	-	-	-	-
Hispanic or Latinx	-	1	-	-
Native Hawaiian or Pacific Islander	-	-	-	-
White	2	6	-	-
Two or More Races or Ethnicities	1	-	-	-
LGBTQ+	-
Did Not Disclose Demographic Background	-

Stockholder Communications

The Board of Directors has provided a process for stockholders to send communications to the Board. Stockholders who wish to send communications to the Board of Directors, or any particular director, should address such communications to the Board or such director c/o G-III Apparel Group, Ltd., 512 Seventh Avenue, New York, New York 10018, Attn: Secretary. All such communications should include a representation from the submitting stockholder setting forth the stockholder’s address and the number of shares of our Common Stock beneficially owned by the stockholder. The Board will give appropriate attention to written communications on issues that are submitted by stockholders and will respond as appropriate. Absent unusual circumstances, the Secretary of G-III will (i) be primarily responsible for monitoring communications from stockholders and (ii) provide copies or summaries of such communications to the Board, the Lead Independent Director (who serves as a non-management resource for stockholders seeking to communicate with our Board) or the director to whom such communication is addressed, as the Secretary considers appropriate. Each stockholder communication will be forwarded to all directors, the Lead Independent Director or the director to whom it is addressed, if it relates to a substantive matter and includes suggestions or comments that the Secretary considers to be important for the directors, or director, to know. In general, stockholder communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than stockholder communications relating to personal grievances and matters as to which we may receive repetitive or duplicative communications.

Additionally, G-III’s by-laws set forth “advance notice” requirements for stockholders’ meetings consistent with the purpose of establishing an orderly process for stockholders seeking to nominate directors or propose business at stockholder meetings. The advance notice provisions in the by-laws require stockholders to deliver notice to G-III of their intention to make director nominations or bring other business before the meeting not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, in advance of the anniversary of the previous year’s annual meeting if the meeting is to be held on a day which is not more than 30 days in advance of the anniversary of the previous year’s

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annual meeting or not later than 70 days after the anniversary of the previous year’s annual meeting. The advance notice provisions of the by-laws prescribe information that the stockholder’s notice must contain, both as to itself and its proposed director nominee, if the stockholder wishes to nominate a candidate for the annual meeting director election, prescribe information that the stockholder’s notice must contain if the stockholder wishes to bring business other than a director nomination before the annual meeting, and set forth rules and procedures relating to special meetings of stockholders.

Risk Oversight

The risk oversight function of our Board of Directors is carried out by both the Board and the Audit Committee. A fundamental part of risk oversight is not only understanding the material risks a company faces and the steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the company. The Board focuses on our general risk management strategy and the most significant risks facing us and ensures that management implements appropriate risk mitigation strategies. Management also apprises the Board of particular risk management matters in connection with its general oversight and approval of corporate matters.

While the full Board has overall responsibility for risk oversight, the Board has delegated oversight related to certain risks to the Audit Committee. The Audit Committee is responsible for reviewing and discussing with management our major and emerging risk exposures, including financial, operational, technology, privacy, data security, disaster recovery and ethics and compliance. The Audit Committee meets periodically with management and our internal audit department to discuss our major financial and operating risks and the steps, guidelines and policies management and our internal audit team have taken to monitor and control exposures to risk, including G-III’s risk assessment and risk management policies. The Chair of the Audit Committee regularly reports to the Board the substance of such reviews and discussions. Both the Board and the Audit Committee regularly review cybersecurity and data privacy risk matters.

Our Compensation Committee incorporates considerations of risk into its deliberations of our executive compensation program. The Compensation Committee believes that G-III’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on G-III. In addition, our internal disclosure committee reviews with management the “risk factors” that appear in our Annual Report on Form 10-K prior to its filing with the SEC, as well as prior to the filing of our Quarterly Reports on Form 10-Q.

Our management is responsible for day-to-day risk management. Our risk management and internal audit areas serve as the primary monitoring and testing function for company-wide policies and procedures and manage the day-to-day oversight of the risk management strategy for our ongoing business. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, and compliance and reporting levels. The Board encourages management to promote a corporate culture that incorporates risk management into our corporate strategy and day-to-day business operations. The Board continually works, with input from our executive officers, to assess and analyze the most likely areas of future risk for us and our business.

Leadership Structure of the Board

The Board of Directors believes that Morris Goldfarb’s service in the dual roles of Chairman of the Board and Chief Executive Officer is in our best interest, as well as the best interest of our stockholders. Mr. Goldfarb is the director most familiar with our business and industry and possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing us and our business. Thus, he is in the best position to develop agendas and plans that ensure that the Board’s time and attention are focused on the most critical matters. We believe that Mr. Goldfarb is viewed by our customers, suppliers, business partners, investors and other stakeholders as providing strong leadership for our company in the marketplace and in our industry. This approach is often utilized by other public companies in the United States and we believe it has been effective for our company as well.

Although the Board believes that the combination of the Chairman of the Board and Chief Executive Officer roles is appropriate for us in the current circumstances, our Board does not have a specific policy as to whether or not these roles should be combined or separated.

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LEAD INDEPENDENT DIRECTOR

In order to promote independent leadership on our Board and help ensure that the Board operates in a cohesive manner, the Board established the position of Lead Independent Director and elected Richard White as the Lead Independent Director. The responsibilities of the Lead Independent Director include:

(i)	advising the Chairman of the Board on Board meeting agendas and materials sent to the Board;
(ii)	serving as a liaison between non-management directors and the Chairman of the Board;
(iii)	calling and presiding over executive sessions of the non-management directors;
(iv)	presiding over Board meetings in the absence of the Chairman of the Board;
(v)	serving as a non-management resource for stockholders and other external constituencies seeking to communicate with our Board;
(vi)	oversight of the Board’s annual assessment of the performance of our Chairman and Chief Executive Officer; and
(vii)	oversight of the Board’s annual self-assessment of its own performance, along with the Chairman of the Nominating and Corporate Governance Committee.

In recent years, our stockholder outreach program has been led by our Lead Independent Director. Along with certain members of management, Mr. White has been at the forefront of communicating to our significant stockholders updates on corporate strategy, governance matters, including diversity and Board composition, and compensation programs and responding to their questions and concerns.

Additional Corporate Governance Policies

We also maintain the following corporate governance policies:

CODE OF ETHICS AND CONDUCT

All of our employees and employees of our subsidiaries (“Company Personnel”), officers and directors must adhere to our Code of Ethics and Conduct. It codifies those standards that we believe are reasonably designed to deter wrong-doing and to promote, among other things, adherence to the following principles:

(i)	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
(ii)	full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in other public communications made by G-III;
(iii)	compliance with applicable governmental laws, rules and regulations;
(iv)	the prompt internal reporting of violations of the Code of Ethics and Conduct; and
(v)	accountability for adherence to the Code of Ethics and Conduct.

A copy of the Code of Ethics and Conduct is available in the “Investors” section of our website at http://www.giii.com.

WHISTLEBLOWER POLICY

The Whistleblower Policy protects all of our Company Personnel, officers and directors if they raise concerns regarding G-III, such as concerns regarding incorrect financial reporting including questionable accounting, internal controls or auditing matters; unlawful activities; activities that are not in line with G-III policies, including the Code of Ethics and Conduct; or activities which otherwise amount to serious improper conduct. A copy of the Whistleblower Policy is available in the “Investors” section of our website at http://www.giii.com.

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INSIDER TRADING, HEDGING AND PLEDGING POLICY

The Insider Trading, Hedging and Pledging Policy applies to all of our Company Personnel, directors and officers, and prohibits trading or causing trading of our securities while the applicable person is in possession of material non-public information. The Insider Trading, Hedging and Pledging Policy prohibits directors, executive officers and other Company Personnel specified by us, from time to time, from trading in G-III securities during our established blackout periods, except (i) pursuant to Board-approved written trading plans adopted in accordance with Rule 10b5-1 under the Exchange Act, at least 30 days prior to any trade, (ii) stock option exercises for cash with no associated open market transaction and (iii) the surrender of shares to us or the retention and withholding of shares by us in satisfaction of tax withholding obligations with respect to stock-settled incentive compensation awards with no associated open market transaction. The Insider Trading, Hedging and Pledging Policy also prohibits Company Personnel from entering into hedging transactions with respect to our securities, pledging our securities as collateral for a loan or holding our securities in a margin account. The Board may, in limited circumstances, permit a share pledge by a director or executive officer after giving consideration to the number of shares to be pledged as a percentage of his or her total shares held and G-III’s total shares outstanding. A copy of the Insider Trading, Hedging and Pledging Policy is available in the “Investors” section of our website at http://www.giii.com.

STOCK OWNERSHIP GUIDELINES

The Stock Ownership Guidelines require:

Position	Value of Stock Ownership
Chief Executive Officer	6x annual base salary
Vice Chairman and President	2x annual base salary
All Other Named Executive Officers and Directors who are Employees	1x annual base salary
Non-Employee Directors	5x annual cash retainer

Until these share ownership levels are achieved, our executive officers and directors are required to retain 50% of any net, after-tax, shares received upon exercise or vesting of our equity grants. All of our officers and directors are in compliance with our Stock Ownership Guidelines, except for one director first elected to the Board last year and our two newest directors who were elected by the Board in March 2022. A copy of the Stock Ownership Guidelines is available in the “Investors” section of our website at http://www.giii.com.

EXECUTIVE INCENTIVE COMPENSATION RECOUPMENT POLICY

Pursuant to the Executive Incentive Compensation Recoupment Policy, or “Clawback Policy,” in the event that we are required to restate our financial statements for any financial year, other than as a result of a change in generally accepted accounting principles or their interpretation, the Compensation Committee may, in its discretion, recoup incentive compensation paid to individuals who were executive officers within one year prior to the restatement. The incentive compensation subject to recoupment will consist of performance-based bonuses (including bonuses paid pursuant to employment agreements) and long-term incentive awards or equity grants, to the extent that such bonuses, awards or grants were predicated upon achievement of financial results that are subsequently restated. A copy of the Executive Incentive Compensation Recoupment Policy is available in the “Investors” section of our website at http://www.giii.com.

DIRECTOR SELECTION AND QUALIFICATION STANDARDS AND RESIGNATION POLICY

The Director Policy describes the Board’s criteria for selecting director nominees and the roles of the Board and the Nominating and Corporate Governance Committee in evaluating director independence and qualifications. In addition, the Director Policy provides that any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election must tender a written resignation to the Board. The Nominating and Corporate Governance Committee will consider the resignation and make a recommendation to the Board as to whether to accept or reject the resignation. Thereafter, the Board will deliberate and determine the action to be taken with respect to the tendered resignation. Following the Board’s determination, G-III will publicly disclose the Board’s decision and the reasons for the decision. A copy of the Director Policy is available in the “Investors” section of our website at http://www.giii.com.

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CORPORATE SOCIAL RESPONSIBILITY

We spent significant time implementing our key initiatives, developing programs and furthering our Corporate Social Responsibility (“CSR”) agenda.

●	Engage Our People - Our teams are continuing to build upon the successes of last year as we ensured that business was conducted despite the impact of the pandemic. As our teams re-entered the office, we were thoughtful, yet flexible, in our approach, adjusting days in the office based on the fluctuating levels of COVID-19 cases and the needs of our personnel.

In our supply chain, we made progress on our social compliance programs, as we furthered our auditing of factories producing product for us throughout our global supply chain and rolled out the Social Labor Convergence Program (“SLCP”), after becoming members last year. This program allows companies to share verified audits across the industry, enabling factories to reduce redundancies and focus on making standardized improvements. This program enables G-III to better assist factories in dealing with their most pressing issues, while adding more protections and beneficial programs for workers. In working with our vendors, we tracked a 20% adoption rate which we intend to continue to grow.

We have continued to focus on the forced labor issues facing our industry and have reviewed our relationships in an attempt to protect against the use of forced labor in our supply chain. We formalized an internal cotton traceability program to further mitigate the risk of forced labor being used to produce product for us. This program includes enhancements to management systems, training, and tracking tools across our supply chain. To further bolster our programs against this risk, we engaged ORITAINTM, a third-party that uses forensic technology to trace materials back to their fiber origins. We routinely engage with counsel and industry organizations with respect to regulatory developments to ensure our practices and procedures are aligning with the continually developing regulatory landscape. Combined with ORITAINTM’s technology and our internal management systems, we are working to mitigate these global supply chain risks. Taken together, we believe we have developed a strong approach and intend to continue to refine our oversight of our supply chain.

●	Protect Our Environment - We continue to work towards reducing our environmental impact by enacting sustainable fashion practices. As we work to understand and establish baseline metrics to measure our progress, we are also setting long-term goals. One of our first goals is to adopt the use of 100% recycled materials for all synthetic fibers by 2030. Additionally, we are increasing utilization of sustainable fabrics, which include recycled and organic fibers that are manufactured with less water, chemicals and energy, thus reducing their environmental impact. We began internal training on sourcing to increase use of these more sustainable materials to meet these goals. Additionally, our supply chain expertise is expected to enable us to reach these milestones while minimizing the impact to our bottom line. Our increased engagement with industry groups and the necessary tools we are providing for our teams will assist us in continuing to adapt to help make a better change in the world.
●	Invest in Our Communities – For years, G-III has been committed to global corporate citizenship by giving back where we live and serve. Throughout the pandemic, our support has not waivered, and we continue to maximize opportunities to give to and engage with our partners. We are involved with various charitable organizations including Ronald McDonald House, Women In Need (“WIN”), UNCF, Delivering Good, Hetrick Martin Institute and City Harvest. Additionally, G-III gave one of the founding gifts for the new Social Justice Center at the Fashion Institute of Technology. Further, support for our charitable partners included much-needed funds and in-kind products. G-III is committed to continuing its mission to help others in the community through corporate and employee donations and volunteerism.

As we emerge from the global pandemic, our teams are returning to the office and reestablishing the cohesion of a shared workspace and our commitment to our core CSR principles: Engage Our People, Protect Our Environment and Invest in Our Community. They represent a commitment to the greater good and our role in the global community.

The Board of Directors has responsibility for our CSR efforts and is considering establishing a separate Board committee that would oversee our CSR efforts.

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COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation Discussion and Analysis (CD&A) presents our executive compensation for fiscal 2022, describing how different components of compensation support our business objectives and how we determined the amounts of each component of compensation paid to our Named Executive Officers, or NEOs. In this Proxy Statement, references to a fiscal year refers to the year ended January 31 of that year.

CD&A Table of Contents

29	EXECUTIVE SUMMARY	39	Other Compensation Elements
30	Our Business Performance in Fiscal 2022	39	Employment Agreements
30	Our Long-Term Business Performance	40	OTHER COMPENSATION AND GOVERNANCE PROGRAMS, POLICIES AND CONSIDERATIONS
31	Our Pay Mix is Heavily Weighted Towards Incentive-Based Compensation	40	Stock Ownership Guidelines
31	Our Stockholder Outreach Initiative	40	Clawback/Executive Incentive Compensation Recoupment Policy
32	Our “Say on Pay” Results For Fiscal 2021 and Our Response	40	Anti-Hedging Policy
34	Our Compensation Program Reflects Best Practices	40	Anti-Pledging Policy
34	ELEMENTS OF OUR COMPENSATION PROGRAM―WHAT WE PAY AND WHY	40	Effect of Section 162(m) of The Code
34	Our Compensation Philosophy	41	HOW WE MAKE COMPENSATION DECISIONS
35	Base Salary	41	The Role of the Compensation Committee
35	Annual Cash Incentives for Our Chairman and CEO and Our Vice Chairman and President	41	The Role of Management
36	Annual Cash Incentives for Our Other Named Executive Officers	41	The Role of Independent Compensation Consultants
37	Long-Term Incentives	41	The Role of Competitive Marketplace Practice
39	Fiscal 2020 PSU Awards	42	The Consideration of Risk
39	Timing of Equity Awards

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Executive Summary

During Fiscal 2022, the following individuals were our NEOs:

Name	Age	Title	Years with G-III
Morris Goldfarb	71	Chairman of the Board and Chief Executive Officer	48
Neal S. Nackman	62	Chief Financial Officer and Treasurer	18
Sammy Aaron	62	Vice Chairman and President	16
Wayne S. Miller (1)	64	Chief Operating Officer and Secretary	24
Jeffrey Goldfarb	45	Executive Vice President and Director of Strategic Planning	19

(1)	Effective July 1, 2021, Wayne S. Miller stepped down as our Chief Operating Officer and became a Senior Strategic Advisor to us. Mr. Miller continued as an employee and advises us on corporate strategy, key licensing contracts, potential merger and acquisition transactions, financing transactions, investor relations matters and other strategic matters.

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OUR BUSINESS PERFORMANCE IN FISCAL 2022

We delivered the highest annual earnings in our history, emerging from the pandemic as a stronger, leaner and more profitable business.

Net Sales $2.8B Increased from $2.1B last year; compares to $3.2B two years ago pre-pandemic	Net Income $200M Increased from $24M last year; compares to $144M two years ago pre-pandemic	Pre-Tax Income $271M Increased from $36M last year; compares to $182M two years ago pre-pandemic	Diluted EPS $4.05 Increased from $0.48 last year; compares to $2.94 two years ago pre-pandemic
● Capitalized on the shift in consumer demand for casual, comfortable, and functional clothing and accessories, meeting retailer and consumer demand with on target product and appropriate inventory	● Strong e-commerce capabilities with retail revenue on our partner and owned sites of more than $1B ● Continued investment in attempt to capture growing digital sales
●
Robust growth in global power brands: DKNY, Donna Karan, Calvin Klein, Tommy Hilfiger and Karl Lagerfeld Paris
●
Acquired Sonia Rykiel, adding to our portfolio of owned luxury brands
●
Poised for international growth of our owned brands across Asia, Europe, and the Middle East

●
Restructured retail business, including closing of Wilsons and G.H. Bass stores; significantly reduced losses from that segment of our business
●
New retail focus consists of DKNY and Karl Lagerfeld Paris stores
● Continued the proactive measures adopted in fiscal 2021 to ensure the health and safety of our employees and our customers and actively support our communities
●
Maintained a strong financial position with ~$1.0 billion of liquidity in cash and availability at year-end
●
Repurchased $17.3 million of stock last year and authorized an increase to 10 million shares under our share repurchase program

OUR LONG-TERM BUSINESS PERFORMANCE

Under the leadership of Morris Goldfarb, our Chairman and Chief Executive Officer, Sammy Aaron, our Vice Chairman and President, and our dedicated team of executive officers, G-III has delivered strong financial performance over time. We achieved two consecutive years of record-breaking results in fiscal 2019 and 2020. While our financial results were severely impacted in fiscal 2021 by the COVID-19 pandemic, our management guided us well in that turbulent time and led us to a strong recovery, achieving record-breaking results again in fiscal 2022. Our performance over the past several years is a testament to the strength of our management team.

Our Board believes the relative performance of our Common Stock, as measured by total stockholder return, is an important performance indicator. Despite strong financial performance, our stock price performance over the past three to five years has underperformed the S&P Textiles, Apparel & Luxury Goods Industry Index and the S&P 500 Index.

We attribute the lower performance of our stock price during this period, notwithstanding our reporting record-breaking results, to uncertainty connected with three major factors. First, 50.7% of our revenue in fiscal 2022 depended on licenses with PVH for the Calvin Klein and Tommy Hilfiger brands. Any adverse change in our relationship with PVH or in the reputation of Calvin Klein or Tommy Hilfiger, or our inability to renew licenses for either the Calvin Klein or Tommy Hilfiger brands as their current terms end between 2023 and 2025, would have a material adverse effect on our operating results. Second, we are the premier supplier to the department store channel. If the number of stores operated by our retail partners or our own retail stores decreases, consolidation within the channel increases or department store chains are unable to offset any decreases in sales at their stores with increases in sales through their digital channels, our business would be

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adversely affected. Third, we import substantially all of our products. Our arrangements with foreign manufacturers subject us to the risks of engaging in business abroad, most significantly in Vietnam and China, as well as exposure to the ongoing disruptions in the global supply chain.

Our management team has worked diligently to mitigate these issues by expanding our portfolio of owned brands, accelerating our efforts to capture digital sales through partnering with our department store customers and increasing our own digital sales, and diversifying our sources for production. We believe that our management team, led by Morris Goldfarb, our CEO, and Sammy Aaron, our Vice Chairman and President, is best positioned to navigate these challenges and create the opportunity for significant shareholder value creation.

OUR PAY MIX IS HEAVILY WEIGHTED TOWARDS INCENTIVE-BASED COMPENSATION

More than 96% of our Chairman and CEO’s compensation and more than 90% of the average compensation of our other NEOs in fiscal 2022 consisted of at-risk annual and long-term incentive compensation.

Chairman and CEO Compensation Mix	Other NEOs Compensation Mix

OUR STOCKHOLDER OUTREACH INITIATIVE

G-III and its Board of Directors greatly value the opinions of its stockholders and have spent considerable time soliciting their views on a variety of topics, including executive compensation, our progress on board diversity and refreshment and our Corporate Social Responsibility initiatives. A summary of our recent outreach efforts is provided below:

Calendar Year	Percentage of Stockholders Invited to Engage	Percentage of Stockholders Choosing to Participate in Engagement	Engagement with Major Proxy Advisory Firms
2022	93%	70%	Yes
2021	89%	62%	Yes
2020	91%	59%	Yes
2019	83%	65%	Yes

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Compensation Discussion and Analysis

Our stockholder outreach has been led by our Lead Independent Director, who is also Chairman of our Compensation Committee. Our former Chief Operating Officer, our Chief Financial Officer, our Senior Vice President, Investor Relations and the Compensation Committee’s independent compensation consultant also participated in meetings with investors.

OUR “SAY ON PAY” RESULTS FOR FISCAL 2021 AND OUR RESPONSE

Last year, our stockholders did not support our Say on Pay proposal. We received 39% support and were disappointed by this outcome. The major issues raised last year involved the contractual annual cash incentive formulas in effect forth our Chairman and CEO and our Vice Chairman and President and the Compensation Committee’s use of discretion in awarding annual cash incentives in the face of headwinds created by the impact of the COVID-19 pandemic on our business results.

We have taken significant steps to reconfigure compensation for fiscal 2022. A summary of what we heard from stockholders during our most recent outreach and our response is provided below:

What We Heard from Stockholders	Did We Respond to Stockholder Concerns?	How We Responded to Stockholder Concerns

Our stockholders understand that the annual cash incentives awarded to our CEO and Vice Chairman and President are contractual obligations that cannot be changed unilaterally by the Board of Directors or the Compensation Committee.

Our stockholders agree that our CEO and Vice Chairman and President are critical to our business success and want us to retain these executives. The Board unanimously agrees with our stockholders since non-renewal of their employment agreements would be disruptive to our business and reduce shareholder value.

Yes

Over the last decade, the Compensation Committee has made several attempts to negotiate changes to the annual cash incentive compensation arrangements. The Committee was successful in getting the executives to voluntarily agree to changes in the determination of their annual cash incentives on several occasions.

The employment agreement with our CEO currently extends through January 31, 2025. Even if we were to provide a notice now not to extend the agreement, which both we and our stockholders believe would be disruptive to our business and stockholder value, G-III would still be obligated to pay and provide compensation and benefits under the agreement, including the annual cash incentive, for each of fiscal 2023, 2024 and 2025, assuming our CEO continued to comply with the terms of the agreement.

Given the low support we received on Say on Pay last year, the Compensation Committee once again approached our CEO and Vice Chairman and President. The Committee successfully negotiated substantial changes to the annual cash incentives earned by our CEO and Vice Chairman and President for fiscal 2022 and both executives voluntarily agreed to amend their employment agreements.

This allowed us to modify compensation for fiscal 2022, while retaining our CEO and Vice Chairman and President, avoiding disruption to our business, and preserving shareholder value.

The absolute amount of compensation is too high.	Partially

The amendments to the employment agreements did not reduce the total compensation of our CEO and Vice Chairman and President but did significantly reduce their cash compensation. Their annual cash incentives were capped to amounts in line with practices in our industry and the amendments to the employment agreements provided stock awards in lieu of the cash forfeited by our CEO and our Vice Chairman and President. The stock awards are

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subject to significant holding periods of three years for our CEO and one year for our Vice Chairman and President.
Too much of the compensation is delivered in short-term cash versus long-term equity.	Yes

Our CEO is a founder of our Company and beneficially owns approximately 8% of our common stock, making him our third largest stockholder.

Our Vice Chairman and President also beneficially owns a substantial amount of our common stock, exceeding our stock ownership guidelines.

Given these ownership levels and the willingness of these executives to take stock subject to holding requirements in lieu of cash, our Board is confident that our CEO and Vice Chairman and President have a strong incentive to increase shareholder value.

Our CEO’s salary has not increased since Fiscal 2009. Prior to the increase in our Vice Chairman and President’s salary during fiscal 2022, our Vice Chairman and President had not received a salary increase since fiscal 2010. Both executives agreed to forfeit 100% of their salary for approximately six months during the pandemic.

More than 96% of our CEO’s compensation and more than 95% of our Vice Chairman and President’s compensation in fiscal 2022 consisted of at-risk annual and long-term incentive compensation.

Despite these facts, stockholders expressed concern over the size of contractual annual cash incentives. The Committee believes it has successfully addressed this concern. The amendment to his employment agreement reduced the CEO’s annual cash incentive for fiscal 2022 by 56%, from $17,168,681 to $7,500,000. The Vice Chairman and President’s annual cash incentive for fiscal 2022 was reduced by 35%, from $11,207,333 to $7,250,000.

Stock awards were provided in lieu of the forfeited cash. Both executives have agreed to hold the net after-tax shares for specified restriction periods. The holding period for our CEO is three years. The holding period for our Vice Chairman and President is one year.

Stockholders were uncomfortable with the use of discretion last year with respect to the annual cash incentives for our CEO and Vice Chairman and President.	Yes

Apart from negotiating the amendments to the employment contracts described above, the Committee did not employ any discretion with respect to the compensation of our CEO and Vice Chairman and President for fiscal 2022. The Committee has also determined that it will not use discretion in the determination of annual cash incentives for our CEO and Vice Chairman and President other than in extraordinary circumstances.

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Compensation Discussion and Analysis

Stockholders questioned our use of time-based RSUs in the past.	Yes

In March 2021 (during fiscal 2022), we granted three-year Cliff-Vesting RSUs to our NEOs because we were not able to set meaningful performance targets due to disruptions created by COVID-19. By June 2021, we had more insight into our business performance and resumed providing guidance with respect to expected results of operations. In June 2021, the Compensation Committee restructured the Cliff-Vesting RSUs granted to the NEOs in March 2021 to consist of performance-based Performance Share Units (PSUs) for 50% of the grant. Each NEO voluntarily agreed to convert one-half of his RSUs into PSUs.

Fiscal 2023 grants to our CEO and our Vice Chairman and President were 100% performance-based.

Fiscal 2023 grants to our other NEOs were 50% performance-based and 50% time-based.

For additional information regarding changes that our Compensation Committee made to the compensation program for our executive officers, please see “Annual Cash Incentives For Our Chairman And CEO And Our Vice Chairman And President,” “Annual Cash Incentives For Our Other Named Executive Officers” and “Long-Term Incentives” below.

OUR COMPENSATION PROGRAM REFLECTS BEST PRACTICES

Our compensation program incorporates excellent compensation governance practices that benefit our stockholders:

What We Do	What We Don’t Do
We pay for performance and set rigorous goals for short-term and long-term incentives	No overlapping metrics for annual cash incentives and long-term incentive awards
Conduct extensive stockholder outreach	No practices that could encourage excessive risk-taking
Double trigger equity acceleration upon a change in control	No repricing of underwater stock options without stockholder approval
Anti-hedging and anti-pledging policies	No guaranteed salary increases or annual cash incentives for NEOs
Clawback policy	No excise tax gross-ups upon a change in control
Capped annual cash incentive payouts	No tax gross-ups on perquisites or benefits
Robust share ownership guidelines, with 50% share retention requirement until guidelines are met	No excessive executive perquisites
Annual Say on Pay vote

Elements of Our Compensation Program—What We Pay and Why

OUR COMPENSATION PHILOSOPHY

Our compensation program design enhances stockholder value in the following ways:

●	Belief in Pay for Performance. A substantial majority of compensation paid to our executives is variable and aligned with the short and long-term performance of G-III because a focus on the short-term leads to long-term success in the dynamic and fast-paced fashion business;

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Compensation Discussion and Analysis

●	Focus on Annual Profitability. Our annual cash incentive compensation structure is oriented towards bottom-line results, fosters an entrepreneurial environment and empowers management with the flexibility to quickly make decisions that are responsive to ever-changing market conditions, a hallmark of the fashion business;
●	Alignment with Stockholders. Our long-term incentive program aligns the interests of our executive officers with those of our stockholders and supports maximum stockholder value creation; and
●	Competitive Packages. We believe the quality of our executive and management team is second to none. We compete with public and private apparel companies and other businesses for talent. As a result, we offer a competitive compensation program, which enables us to attract and retain highly qualified managerial and executive talent necessary to achieve our objectives.

BASE SALARY

Base salaries provide a competitive rate of fixed pay and help us to attract and retain executives needed to manage our business for the benefit of our stockholders. The Compensation Committee determines base salaries after considering the breadth and complexity of the role, tenure, individual performance and the competitive market for talent.

Salary increases to Neal Nackman, Sammy Aaron and Jeffrey Goldfarb reflect (i) their contribution to our business, (ii) a review of salaries of comparable executives at peer companies, (iii) the competitive market for talent  and, in the case of Neal Nackman and Jeffrey Goldfarb, the expansion of their responsibilities after Wayne Miller stepped down from the Chief Operating Officer role and became a Senior Strategic Advisor to the Company. Salary adjustments made during fiscal 2022 for our current NEOs are shown below:

As
Executive	Current Salary	Salary at Beginning of Fiscal 2022	% Increase/ Decrease
Morris Goldfarb	$1,000,000	$1,000,000	0%
Neal Nackman	$750,000	$500,000	50.0%
Sammy Aaron	$950,000	$750,000	26.7%
Jeffrey Goldfarb	$950,000	$750,000	26.7%

The base salary of Morris Goldfarb has not been increased since fiscal 2009.

ANNUAL CASH INCENTIVES FOR OUR CHAIRMAN AND CEO AND OUR VICE CHAIRMAN AND PRESIDENT

The annual cash incentive arrangement for Mr. Goldfarb is codified in his employment agreement with us. This agreement was established in 1989. The annual cash incentive arrangement for Mr. Aaron was established in 2008 and mirrors Mr. Goldfarb’s annual cash incentive. It is codified in Mr. Aaron’s employment agreement with us.

The basic award opportunity is expressed as a percentage of pre-tax income (“PTI”) for each executive. Mr. Goldfarb is eligible to receive 6% of pre-tax income in excess of $2 million. Mr. Aaron is eligible to receive 4% of pre-tax income in excess of $2 million. The metric for the annual cash incentive is pre-tax income. This metric is fundamental to our success, and a critical measure of short-term performance. The annual cash incentive is performance-based and aligns directly with profitability, moving both up and down, and there are no redundant metrics.

The amount payable to each executive is subject to a cap equal to 150% of the amount payable for achieving our forecast for the year. In addition, there is an accelerator that increases the annual incentive if actual results significantly exceed the forecast and a penalty if actual results are significantly below the forecast. The Compensation Committee was not able to utilize these contractual provisions to determine the annual cash incentive for each of Mr. Goldfarb and Mr. Aaron for fiscal 2022 because G-III was unable to issue a forecast of operating results for the year during the first quarter of fiscal 2022 when such a forecast is ordinarily made, given the disruptions caused by the COVID-19 pandemic. The Company issued a

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Compensation Discussion and Analysis

forecast for the upcoming fiscal year ending January 31, 2023 during the first quarter of fiscal 2023 and, accordingly, these provisions will be applicable for the upcoming fiscal 2023 year.

As described above in “Business Performance for Fiscal 2022”, our Company delivered record-breaking profits last year. Given the contractual annual cash incentive formulas in effect, our CEO was entitled to an annual cash incentive of $17,168,681 and our Vice Chairman and President was entitled to an annual cash incentive of $11,207,333. The Compensation Committee negotiated caps to substantially reduce the amount of annual cash incentive paid to each executive. The cash portion of their annual cash incentives were capped to amounts in line with practices in our industry and we provided stock awards in lieu of the forfeited cash. The stock awards are subject to significant holding periods of three years for our CEO and one year for our Vice Chairman and President.

Mr. Goldfarb and Mr. Aaron voluntarily agreed to these amendments to their employment agreements. The Compensation Committee believes that this reduction in cash and shift to stock compensation responded to concerns raised by stockholders during the Company’s outreach campaign and that it would be unable to negotiate additional changes to the employment agreements for fiscal 2022.

The table below summarizes the impact of the amendments to Mr. Goldfarb’s and Mr. Aaron’s employment agreements for fiscal 2022:

Executive	Contractual Annual Cash Incentive for Fiscal 2022	Amount Paid in Cash	% Reduction in Annual Cash Incentive	# of Shares Granted in Lieu of Cash
Morris Goldfarb	$17,168,681	$7,500,000	56%	415,704
Sammy Aaron	$11,207,333	$7,250,000	35%	152,235

Both executives agreed that they would hold the net after-tax shares of the common stock for specified holding periods extending for three years for Mr. Goldfarb and one year for Mr. Aaron. A ten-day average closing stock price for the five trading days prior to and the five trading days after the date of our earnings release was calculated. To reflect the impact of the three-year holding period applicable to the shares awarded to Mr. Goldfarb, the ten-day average stock price was discounted by 15% to determine the number of shares awarded to Mr. Goldfarb in lieu of the cash forfeited. To reflect the impact of the one-year holding period applicable to the shares awarded to Mr. Aaron, the ten-day average stock price was discounted by 5% to determine the number of shares awarded to Mr. Aaron in lieu of the cash forfeited. These discount rates reflect negotiated amounts that are consistent with discount rates previously used for accounting purposes to recognize the impact of holding periods on the value of stock awards as determined by applying an option valuation model.

During the holding periods, the executives have agreed not to sell or otherwise transfer or dispose of, directly or indirectly, any of the net after-tax shares or enter any arrangement that transfers any of the economic consequences of ownership of the net after-tax shares. The holding periods will only lapse upon the executive’s death, disability or if a Change in Control (as defined in our 2015 Long-Term Incentive Plan) occurs.

ANNUAL CASH INCENTIVES FOR OUR OTHER NAMED EXECUTIVE OFFICERS

In prior years, the annual cash incentives awarded to our other NEOs were reviewed based on company performance compared to plan and individual performance. This review was performed by the CEO and presented to the Compensation Committee for approval. The Committee acknowledges that stockholders were unclear about our disclosure with respect to the process, the specific performance metrics, and the weightings of the metrics. As a result, the Committee, in consultation with the CEO, created a more formulaic approach for these NEOs for fiscal 2022.

For each executive, 50% of the total award depended on achieving or exceeding our budgeted pre-tax income. Since actual pre-tax income results far exceeded budget, both executives were credited with the maximum payout for that metric.

Jeffrey Goldfarb heads our digital business and the licensing of Company-owned brands, as well as overseeing marketing strategy, sports licensing, international distribution and the legal department. He also serves as a senior advisor on

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Compensation Discussion and Analysis

acquisitions. We assigned weightings of 15% to digital revenue, 15% to licensing revenue and 20% related to management of the various areas he oversees and to his advisory role with respect to acquisitions. For Neal Nackman, our CFO, the remaining 50% was based on his oversight of various departments, including accounting, tax, investor relations, treasury and his advice on capital allocation and acquisitions.

Because business priorities may change from year to year and because acquisitions or other investments could be significant in any given year, weightings and metrics will be adjusted going forward as necessary.

Our criteria and decisions on annual bonus for Fiscal 2022 are summarized below:

Executive	Performance Criteria (Weighting)	Weighting	Target	Actual Results	Achievement (Actual Results as % of Target)	Cash Bonus Awarded
Jeffrey Goldfarb	Pre-Tax Income vs Budget	50%	$159.6M	$271.0M	170%	$2,000,000
	Licensing Revenue Growth	15%	$32M	$47M	85%
	Digital Revenue Growth	15%	Not Disclosed	Met Expectations	n/a
	Management Oversight, Strategy, Acquisitions	20%	n/a	Met Expectations	n/a

Neal Nackman	Pre-Tax Income vs Budget	50%	$159.6M	$271.0M	170%	$1,000,000
	Management Oversight, Strategy, Acquisitions	50%	n/a	Met Expectations	n/a

Mr. Miller was awarded an annual cash bonus of $700,000. The reduction in annual cash bonus compared to the prior year reflected his transition from Chief Operating Officer to Senior Strategic Advisor during fiscal 2022.

LONG-TERM INCENTIVES

We grant long-term incentive awards to our NEOs to align their interests with those of our stockholders by rewarding our executives for achieving long-term performance objectives and enhancing stockholder value. Equity grants subject to multi-year vesting also helps us retain executives in the highly competitive apparel industry.

After assessing investor feedback, the Compensation Committee undertook a comprehensive redesign of our long-term incentive program and, in fiscal 2020, awarding performance share units (“PSUs”) contingent on three-year cumulative adjusted earnings before interest and taxes (“Adjusted EBIT”) and three-year average return on invested capital (“ROIC”).

In March 2021, the Compensation Committee awarded time-based restricted stock units with three-year cliff-vesting (“Cliff-Vesting RSUs”). The Compensation Committee awarded Cliff-Vesting RSUs because setting meaningful long-term performance conditions was, at the time of the awards, impracticable due to the severe disruptions to the Company’s

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Compensation Discussion and Analysis

business caused by the COVID-19 pandemic and the resulting inability to provide forecasted annual guidance concerning the Company’s financial results.

In June 2021, following stabilization of the Company’s business and its resumption of public reporting of guidance concerning its financial results, the Compensation Committee restructured the Cliff-Vesting RSUs granted to the Named Executive Officers in March 2021 to consist of performance-based PSUs for 50% of the grant. Each Named Executive Officer voluntarily agreed to convert one-half of his RSUs into PSUs.

The PSUs will enable the Named Executive Officers to receive shares of the Company’s common stock if and to the extent that the PSU awards vest based on the Company’s performance over three years against two metrics: Adjusted EBIT weighted 75% and ROIC, weighted 25%. The actual number of PSUs that may vest depends on the performance level achieved relative to each metric and may range from zero up to 150% of the number of PSUs shown under “June 2021 Modification: Number of PSUs Awarded” in the table below.

Long-Term Incentives	Executive	Fiscal 2022 Award Grant Date Fair Value (in thousands)	Cliff Vesting RSUs Awarded in March 2021	June 2021 Modifications
				Number of PSUs Awarded	Number of Cliff-Vesting RSUs Retained
	Morris Goldfarb	$4,000	127,266	63,633	63,633
	Sammy Aaron	$2,667	84,844	42,422	42,422
	Wayne Miller	$1,200	38,180	19,090	19,090
	Jeffrey Goldfarb	$1,000	31,816	15,908	15,908
	Neal Nackman	$ 360	11,454	5,727	5,727

In March 2022, the Committee awarded grants to our CEO and Vice Chairman and President that consisted of 100% PSUs and to the remaining NEOs that consisted of 50% PSUs and 50% Cliff-Vesting RSUs.

FISCAL 2020 PSU AWARDS

Vesting of PSU awards made in fiscal 2020 was contingent on our performance over three years against two metrics:  Adjusted EBIT weighted 75% and ROIC weighted 25%. The Adjusted EBIT metric was not achieved. The ROIC metric was partially achieved. As a result, 23.75% of the PSUs vested. After completion of the three-year cliff-vesting performance period, the after-tax net shares that vest are subject to an additional two-year holding period.

Metric	Weighting	Threshold Goal	Target Goal	Maximum Goal	Actual Result	Weighted Payout Percentage
3-Year Cumulative Adjusted EBIT	75%	$727M	$763M	$840M	$697M	0%
3-year Average ROIC	25%	9.5%	10.5%	11.5%	10.4%	23.75%
Total Payout Percentage:						23.75%

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Compensation Discussion and Analysis

TIMING OF EQUITY AWARDS

We do not coordinate annual equity awards to our Named Executive Officers with the release of material non-public information. The Compensation Committee generally makes equity grants to existing employees on an annual basis. Equity grants to new hires or for promotions will generally are made as of the date of hire or promotion or the first business day of the month following the date of hire or promotion. The Compensation Committee retains the discretion to make grants at other times.

OTHER COMPENSATION ELEMENTS

BENEFITS

Our executives are eligible to participate in company benefit plans generally available to all of our employees, which include health, dental, life insurance, vision and disability plans. We also sponsor a voluntary 401(k) Employee Retirement Savings Plan that provides for a matching contribution equal to 100% of the first 3% of the participant’s contributed pay plus 50% of the next 2% of the participant’s contributed pay. We make an annual contribution of $100,000 to Mr. Goldfarb’s nonqualified deferred compensation account pursuant to his employment agreement that is designed to provide retirement benefits that exceed the limits on qualified plans imposed by the IRS.

PERQUISITES

Consistent with our philosophy of attracting and retaining key executives, we offer perquisites to our NEOs, which we believe are consistent in type and amount with those paid by our competitors. We provide a supplemental life insurance policy to Mr. Goldfarb because it was negotiated as part of his employment agreement in 1989.

For additional information regarding perquisites paid to our executive officers, please see footnote 3 to the Fiscal 2022 Summary Compensation Table below.

EMPLOYMENT AGREEMENTS

We have entered into employment agreements with each of Morris Goldfarb, Sammy Aaron, Wayne Miller and Jeffrey Goldfarb, and executive transition agreements with each of Neal Nackman, Wayne Miller and Jeffrey Goldfarb, which agreements require us to make payments and provide benefits to them in the event of a termination of employment in connection with a change in control or under certain other circumstances.

The apparel business is highly competitive, and we use employment and executive transition agreements to retain our executive officers and achieve our objectives for management continuity. Our employment and executive transition agreements also specify competitive severance benefits designed to minimize negotiation with executives in the event a termination of employment should occur and ensure continued focus on the business if a change of control occurs. Finally, our employment agreements contain covenants which prevent our executive officers from soliciting our customers and employees and disclosing confidential information about our business plans and practices.

For more information about our employment agreements see “Executive Compensation Tables—Fiscal 2022 Summary Compensation Table—Morris Goldfarb Employment Agreement”, “—Sammy Aaron Employment Agreement”, “—Wayne Miller Employment Agreement” and “—Jeffrey Goldfarb Employment Agreement” and “Potential Payments Upon Termination or Change-in-Control” in this Proxy Statement.

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Compensation Discussion and Analysis

Other Compensation and Governance Programs, Policies and Considerations

STOCK OWNERSHIP GUIDELINES

We have adopted robust stock ownership guidelines for our directors and our Named Executive Officers. These guidelines foster an alignment of the interests of our executive officers with those of our stockholders, promote an ownership culture and long-term perspective among our executives, and act as a form of risk mitigation.

Named Executive Officers and our directors who are also our employees must retain shares with a value denominated as a multiple of base salary as follows:

Executive	Multiple of Base Salary
Chief Executive Officer	6x
Vice Chairman	2x
All Other Named Executive Officers and Directors who are Employees	1x

Each non-employee director must retain shares valued at five times his or her annual cash retainer for service as a director of G-III. Until executive officers and directors achieve the required guideline, they are required to retain 50% of the net shares obtained from the vesting of restricted stock units or from the exercise of stock options. Shares owned outright and shares held in trust count towards satisfaction of these guidelines; unearned performance shares and unexercised options do not. The Compensation Committee may, in its sole discretion, and in limited instances, grant exceptions to these guidelines. No such exception was granted in fiscal 2022. All our NEOs and directors comply with these guidelines, except for Robert L. Johnson who was initially elected as a director in September 2020 and is making progress toward the guideline and each of Patti H. Ongman and Lisa Warner Wardell, our two newest directors, who were elected as a director in March 2022.

CLAWBACK/EXECUTIVE INCENTIVE COMPENSATION RECOUPMENT POLICY

Beginning with fiscal 2014, if G-III is required to prepare an accounting restatement, the Compensation Committee may, in its sole discretion, recoup from the affected officers all or part of any annual performance-based bonus or long-term incentive awards that were predicated upon the achievement of financial results that were subsequently restated.

ANTI-HEDGING POLICY

Our directors, executives and other employees are prohibited from engaging in transactions designed to limit or eliminate economic risks from owning G-III’s stock, such as transactions involving any form of margin arrangement, short sales and/or dealing in puts and calls of G-III’s stock.

ANTI-PLEDGING POLICY

Our directors, executives and other employees are generally prohibited from pledging shares of our stock as collateral for any loan or margin account. None of our executives has pledged shares of our stock. The Board may, in its sole discretion and in limited instances, grant exceptions to this policy after considering the number of shares to be pledged as a percentage of the executive’s total shares held and G-III’s total shares outstanding.

EFFECT OF SECTION 162(m) OF THE CODE

The Committee believes that its primary responsibility is to provide a compensation program that attracts, retains and rewards the executive officers necessary for our success. Going forward, the Committee intends to continue to ensure that the majority of pay for our executive officers is at risk and subject to the attainment of performance goals, notwithstanding the elimination of the performance-based compensation exception to the $1 million deduction limit under Section 162(m) as amended by the 2017 Tax Act.

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Compensation Discussion and Analysis

How We Make Compensation Decisions

THE ROLE OF THE COMPENSATION COMMITTEE

Our Compensation Committee is responsible for determining the compensation of our executive officers and for evaluating and establishing the overall structure and design of our compensation program.

The Compensation Committee consults with our Chairman and CEO in connection with making its determinations regarding compensation of our other NEOs and relies to a considerable extent on his evaluation of each executive’s performance and his recommendations regarding the amount and mix of the total compensation paid to these executives.

THE ROLE OF MANAGEMENT

Our Chairman and CEO annually makes recommendations on the amount and mix of the total compensation of other NEOs to the Compensation Committee. Our Chairman and CEO is not involved in the determination of his own compensation.

THE ROLE OF INDEPENDENT COMPENSATION CONSULTANTS

The Compensation Committee retained Compensation Advisory Partners (“CAP”) to serve as its independent advisor on executive compensation and corporate governance matters beginning in fiscal 2019. CAP is a nationally recognized executive compensation consultancy and serves as the Committee’s independent advisor on executive compensation and corporate governance matters. In fulfilling these responsibilities, CAP assisted the Committee with its redesign of G-III’s executive compensation program by providing insight and analysis of compensation programs and incentives used by G-III’s peers and other public companies, trends in executive compensation and corporate governance, and the evolving policies and procedures of proxy advisory services firms. CAP also assisted with respect to G-III’s stockholder outreach initiative.

The Compensation Committee retains sole responsibility for engaging any compensation advisor and meets with its advisor, as needed, in the Committee’s sole discretion. CAP has not performed any services other than executive and director compensation and related corporate governance consulting for G-III and performed its services only on behalf of and at the direction of the Committee. Prior to engaging CAP, the Committee reviewed the factors related to consultant independence and determined that no conflict of interest exists.

THE ROLE OF COMPETITIVE MARKETPLACE PRACTICE

The Compensation Committee periodically reviews the compensation design features and executive pay levels of companies that are comparable to G-III to ensure that our programs are competitive. While the Compensation Committee reviews this information, this process serves as one reference point among others. In making determinations regarding our compensation and related governance programs and pay levels, the Compensation Committee also considers our short- and long-term strategic objectives, individual performance, scope of responsibilities, retention concerns, and previously negotiated contractual obligations.

Our peer companies were selected based on the following parameters:

●	Appropriately sized companies with revenues ranged from approximately 0.5 to 2 times those of G-III;
●	Companies operating in the apparel and retail industries with a focus on accessible luxury brands; and
●	Companies from the comparator groups used by our comparators and by stockholder advisory groups.

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Compensation Discussion and Analysis

The companies in our pay peer group include:

● Capri Holdings Limited	● Fossil Group, Inc.	● Steven Madden, Ltd.
● Carter’s Inc.	● Lululemon Athletic, Inc.	● Tapestry, Inc.
● Columbia Sportswear Co.	● Ralph Lauren Corp.	● Under Armour, Inc.
● Deckers Outdoor Corp.	● Skechers USA, Inc.	● Wolverine World Wide, Inc.

In addition, the Committee reviewed two additional companies which were too large to serve as pay comparators but are sources for practice peer competitive intelligence regarding pay design and practices. The additional companies are:

● PVH Corp.	● VF Corp.

The median annual revenues of the companies in our pay level peer group are $4.4 billion compared to $2.8 billion for G-III in fiscal 2022.

THE CONSIDERATION OF RISK

The Compensation Committee considers risk in its deliberations regarding pay levels and practices and believes that G-III’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on G-III.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based upon such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Richard White, Chairman
Laura Pomerantz
Willem van Bokhorst

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Compensation Discussion and Analysis

EXECUTIVE COMPENSATION TABLES

FISCAL 2022 SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the total compensation paid to or earned by our Chief Executive Officer, Chief Financial Officer and each of the three other most highly compensated executive officers (collectively, “Named Executive Officers”, individually, a “Named Executive Officer”), based on fiscal 2022 total compensation. The table sets forth compensation information for the last three completed fiscal years ended January 31 in each year for services in all capacities to us and our subsidiaries.

								Change in
								Pension
								Value and
							Non-Equity	Nonqualified
					Stock	Option	Incentive Plan	Deferred	All Other
Name and	Years of	Fiscal		Bonus	Awards	Awards	Compensation	Compensation	Compensation
Principal Position	Service (1)	Year	Salary ($)	($)	($)(3)	($)	($)	($)	($)(4)	Total ($)
Morris Goldfarb	48	2022	1,000,000	—	16,167,626	—	7,500,000	—	275,152	24,942,778
Chairman of the Board and Chief Executive Officer		2021	461,538	5,000,000	3,682,500	—	—	—	286,616	9,430,654
		2020	1,000,000	—	3,994,257	—	11,314,365	—	288,870	16,597,492
Neal S. Nackman	18	2022	553,654	1,000,000	360,000	—	—	—	12,072	1,925,726
Chief Financial Officer and Treasurer		2021	392,308	450,000	441,900	—	—	—	19,652	1,303,860
		2020	500,000	630,000	371,328	—	—	—	20,440	1,521,768
Sammy Aaron	16	2022	760,000	—	7,122,565	—	7,250,000	—	40,309	15,172,874
Vice Chairman and President		2021	346,154	3,335,000	2,455,000	—	—	—	45,666	6,181,820
		2020	750,000	—	2,662,826	—	7,389,481	—	32,072	10,834,379
Wayne S. Miller (2)	24	2022	574,039	700,000	1,200,000	—	—	—	62,170	2,536,209
Senior Strategic Advisor		2021	588,462	1,600,000	1,855,980	—	—	—	79,347	4,123,789
		2020	750,000	2,700,000	2,096,980	—	—	—	80,897	5,627,877
Jeffrey Goldfarb	17	2022	760,000	2,000,000	999,977	—	—	—	22,899	3,782,876
Executive Vice President and Director of Strategic Planning		2021	588,462	1,000,000	1,104,750	—	—	—	36,451	2,729,663
		2020	750,000	1,125,000	1,048,490	—	—	—	33,115	2,956,605

(1)	This represents service with us in all capacities but excludes prior service with companies acquired by G-III.

(2)	Effective July 1, 2021, Wayne S. Miller stepped down as the Company’s Chief Operating Officer and became a Senior Strategic Advisor to the Company. In his new role, Mr. Miller continues as an employee of the Company and advises the Company on corporate strategy, key licensing contracts, potential merger and acquisition transactions, financing transactions, investor relations matters and other strategic matters.

(3)	The amounts reflect the full grant date fair value of PSUs, PRSUs or RSUs under Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”) awarded to the Named Executive Officers in the applicable fiscal year, and for Morris Goldfarb and Sammy Aaron, the grant date fair value of stock awarded in lieu of cash for their respective annual cash incentives in March 2023. For a discussion of valuation assumptions, see Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 31, 2022.

(4)	All Other Compensation includes the following:

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Compensation Discussion and Analysis

			Matching
		Life Insurance	Contribution to
	Fiscal	Premiums	401(k) Plan
Name	Year	(a)	(b)	Perquisites		Total
Morris Goldfarb	2022	138,900	—	136,252	(c)	275,152
	2021	138,900	10,313	137,403	(d)	286,616
	2020	138,900	11,200	138,770	(e)	288,870
Neal S. Nackman	2022	12,072	—	—		12,072
	2021	11,544	8,108	—		19,652
	2020	9,240	11,200	—		20,440
Sammy Aaron	2022	27,217	—	13,092	(f)	40,309
	2021	25,148	6,773	13,745	(f)	45,666
	2020	7,768	11,200	13,104	(f)	32,072
Wayne S. Miller	2022	57,862	—	4,308	(g)	62,170
	2021	61,479	8,390	9,478	(g)	79,347
	2020	59,358	11,200	10,339	(g)	80,897
Jeffrey Goldfarb	2022	3,500	—	19,399	(h)	22,899
	2021	3,500	11,400	21,551	(h)	36,451
	2020	—	11,200	21,915		33,115

(a)	The full amount of all premiums paid by G-III for life insurance coverage.
(b)	The full amount of our matching contributions under our 401(k) Plan (which are equal to 100% of the participant’s contribution for the first 3% of salary plus 50% of the participant’s contribution for the next 2% of salary, subject to limitations under the IRS regulations). Matching contributions were suspended from May 1, 2020 until January 1, 2022 as part of the cost control measures implemented by G-III in response to the business impact of the COVID-19 pandemic.
(c)	Includes our contribution of $100,000 to Mr. Goldfarb’s supplemental executive retirement plan account, $20,000 for tax services paid by us for Mr. Goldfarb and $16,252 for the reimbursement of Mr. Goldfarb’s parking expenses.
(d)	Includes our contribution of $100,000 to Mr. Goldfarb’s supplemental executive retirement plan account, $20,000 for tax services paid by us for Mr. Goldfarb and $17,403 for the reimbursement of Mr. Goldfarb’s parking expenses.
(e)	Includes our contribution of $100,000 to Mr. Goldfarb’s supplemental executive retirement plan account, $20,000 for tax services paid by us for Mr. Goldfarb and $18,770 for the reimbursement of Mr. Goldfarb’s parking expenses.
(f)	The full amount paid by us on Mr. Aaron’s behalf for personal use of his automobile and parking.
(g)	The full amount paid by us for the reimbursement of Mr. Miller’s parking expenses.
(h)	The full amount paid by us for the reimbursement of Mr. Goldfarb’s personal use of automobile and parking.

◾	Morris Goldfarb Employment Agreement

Morris Goldfarb has an employment agreement with us that is effective through January 31, 2025. This agreement is automatically extended each year for an additional year absent a notice of non-extension by one party to the other party prior to January 31 of each year. The agreement provides for an annual base salary of $1,000,000 with increases at the discretion of the Board of Directors. For information with respect to the annual cash incentive payable to Mr. Goldfarb, see “Compensation Discussion and Analysis—Annual Cash Incentives for our Chairman and CEO and our Vice Chairman and President” above.

Mr. Goldfarb is entitled to an annual contribution of $100,000 per year to a supplemental pension trust for each year in which G-III’s Net After-Tax Income (as defined in his employment agreement) exceeds $1,500,000. Mr. Goldfarb is also entitled to a $5,000,000 life insurance policy, which names his wife as beneficiary.

For additional information concerning Morris Goldfarb’s post-termination and change in control benefits, see “Potential Payments Upon Termination or Change-in-Control—Severance and Change in Control Arrangements with Morris Goldfarb” below.

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Compensation Discussion and Analysis

◾	Sammy Aaron Employment Agreement

Mr. Aaron has an employment agreement with us that is effective through January 31, 2023. The agreement provides for automatic one-year renewals unless either party gives written notice of non-extension to the other party at least six months prior to the expiration of the term. Mr. Aaron has an annual base salary of $950,000. For information with respect to the annual cash incentive payable to Mr. Aaron, see “Compensation Discussion and Analysis—Annual Cash Incentives for our Chairman and CEO and our Vice Chairman and President” above.

For additional information concerning Mr. Aaron’s post-termination and change in control benefits, see “Potential Payments Upon Termination or Change-in-Control—Severance and Change in Control Arrangements with Sammy Aaron” below.

◾	Jeffrey Goldfarb Employment Agreement

The term of Jeffrey Goldfarb’s employment agreement extends through January 31, 2023, with the term being extended by one year unless either party gives written notice to the other at least six months prior to the end of the then term that it is not to be extended. Mr. Goldfarb receives an annual salary of $950,000, plus such bonus, if any, as shall be awarded by the Board or the Compensation Committee, and is entitled to participate in the G-III benefit plans and arrangements for senior executive personnel. If Mr. Goldfarb’s employment agreement is terminated by G-III without “justifiable cause” or by Mr. Goldfarb for “good reason”, Mr. Goldfarb is entitled to receive his compensation and benefits for 24 months from the date his employment terminates, and shall be deemed to be entitled to an annual bonus for each 12-month period during such severance period in an amount equal to the greater of (i) the average annual cash bonus earned by Mr. Goldfarb during the two fiscal years immediately preceding the fiscal year in which Mr. Goldfarb’s employment terminates and (ii) an annual bonus amount of $500,000, subject to compliance by Mr. Goldfarb with his non-competition and certain other obligations in his employment agreement.

◾	Wayne Miller ADVISORY Agreement

As noted previously, Mr. Miller served as our Chief Operating Officer until July 1, 2021, when he stepped down to become a Senior Strategic Advisor to us.  We were party to an employment agreement with Mr. Miller prior to his transition and, effective July 1, 2021, we are party to an Advisory Agreement with Mr. Miller that established his compensation as following: (1) a salary of $375,000 per year until June 30, 2022; and (ii) a salary of $250,000 per year from July 1, 2022 until the termination of his employment (the “Transition Period”). During the Transition Period, the Company will continue to furnish Mr. Miller certain life and disability insurance coverage, and Company-paid supplemental personal life and disability insurance and other standard Company benefits. Either party may terminate Mr. Miller’s employment on at least thirty days’ notice, provided that any such termination by the Company shall be effective no earlier than June 30, 2023. However, the Company may terminate Mr. Miller’s employment at any time for Cause (as defined in the Advisory Agreement). In the event of a termination for Cause or Mr. Miller’s voluntary termination of his employment, Mr. Miller shall not be entitled to any amounts or benefits under the Advisory Agreement other than earned but unpaid salary, or reimbursement of expenses, through the date of termination, and any amounts payable or benefits to be provided under the terms of the applicable benefit plans that have accrued through the date of termination (including any RSUs that have vested prior to the date of termination). If the Company terminates Mr. Miller’s employment without Cause before June 30, 2023, Mr. Miller shall be entitled to continued salary payments through June 30, 2023; accelerated vesting and settlement of the RSUs issued to him in 2018 and 2020 and, if such termination without Cause occurs before Mr. Miller’s PSUs issued in 2019 are otherwise settled, accelerated vesting of the PSUs; COBRA continuation coverage at the same premium rate that applies to the Company’s employees generally (with the Company continuing to pay the employer portion thereof through June 30, 2023); and continued participation in other Company-paid insurance plans through June 30, 2023.  In the event of Mr. Miller’s death or Disability (as defined in the Advisory Agreement) before June 30, 2023, the accelerated vesting of Mr. Miller’s outstanding RSUs and PSUs described in the preceding sentence will occur.

The Advisory Agreement with Mr. Miller contains a non-competition covenant during the Transition Period and for two years after termination of employment.  In addition, Mr. Miller has executed a waiver and release of pre-Advisory Agreement claims against the Company and its subsidiaries.

2022 PROXY STATEMENT / 45

Compensation Discussion and Analysis

FISCAL 2022 GRANTS OF PLAN-BASED AWARDS

The employment agreements with each of Morris Goldfarb and Sammy Aaron contain provisions for contractual annual cash incentive awards. In March 2021, the Compensation Committee of our Board of Directors granted time-based RSUs with cliff vesting on April 1, 2024 pursuant to our 2015 Plan to each of our Named Executive Officers (NEOs). In June 2021, the Compensation Committee restructured the cliff-vesting RSUs granted to the NEOs in March 2021 to consist of performance-based Performance Share Units (PSUs) for 50% of the grant. In March 2022, the Compensation Committee granted stock awards in lieu of a portion of contractual annual cash incentives earned by Morris Goldfarb and Sammy Aaron for fiscal 2022 performance. Each NEO voluntarily agreed to convert one-half of his RSUs into PSUs. The following table summarizes these equity awards for the 2022 fiscal year.

			Estimated Future Payouts Under Non-Equity Incentive Awards (1)			Estimated Future Payouts Under Equity Incentive Awards
Name	Award	Grant Date	Threshold ($)	Target ($)	Maximum ($) (1)	Threshold (#)	Target (#) (2)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock Awards ($)(4)
Morris Goldfarb	Annual Incentive	N/A	-	-	7,500,000
	RSUs	March 16, 2021							63,633	(3)	$1,999,985
	PSUs	March 16, 2021				7,954	63,633	95,450			$1,999,985
	RSUs	March 29, 2022							415,704	(1)	$12,167,656
Sammy Aaron	Annual Incentive	N/A	-	-	7,250,000
	RSUs	March 16, 2021							42,422	(3)	$1,333,323
	PSUs	March 16, 2021				5,302	42,422	63,633			$1,333,323
	RSUs	March 29, 2022							152,235	(1)	$4,455,918
Wayne S. Miller	RSUs	March 16, 2021							19,090	(3)	$599,999
	PSUs	March 16, 2021				2,386	19,090	28,635			$599,999
Neal S. Nackman	RSUs	March 16, 2021							5,727	(3)	$180,000
	PSUs	March 16, 2021				715	5,727	8,591			$180,000
Jeffrey Goldfarb	RSUs	March 16, 2021							15,908	(3)	$499,988
	PSUs	March 16, 2021				1,988	15,908	23,862			$499,988

(1)	For fiscal 2022, Morris Goldfarb earned $17,168,681 and Sammy Aaron earned $11,207,333 under the contractual annual cash incentive formulas contained in their employment agreements. The cash awards were capped at $7,500,000 and $7,250,000, respectively, and the executives were granted stock awards subject to holding requirements in lieu of the cash forfeited by each executive.

(2)	The amounts reflect the number of PSUs awarded to the Named Executive Officers in fiscal 2022. The PSUs vest on April 1, 2024 to the extent that three-year Adjusted EBIT and ROIC performance metrics are achieved.

(3)	The amounts reflect the number of RSUs awarded to the Named Executive Officers in fiscal 2022. The RSUs vest on April 1, 2024, subject to the applicable Named Executive Officer’s continuous employment or other service with G-III through the applicable vesting date: See “Compensation Discussion and Analysis—Long-Term Incentives” for a description of the terms of these awards.

(4)The amounts reflect the full grant date fair value under ASC 718 of the PSUs and RSUs awarded to the Named Executive Officers in fiscal 2022. For a discussion of valuation assumptions, see Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 31, 2022.

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Compensation Discussion and Analysis

OUTSTANDING EQUITY AWARDS AT FISCAL 2022 YEAR-END

The following table summarizes the outstanding stock awards held by each Named Executive Officer at January 31, 2022, consisting of shares of our Common Stock that may be delivered to each Named Executive Officer upon satisfaction of the vesting conditions of unvested PSUs and RSUs. There were no stock option awards outstanding at that date that were held by our Named Executive Officers. The columns that refer to the number of or market value of “Shares or Units of Stock That Have Not Vested” summarize (i) unvested PSUs granted in prior fiscal years, as detailed in the footnotes to the table, for which threshold performance goals have been achieved but which remained subject to time vesting conditions as of January 31, 2022 and (ii) time-based RSUs granted which remained subject to cliff time vesting condition as of January 31, 2022. The columns that refer to the number of or market value of “Unearned Shares or Units That Have Not Vested” summarize unvested PSUs granted, as detailed in the footnotes to the table, for which neither threshold performance conditions nor time vesting conditions had been satisfied as of January 31, 2022.

	Stock Awards
	Number of				Equity Incentive Plan		Equity Incentive Plan
	Shares or Units				Awards: Number of		Awards: Market Value of
	of Stock That		Market Value of Shares or		Unearned Shares or		Unearned Shares or
	Have Not		Units of Stock That Have		Units That Have Not		Units That Have Not
Name	Vested (#)(1)		Not Vested ($)(1)(2)		Vested (#)(3)		Vested ($)(2)(3)
Morris Goldfarb	375,000	(4)	10,188,750	(4)	85,145	(7)	2,313,390
	63,633	(5)	1,728,909	(5)	63,633	(5)	1,728,909
	26,520	(6)	720,548	(6)	—		—
Neal S. Nackman	45,000	(4)	1,222,650	(4)	7,916	(7)	215,078
	5,727	(5)	155,603	(5)	5,727	(5)	155,603
	2,465	(6)	66,974	(6)	—		—
Sammy Aaron	250,000	(4)	6,792,500	(4)	56,763	(7)	1,542,251
	42,422	(5)	1,152,606	(5)	42,422	(5)	1,152,606
	17,680	(6)	480,366	(6)	—		—
Wayne S. Miller	89,000	(4)	2,418,130	(4)	58,624	(7)	1,592,814
	19,090	(5)	518,675	(5)	19,090	(5)	518,675
	13,923	(6)	378,288	(6)	—		—
Jeffrey Goldfarb	112,500	(4)	3,056,625	(4)	22,351	(7)	607,277
	15,908	(5)	432,220	(5)	15,908	(5)	432,220
	6,961	(6)	189,130	(6)	—		—

(1)	Reflects PSUs issued to the Named Executive Officers for which performance goals had been achieved but which remained subject to time vesting conditions as of January 31, 2022 and time-based RSUs issued to the Named Executive Officers which remained subject to a cliff time vesting condition as of January 31, 2022.

(2)	Market value of unvested PSUs and RSUs assume a price of $27.17 per share of our Common Stock as of January 31, 2022.

(3)	Reflects PSUs issued to the Named Executive Officers for which neither performance goals nor time vesting conditions had been satisfied as of January 31, 2022.

(4)	Reflects RSUs issued to the Named Executive Officers in fiscal 2021 under the 2015 Plan. Each Named Executive Officer’s right to receive these shares of Common Stock will become vested on June 15, 2023.

(5)	Reflects RSUs and PSUs issued to Named Executive Officers in Fiscal 2022 under the 2015 Plan. If performance conditions of such PSUs are satisfied, each Named Executive Officer’s right to receive these shares of Common Stock conditions are satisfied on or before June 15, 2022, each Named Executive Officer’s right to receive these shares of Common Stock will become fully vested on June 15, 2024. Each Named Executive Officer’s right to receive these shares of Common Stock for RSUs will become vested on June 15, 2024.

(6)	Reflects PSUs issued to the Named Executive Officers in fiscal 2020 under the 2015 Plan. The performance conditions for these PSUs were satisfied as of January 31, 2022. Each Named Executive Officer’s right to receive these shares of Common Stock will become fully vested on June 15, 2022.

(7)	Reflects PSUs issued to the Named Executive Officers in fiscal 2020 under the 2015 Plan for which performance conditions were not satisfied as of January 31, 2022. These PSUs will expire on June 15, 2022.

2022 PROXY STATEMENT / 47

Compensation Discussion and Analysis

FISCAL 2022 OPTION EXERCISES AND STOCK VESTED

The following table sets forth information as to all shares vested for the Named Executive Officers during the fiscal year ended January 31, 2022. No options were outstanding or exercised during the fiscal year ended January 31, 2022.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(3)
Morris Goldfarb	44,041	(1)	1,447,187
Neal S. Nackman	3,900	(1)	128,154
Sammy Aaron	29,361	(1)	964,802
Wayne S. Miller	122,021	(2)	4,009,610
Jeffrey Goldfarb	11,010	(1)	361,789

(1)	Reflects shares issued on vesting of PRSUs. These PRSUs vested on June 15, 2021.

(2)	Reflects shares issued on (i) vesting of 22,021 PRSUs and (ii) accelerated vesting of 100,000 RSUs in connection with Mr. Miller’s Advisory Agreement. These PRSUs and RSUs vested on June 15, 2021.

(3)	Reflects the aggregate value of the shares issued at a market price of $32.86 on June 15, 2021.

FISCAL 2022 NONQUALIFIED DEFERRED COMPENSATION

The following table sets forth information on deferred compensation plans of the Named Executive Officers that are not tax-qualified for the fiscal year ended January 31, 2022.

	Executive	Registrant		Aggregate		Aggregate	Aggregate
	Contributions	Contributions		Earnings (Loss)		Withdrawals/	Balance at
Name	in Fiscal 2022 ($)	in Fiscal 2022 ($)		in Fiscal 2022 ($)		Distributions ($)	January 31, 2022 ($)
Morris Goldfarb	—	100,000	(1)	441,451	(2)	—	3,069,353	(3)

(1)	Amount has been reported as “All Other Compensation” in the Fiscal 2022 Summary Compensation Table.

(2)	Since G-III does not pay above market interest or provide any other preference to Mr. Goldfarb, these amounts are not included in his compensation as reported in the Summary Compensation Table for those years. Purchases and sales of securities are recorded on a settlement date basis. Interest income compounds daily and is credited monthly on an accrual basis, and dividends are recorded on a payment date basis. Aggregate earnings (loss) includes the plan’s gains and losses on investments bought and sold, as well as held during the year.

(3)	Reflects the aggregate amount of contributions by G-III for the Named Executive Officer during his career with G-III plus the investment earnings thereon.

Pursuant to Morris Goldfarb’s employment agreement, we have contributed $100,000 to a supplemental pension trust for Mr. Goldfarb’s benefit for Fiscal 2022.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

We have entered into employment agreements with each of Morris Goldfarb, Sammy Aaron and Jeffrey Goldfarb, and executive transition agreements with each of Neal Nackman and Jeffrey Goldfarb, which require us to make payments and provide benefits to them in the event of a termination of employment in connection with a change in control or in certain other circumstances.

SEVERANCE AND CHANGE IN CONTROL ARRANGEMENTS WITH MORRIS GOLDFARB

In the event we terminate Mr. Goldfarb’s employment for cause (as defined in his employment agreement, as amended) or Mr. Goldfarb voluntarily resigns without cause (as defined in his employment agreement, as amended), Mr. Goldfarb will not be entitled to any severance or other compensation of any kind following the effective date of such termination, other

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Compensation Discussion and Analysis

than such portion of base salary, pro rata annual cash incentive and other compensation accrued through the date of the termination.

In the event we terminate Mr. Goldfarb’s employment without cause, or Mr. Goldfarb terminates his employment for cause, Mr. Goldfarb will receive the salary, annual cash incentive and other benefits he otherwise would have received if his employment had continued for the then remaining term of the employment agreement. The salary portion would be paid in a lump sum, and the annual cash incentive and benefits portions will be due as and when they would otherwise have been paid or provided. If such termination is effectuated after the occurrence of a “Change in Control” (as defined in the employment agreement), then, in lieu of the payments described in the preceding sentence, Mr. Goldfarb will be entitled to receive a formula-based lump sum cash payment determined with reference to Section 280G of the Code, plus three years of employee benefit continuation. In general, the formula-based cash severance payment would be an amount equal to the excess of (a) 2.99 times average of Mr. Goldfarb’s annual compensation for the preceding five years, over (b) the value of any other payments and benefits (including, for example, the Section 280G value of accelerated vesting of outstanding equity awards) which are deemed to be contingent upon the occurrence of the Change in Control under Section 280G of the Code. If Mr. Goldfarb’s employment is terminated due to his death, Mr. Goldfarb’s estate will be entitled to receive the base salary for a period of six months from the last day of the month of his death and will be eligible to receive annual cash incentive compensation pro-rated according to the number of days of employment in the fiscal year of his death.

SEVERANCE AND CHANGE IN CONTROL ARRANGEMENTS WITH SAMMY AARON

If we terminate Mr. Aaron’s employment for justifiable cause (as defined in his employment agreement) or Mr. Aaron voluntarily resigns without good reason (as defined in his employment agreement), Mr. Aaron will not be entitled to any severance or other compensation of any kind following the effective date of such termination, other than such portion of base salary and other compensation accrued through the date of the termination.

In the event Mr. Aaron’s employment is terminated without justifiable cause or by Mr. Aaron for good reason, Mr. Aaron will continue to receive his annual salary, annual cash incentive and other benefits for the balance of the term of the employment agreement. However, if a “Change in Control” (as defined in the employment agreement) occurs and Mr. Aaron is terminated without justifiable cause, or if he resigns for good reason within three months of the event giving rise to such good reason, he will be entitled to cash severance of an amount equal to 2.0 times the sum of (a) his highest annual salary in effect during the one-year period before his termination of employment and (b) the average annual cash incentive earned during our two fiscal years before the fiscal year of his termination of employment, which amount will be payable over 24 months. In addition, Mr. Aaron will be entitled to receive continuing health benefits for up to 24 months. Our obligation to pay such severance and benefits will be conditioned upon Mr. Aaron’s executing a general release and his continuing to comply with the non-competition and other restrictive covenants contained in his agreement. The cash severance amount will be reduced if and to the extent necessary to ensure that such amount, when added to other payments and the value of other benefits Mr. Aaron may receive (including, for example, the Section 280G value of accelerated vesting of outstanding equity awards), is not greater than the Section 280G threshold amount (generally, three times average annual compensation for the five years preceding the year in which a Change in Control occurs). If Mr. Aaron’s employment agreement is terminated due to his disability or death, Mr. Aaron will be entitled to receive such portion of his annual salary, accrued leave and reimbursement of expenses as has been accrued through the date on which his employment is terminated or through the date of his death.

Mr. Aaron has agreed that, for one year following the termination of his employment (or for a shorter period under certain circumstances following a Change in Control) he will not, directly or indirectly, (a) compete with any business of G-III, (b) interfere with G-III’s business relationships, or (c) solicit or hire G-III employees. In addition, Mr. Aaron has agreed that at any time following the termination of his employment, he will not disclose confidential information (as defined in the employment agreement) of G-III acquired during his employment.

SEVERANCE AND CHANGE IN CONTROL ARRANGEMENTS WITH NEAL NACKMAN

In the event that Neal Nackman is terminated without “Cause” (as defined in his severance letter agreement), Mr. Nackman will be entitled to severance payments equal to one year of benefits previously provided, salary and bonus (based on the average of his bonus in the two years prior to termination).

2022 PROXY STATEMENT / 49

Compensation Discussion and Analysis

Mr. Nackman is also a party to an executive transition agreement. If Mr. Nackman’s employment is terminated without “cause” or for “good reason” within three months before or two years after a “change in control” (as such terms are defined in his executive transition agreement), then, subject to timely delivery of a general release, he will be entitled to receive cash separation pay in an amount equal to 1.5 times the sum of (a) his highest annual salary in effect during the one-year period before the termination of his employment and (b) the average annual cash bonus he earned during our two fiscal years before the fiscal year of his termination of employment. The cash separation pay, as so determined, will be payable over the 18-month period following termination of employment in accordance with normal payroll practices. In addition to the cash separation payments, Mr. Nackman will be able to receive continuing group health plan benefits on a subsidized basis. The cash separation payments will be reduced if and to the extent necessary to ensure that such amount, when added to other payments and the value of other benefits Mr. Nackman may receive under other plans and agreements (including, for example, the Section 280G value of accelerated vesting of outstanding equity awards), is not greater than the Section 280G threshold amount (generally, three times average annual compensation for the five years preceding the year in which a change in control occurs).

SEVERANCE AND CHANGE IN CONTROL ARRANGEMENTS WITH JEFFREY GOLDFARB

If we terminate Mr. Goldfarb’s employment for justifiable cause (as defined in his employment agreement) or Mr. Goldfarb voluntarily resigns without good reason (as defined in his employment agreement), Mr. Goldfarb will not be entitled to any severance or other compensation of any kind following the effective date of such termination, other than such portion of base salary and other compensation accrued through the date of the termination.

In the event Mr. Goldfarb’s employment is terminated without justifiable cause or by Mr. Goldfarb for good reason, Mr. Goldfarb will be entitled to continue to receive his annual salary and bonus for a period of twenty-four months (the “severance period”). His annual bonus for each twelve-month period during the severance period shall be equal to the greater of (i) the average annual cash bonus earned by Mr. Goldfarb during the two fiscal years immediately preceding the fiscal year in which Mr. Goldfarb’s employment terminates and (ii) an annual bonus amount of $500,000. The salary and bonus will be payable over 24 months. In addition, Mr. Goldfarb will receive continuing employee benefits (or their equivalent) for 24 months. Our obligation to pay such severance and benefits will be conditioned upon Mr. Goldfarb’s executing a general release and his continuing to comply with the non-competition and other restrictive covenants contained in his employment agreement. If Mr. Goldfarb’s employment agreement is terminated due to his disability or death, Mr. Goldfarb will be entitled to receive such portion of his annual salary, reimbursement of expenses and any bonus as has been accrued through the date on which his employment is terminated.

Mr. Goldfarb is also a party to an executive transition agreement that provides for separation payments and benefits if his employment is terminated without “cause” or for “good reason” within three months before or two years after a “change in control” (as such terms are defined in his executive transition agreement). In that event, subject to timely delivery of a general release, Mr. Goldfarb will receive cash separation pay in an amount equal to 2.0 times the sum of (a) his highest annual salary in effect during the one-year period before his termination of employment and (b) the average annual cash bonus he earned during our two fiscal years before the fiscal year of his termination of employment, which amount will be payable over the 24-month period following termination of employment in accordance with normal payroll practices. In addition to the cash separation payments, Mr. Goldfarb will be able to receive continuing group health plan benefits on a subsidized basis. The cash separation payment amount will be reduced if and to the extent necessary to ensure that such amount, when added to other payments and the value of other benefits Mr. Goldfarb may receive under other plans and agreements (including, for example, the Section 280G value of accelerated vesting of outstanding equity awards), is not greater than the Section 280G threshold amount (generally, three times average annual compensation for the five years preceding the year in which a change in control occurs). The separation payments and benefits under Mr. Goldfarb’s executive transition agreement will be reduced by the amount of the comparable payments and benefits he would be entitled to receive under his employment or any other agreement in order to avoid duplication.

ACCELERATION OF VESTING UPON TERMINATION OR CHANGE IN CONTROL

There are no agreements with the Named Executive Officers that provide for an automatic acceleration of vesting of equity awards upon the occurrence of a change in control. Under the terms of our equity incentive plans, however, vesting of any outstanding equity awards that are assumed by the acquiring company will accelerate upon an involuntary termination of employment within two years after the date of the change in control—a so-called “double trigger” vesting condition. If an

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Compensation Discussion and Analysis

equity award is not assumed by the acquiring company, then, under the terms of the plans, vesting will accelerate as part of the change in control transaction.

ESTIMATED PAYOUTS ON TERMINATION OF EMPLOYMENT

The following tables disclose the estimated payments and benefits that would be provided to each of Morris Goldfarb, Sammy Aaron, Neal Nackman and Jeffrey Goldfarb, applying the assumptions that each of the triggering events described in their respective employment or executive transition agreements took place on January 31, 2022 and their last day of employment was January 31, 2022.

These amounts are in addition to benefits payable generally to our salaried employees, such as distributions under G-III’s 401(k) plan, disability benefits and accrued vacation pay.

The nature and amount of separation payments and benefits provided upon the events discussed below are dependent upon a number of factors. Accordingly, any actual amounts paid or distributed may be different from those set forth below. Factors that could affect these amounts include the timing during the year of any such event, our stock price and the executive’s age.

◾	MORRIS GOLDFARB, CHAIRMAN AND CHIEF EXECUTIVE OFFICER

			Termination without Cause or
	Termination without Cause or		Resignation for Cause in Connection
	Resignation for Cause		with a Change in Control
Cash Separation Payment(s)	$36,337,762	(1)	$21,889,706	(2)
Accelerated Vesting of Equity Awards	—		$14,951,597	(3)
Value of Continuing Employee Benefits	$470,869	(4)	$470,869	(4)
Total	$36,808,631		$37,312,172

(1)	This amount assumes that, on the date of termination, the remaining term of Mr. Goldfarb’s employment agreement is two years (which is the maximum potential remaining term). The cash payment is based on Mr. Goldfarb’s salary and annual cash incentive for the fiscal year ended January 31, 2022 and is composed of $2,000,000 of salary replacement (2 years x $1,000,000 annual salary rate) payable upon termination, plus $34,337,362 of annual cash incentive replacement (2 years x $17,168,881 annual cash incentive). The estimated annual cash incentive component is based upon the assumption that in the future, the annual cash incentive formula in Mr. Goldfarb’s employment agreement will yield the same annual cash incentive payment that was awarded to Mr. Goldfarb by the Compensation Committee for Fiscal 2022. Depending upon actual future annual cash incentive amounts, the total cash separation payments will be higher or lower than the amount shown above.
(2)	This amount is equal to the excess of $37,312,172 (2.99 times Mr. Goldfarb’s average annual compensation for 2017 through 2021) over $15,422,466 (the total gross value of the non-cash post-change in control severance benefits described in notes (3) and (4) below). As indicated in note 3 below, the Section 280G value of accelerated vesting of equity awards (calculated in accordance with the tax regulations issued under Section 280G of the Code) would be less than the gross value of the outstanding unvested awards. The actual amount of the cash severance payment and the total amount of cash and non-cash severance payments and benefits, as shown in the table, would thus be increased to the extent that the Section 280G value of accelerated vesting of equity awards is less than $14,951,597 (see note 3 below). In any event, however, the total amount of Mr. Goldfarb’s post-change in control severance payments and benefits will still be less than the maximum amount that could be paid to him without adverse tax consequences under Section 280G.
(3)	This amount represents the gross value of accelerated vesting of unvested equity awards outstanding as of January 31, 2022, as shown in the “Stock Awards” table in the section entitled “Outstanding Equity Awards at Fiscal 2022 Year-End” above. For purposes of applying Section 280G of the Code, however, the value of such accelerated vesting would be reduced to reflect a present value factor and the likelihood that the equity awards would have become vested in any event (i.e., as if Mr. Goldfarb’s employment is not involuntarily terminated after the change in control). As indicated in note 2 above, the difference between the gross value of accelerated vesting ($14,951,597) and the lower Section 280G value would result in a corresponding increase in the cash severance payment and the total amount of payments and benefits shown in the above table.
(4)	The figures for benefit continuation represent the estimated value of all employee benefits for three years in the case of a non-change in control termination or a post-change in control termination.

2022 PROXY STATEMENT / 51

Compensation Discussion and Analysis

◾	SAMMY AARON, VICE CHAIRMAN AND PRESIDENT

			Termination without Cause or
	Termination without Cause or		Resignation for Cause in Connection
	Resignation for Cause		with a Change in Control
Cash Separation Payment(s)	$12,157,333	(1)	$15,369,708	(2)
Accelerated Vesting of Equity Awards	—		$11,120,328	(3)
Value of Continuing Employee Benefits	$18,056	(4)	$36,113	(4)
Total	$12,175,389		$26,526,148

(1)	This amount assumes that, on the date of termination, the remaining term of Mr. Aaron’s employment agreement is one year. The cash payment is based on Mr. Aaron’s salary, as of January 31, 2022 and his annual cash incentive for the fiscal year ended January 31, 2022 and is composed of $950,000 of salary and $11,207,333 of annual cash incentive. The salary component would be payable in the form of salary continuation, and the annual cash incentive component would be payable when the annual cash incentive would have been paid if Mr. Aaron’s employment had not terminated. Mr. Aaron’s right to receive the cash separation payments is subject to his providing a general release to G-III and his continuing compliance with the non-competition and other restrictive covenants contained in his employment agreement.

(2)	This amount reflects the formula post-change in control separation pay contained in Mr. Aaron’s employment agreement—i.e., 2.0 times the sum of (a) his salary as of January 31, 2022, $950,000, plus (b) his average annual cash incentive for the two preceding fiscal years (assuming that the average annual cash incentive earned by Mr. Aaron during the two fiscal years preceding the fiscal year in which Mr. Aaron’s employment terminates is $7,271,167). The total amount of the cash separation payment would be payable in equal installments over 24 months following Mr. Aaron’s termination of employment and would be subject to his providing a general release and his continuing compliance with the non-competition and other restrictive covenants contained in his employment agreement. The cash severance amount shown in the table would be reduced if and to the extent that the total value of the post-change in control cash severance and benefits (calculated in accordance with tax regulations issued under Section 280G of the Code) is greater than Mr. Aaron’s “280G threshold amount.” Mr. Aaron’s 280G threshold amount is equal to 3 times his average annual compensation for the 5 years prior to the year in which the change in control occurs (2017 through 2021 if a change in control had occurred on January 31, 2022). As of January 31, 2022, Mr. Aaron’s 280G threshold amount was $26,526,148. Based upon the figures shown in the table, Mr. Aaron’s post-change in control payments and benefits exceeded his 280G threshold amount and, therefore, his severance payments were reduced by $1,072,625.

(3)	This amount represents the gross value of accelerated vesting of Mr. Aaron’s unvested equity awards outstanding as of January 31, 2022, as shown in the “Stock Awards” table in the section entitled “Outstanding Equity Awards at Fiscal 2022 Year-End” above.

(4)	The figures for benefit continuation represent the estimated value of all employee benefits for one year in the case of a non-change in control termination, and the estimated value of 24 months of continuing group health plan participation in the case of a post-change in control termination.

◾	NEAL S. NACKMAN, CHIEF FINANCIAL OFFICER

			Termination without Cause or
			Resignation for Good Reason in Connection
	Termination without Cause		with a Change in Control
Base Salary	$750,000	(1)	$1,125,000	(1)
Bonus	$725,000	(2)	$1,087,500	(2)
Accelerated Vesting of Equity Awards	—		$1,815,907	(3)
Value of Continuing Employee Benefits	$18,056	(4)	$27,084	(4)
Total	$1,493,056		$4,055,491

(1)	Assumes a base salary of $750,000 per year.

(2)	This amount assumes that the annual cash bonus earned by Mr. Nackman during the two fiscal years preceding the fiscal year in which Mr. Nackman’s employment terminates is $725,000. Mr. Nackman’s 280G threshold amount is equal to 3 times his average annual compensation for the 5 years prior to the year in which the change in control occurs (2017 through 2021 if a change in control had occurred on January 31, 2022). As of January 31, 2022, Mr. Nackman’s 280G threshold amount was $4,238,897. Based upon the figures shown in the table, Mr. Nackman’s post-change in control payments and benefits did not exceed his 280G threshold amount and, therefore, his severance payments would not have been reduced.

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Compensation Discussion and Analysis

(3)	This amount represents the gross value of accelerated vesting of Mr. Nackman’s unvested equity awards outstanding as of January 31, 2022, as shown in the “Stock Awards” table in the section entitled “Outstanding Equity Awards at Fiscal 2022 Year-End” above.

(4)	The figures for benefit continuation represent the estimated value of all employee benefits for one year in the case of a non-change in control termination, and the estimated value of 18 months of continuing group health plan participation on a subsidized basis in the case of a post-change in control termination.

◾	JEFFREY GOLDFARB, EXECUTIVE VICE PRESIDENT

			Termination without Cause or
	Termination without Cause or		Resignation for Good Reason in Connection
	Resignation for Good Reason		with a Change in Control
Base Salary	$1,900,000	(1)	$1,900,000	(1)
Bonus	$3,000,000	(2)	$1,230,688	(2)
Accelerated Vesting of Equity Awards	—		$4,717,473	(3)
Value of Continuing Employee Benefits	$54,976	(4)	$54,976	(4)
Total	$4,954,976		$7,903,137

(1)	Assumes a base salary of $950,000 per year.

(2)	This amount assumes that the annual cash bonus earned by Mr. Goldfarb during the two fiscal years preceding the fiscal year in which Mr. Goldfarb’s employment terminates is $1,500,000. Mr. Goldfarb’s 280G threshold amount is equal to 3 times his average annual compensation for the 5 years prior to the year in which the change in control occurs (2017 through 2021 if a change in control had occurred on January 31, 2022). As of January 31, 2022, Mr. Goldfarb’s 280G threshold amount was $7,903,137. Based upon the figures shown in the table, Mr. Goldfarb’s post-change in control payments and benefits exceeded his 280G threshold amount and, therefore, his severance payments were reduced by $1,769,312.

(3)	This amount represents the gross value of accelerated vesting of Mr. Goldfarb’s unvested equity awards outstanding as of January 31, 2022, as shown in the “Stock Awards” table in the section entitled “Outstanding Equity Awards at Fiscal 2022 Year-End” above.

(4)	The figures for benefit continuation represent the estimated value of all employee benefits for 24 months in the case of a non-change in control termination, and the estimated value of 24 months of continuing group health plan participation on a subsidized basis in the case of a post-change in control termination.

CEO PAY RATIO

The total compensation for fiscal 2022 of our Chairman and Chief Executive Officer, Morris Goldfarb, was $24,942,778, as reflected in the Fiscal 2022 Summary Compensation Table above. We estimate that the median annual compensation for all G-III employees, excluding Morris Goldfarb, was $30,692 for fiscal 2022. As a result, we estimate that the ratio of Morris Goldfarb’s fiscal 2022 annual total compensation to that of our median employee for fiscal 2022 was 813 to 1. The CEO pay ratio is skewed upwards by part-time and seasonal employees, paid on an hourly basis, that work in retail stores owned and operated by us. Excluding our retail store employees, the median annual compensation for G-III employees, excluding Morris Goldfarb, was $43,543 for fiscal 2022 and the ratio of Morris Goldfarb’s fiscal 2022 annual compensation to that of our median non-retail store employees for fiscal 2022 was 573 to 1.

As of December 31, 2021, G-III employed 3,493 employees worldwide, of which approximately 70% were employed in the U.S., 18% were employed in Asia and 12% were employed in Europe. All compensation elements for non-U.S. employees were converted to U.S. dollars using monthly average exchange rates used by our accounting department.

We identified the median employee using individual income tax compensation reporting for all employees, except Morris Goldfarb, employed by us on December 31, 2021, whether employed on a full-time, part-time, seasonal or temporary basis. We calculated annual total compensation of the median employee in the same manner as our Named Executive Officers in the Fiscal 2022 Summary Compensation Table included in this Proxy Statement. We did not annualize the compensation for any employee employed for less than the calendar year 2021.

2022 PROXY STATEMENT / 53

Compensation Discussion and Analysis

The foregoing pay ratio disclosure, which is provided pursuant to the SEC’s guidance under Item 402(u) of Regulation S-K, is intended only to reflect G-III’s reasonable good faith estimate of the CEO pay ratio. It is based on the methodologies, assumptions and estimates described above and is not necessarily comparable to the CEO pay ratios reported by other companies.

DIRECTOR COMPENSATION

Effective October 1, 2021, the annual cash retainer paid to our Non-Employee Directors for service as a director of G-III was increased to $75,000 from $35,000. In addition, members of the Audit and Compensation Committees receive an annual retainer of $10,000 and, effective October 1, 2021, members of the Nominating and Corporate Governance Committee became entitled to receive an annual retainer of $7,000. Effective October 1, 2021, all fees for attendance at Board or Committee meetings were eliminated.

Additional annual fees paid to Non-Employee Directors are as follows:

Role	Annual Fee
Lead Independent Director	$30,000
Chair of the Audit Committee	$20,000
Chair of the Compensation Committee	$20,000	(1)
Chair of the Nominating and Corporate Governance Committee	$6,000
(1)	Effective October 1, 2021, increased from $10,000 per year.

The Compensation Committee has a policy to make an annual grant to non-employee directors of RSUs valued at $130,000 with a vesting period of three years. The amount of the annual grant was increased from $100,000 effective with the grant to be made on the date of the 2022 Annual Meeting. The Lead Independent Director receives an additional annual grant of RSUs valued at $50,000, the Chair of the Audit Committee receives an additional annual grant of RSUs valued at $25,000 and that the Chair of the Nominating and Corporate Governance Committee receives an additional annual grant of RSUs valued at $15,000. Each of these grants vests over the same period of three years. All of these RSU grants are subject to the election of each person as a director at the Annual Meeting.

FISCAL 2022 DIRECTOR COMPENSATION TABLE

Set forth below is a table presenting compensation information with respect to each person who served as a Director for all or part of the fiscal year ended January 31, 2022, other than Morris Goldfarb, Sammy Aaron, Jeffrey Goldfarb and Jeanette Nostra. None of Morris Goldfarb, Sammy Aaron or Jeffrey Goldfarb receives any compensation for his services as a director, because each of them serves as and is compensated as an executive officer. Compensation information for Morris Goldfarb, Sammy Aaron and Jeffrey Goldfarb is reported in the Fiscal 2022 Summary Compensation Table appearing elsewhere in this Proxy Statement. Jeanette Nostra does not receive any compensation for her services as a director because she is a senior advisor to G-III and is compensated as our employee.

	Fees Earned or	Stock		Option	All Other
Name	Paid in Cash ($)(1)	Awards ($) (2)		Awards ($)	Compensation ($)	Total ($)
Thomas J. Brosig	63,667	114,977	(3)	—	—	178,644
Alan Feller	82,333	124,982	(3)	—	—	207,315
Victor Herrero	51,333	99,986	(3)	—	—	151,319
Robert L. Johnson	53,667	99,986	(3)	—	—	153,653
Laura Pomerantz	61,333	99,986	(3)	—	—	161,319
Willem van Bokhorst (4)	61,333	99,986	(3)	—	—	161,319
Cheryl Vitali	54,667	99,986	(3)	—	—	154,653
Richard White	119,000	149,979	(3)	—	—	268,979

(1)	The amount indicated includes the annual cash retainer for directors, annual cash retainers to members of Board committees, annual payments to the Lead Independent Director and chairs of committees and fees for Board or committee meetings attended prior to October 1, 2021.

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Compensation Discussion and Analysis

(2)	At January 31, 2022, the directors named in the table above held unvested RSUs as follows: Mr. Thomas Brosig, 12,775 RSUs; Mr. Alan Feller, 13,886 RSUs; Mr. Victor Herrero, 11,109 RSUs; Mr. Robert L. Johnson, 7,739 RSUs; Ms. Laura Pomerantz, 11,019 RSUs; Mr. Willem van Bokhorst, 11,019 RSUs; Ms. Cheryl Vitali, 11,019 RSUs; and Mr. Richard White, 16,663 RSUs.

(3)	In March 2021, our Compensation Committee granted each of our non-employee directors then serving on the Board (Thomas Brosig, Alan Feller, Victor Herrero, Robert L. Johnson, Laura Pomerantz, Willem van Bokhorst, Cheryl Vitali and Richard White) RSUs that enable each of them to receive up to 3,008 shares of our Common Stock, subject to satisfaction of specified conditions. In addition, our Compensation Committee granted an additional 1,504 RSUs to Mr. White in recognition of his service as Lead Independent Director, an additional 752 RSUs to Mr. Feller in recognition of his service as Chair of the Audit Committee and an additional 451 RSUs to Mr. Brosig in recognition of his service as Chair of the Nominating and Corporate Governance Committee. All of these awards became effective after each director’s election to the Board at the 2021 Annual Meeting and vest over a three-year period. The dollar value of these stock awards is based on the closing price per share of our Common Stock on the grant date, which constitutes the grant date fair value computed in accordance with ASC 718. For a discussion of valuation assumptions, see Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 31, 2022.

(4)	Willem van Bokhorst has decided not to stand for reelection at the Annual Meeting.

2022 PROXY STATEMENT / 55

PROPOSAL NO. 1 ELECTION OF DIRECTORS

Twelve directors are to be elected at the Annual Meeting. Unless otherwise specified, the enclosed proxy will be voted in favor of the twelve persons named below to serve until the next Annual Meeting of Stockholders and until their respective successors shall have been duly elected and qualified. Jeanette Nostra and Willem van Bokhorst, current directors of the Company, advised us that they will not stand for reelection at the Annual Meeting. Patti H. Ongman and Lisa Warner Wardell, who were added to the Board in March 2022, are director nominees at an Annual Meeting for the first time. If any of these nominees becomes unavailable for any reason, or if a vacancy should occur before the election, the shares represented by your proxy will be voted for the person, if any, who is designated by the Board of Directors to replace the nominee or to fill the vacancy on the Board. All of the nominees listed below have consented to be named as such and have indicated their intent to serve if elected. The Board of Directors has no reason to believe that any of the nominees will be unable to serve or that any vacancy on the Board of Directors will occur.

Set forth below is information provided by each director and director nominee with respect to that person’s age, all positions held, principal occupation and business experience for the past five years and the names of other publicly-held companies of which the director currently serves as a director or has served as a director during the past five years. We also provide information regarding each nominee’s specific experience, qualifications, attributes or skills that led our Board to the conclusion that the nominee should serve as a director.

DIRECTOR NOMINEES

MORRIS GOLDFARB Chairman of the Board and Chief Executive Officer, G-III	Age: 71 Director since: 1974 Committees: • None

Mr. Goldfarb has served as an executive officer of G-III and our predecessors since our formation in 1974.

Qualifications

Mr. Goldfarb has significant knowledge of all facets of our company. His long history with G-III, combined with his leadership skills and operating experience, makes him particularly well-suited to be our Chairman and serve on our Board.

SAMMY AARON Vice Chairman and President, G-III; Chief Executive Officer, Calvin Klein divisions	Age: 62 Director since: 2005 Committees: • None

Vice Chairman of G-III since our acquisition of J. Percy for Marvin Richards Ltd. in July 2005 and President since September 2016. Mr. Aaron is also the Chief Executive Officer of our Calvin Klein divisions.

Qualifications

Mr. Aaron has over 35 years of experience and expertise in the apparel industry, as well as a broad working knowledge of our company, enabling him to make significant contributions to our Board.

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Proposal No. 1 Election of Directors

THOMAS J. BROSIG Former President, Nikki Beach Worldwide; and former President and Chief Executive Officer, Penrod’s Restaurant Group Independent	Age: 72 Director since: 1992 Committees: • Audit • Nominating and Corporate Governance Financial Expert Other Current Public Company Boards: • Griffon Corporation

Mr. Brosig is currently retired. From January 2017 until June 2020, Mr. Brosig was President of Nikki Beach Worldwide and President and Chief Executive Officer of Penrod’s Restaurant Group. From 2013 to 2016, Mr. Brosig was a strategic business consultant. Mr. Brosig was Chief Executive Officer of MVB Holdings LLC from December 2011 until November 2012. Mr. Brosig was a consultant in the gaming and hospitality industries from 2003 to 2011. From January 1999 through February 2003, he served as Senior Vice-President for Park Place Entertainment. Since 2015, he has served as a director of Griffon Corporation.

Qualifications

Mr. Brosig is an experienced business executive whose leadership roles in the past at other public companies provide him with insight and perspective as a member of our Board.

ALAN FELLER Former Chief Financial Officer, G-III Independent	Age: 80 Director since: 1996 Committees: • Audit Financial Expert

Mr. Feller is currently retired. Mr. Feller was our Chief Financial Officer from December 1989 to April 1998, and served as our Executive Vice President, Treasurer and Secretary from January 1990 through July 1995. Mr. Feller served as a consultant to us from May 1998 through October 1999. Mr. Feller is a Certified Public Accountant.

Qualifications

Mr. Feller has broad knowledge about us from his service as an officer and director of G-III. His financial and accounting background are of great service to our Board.

JEFFREY GOLDFARB Executive Vice President and Director of Strategic Planning, G-III	Age: 45 Director since: 2009 Committees: • None

Mr. Goldfarb has been our Executive Vice President and Director of Strategic Planning since June 2016. From 2004 to June 2016, Mr. Goldfarb served as our Director of Business Development. He has been employed full-time by G-III in several other capacities since 2002. Mr. Goldfarb serves as a director of Delivering Good, formerly K.I.D.S./Fashion Delivers, a charitable organization that facilitates the donation of excess apparel inventory to disaster victims and other people in need. Mr. Goldfarb is also licensed as an attorney.

Qualifications

Mr. Goldfarb has worked in a variety of positions at G-III that provide him with a broad knowledge of our business and the ability to provide significant input to our Board with respect to operational matters.

2022 PROXY STATEMENT / 57

Proposal No. 1 Election of Directors

VICTOR HERRERO Global Chief Executive Officer, Lovisa Holdings, Ltd. Independent	Age: 52 Director since: 2019 Committees: • None

Mr. Herrero was appointed Chief Executive Officer and Director of Lovisa Holdings, Ltd, an Australian public company engaged in the retail sale of fashion jewelry and accessories, in October 2021. Mr. Herrero was Chief Executive Officer and Executive Chairman of Clarks, an international shoe manufacturer and retailer from March 2021 to October 2021. Mr. Herrero was Chief Executive Officer and a Director of Guess?, Inc., the global lifestyle brand, from August 2015 to February 2019. Prior to joining Guess?, starting in 2003, he spent more than 12 years at Inditex Group, the large fashion retailer with brands including Zara, Massimo Dutti, Pull & Bear, Bershka, and Stradivarius, holding several senior executive roles. Most recently he was Head of Asia Pacific where he was responsible for all aspects of Inditex’s Asia business for all brands. Prior to joining Inditex Group, Mr. Herrero served as a management consultant for Arthur Andersen in Asia from 1998 to 2002. Mr. Herrero is currently a non-executive director of (i) Global Fashion Group, a Xetra-listed company in Germany and (ii) Viva China Holdings, Ltd., a Hong Kong exchange public company, and two private companies: (i) Active International and (ii) Grupo Coppel. In addition, Mr. Herrero served on the board of directors of Clarks from 2019 to 2021.

Qualifications

Mr. Herrero’s extensive business experience in Europe and Asia, two of the areas in which we are looking to expand our business, and his experience and operational knowledge in the retail and apparel industries are of great value to us.

ROBERT L. JOHNSON Founder and Chairman of The RLJ Companies, LLC and former Founder and Chairman of Black Entertainment Television (BET) Independent	Age: 75 Director since: 2020 Committees: • Nominating and Corporate Governance Other Current Public Company Boards: • RLJ Lodging Trust

Mr. Johnson is the founder and Chairman of The RLJ Companies, an innovative business network, and owns or holds interests in businesses operating in hotel real estate, private equity, 401(k) fintech services, automobile dealerships, content streaming, gaming and sports betting. Prior to forming The RLJ Companies in 2004, Mr. Johnson was founder, chairman and chief executive officer of Black Entertainment Television (BET), the nation’s first Black-owned cable television network. He continued to serve as chief executive officer of BET until 2006. Mr. Johnson has served as Chairman of the Board of Trustees of RLJ Lodging Trust (NYSE: RLJ) since 2011.  In addition, he served on the Board of Directors of (i) Lowe’s Companies, Inc. from 2005 to 2018, (ii) RLJ Entertainment, Inc. from 2012 to 2018, (iii) KB Home from 2008 to 2022, (iv) Elevate Credit, Inc. from 2014 to 2021 and (v) Discovery, Inc. from 2021 to 2022.

Qualifications

Mr. Johnson’s success as a business leader and entrepreneur, as well as his experience in critical areas such as real estate, finance, brand development and multicultural marketing, are of great value to us. In addition, he brings experience from serving on the board of directors of several publicly-traded companies, including service on audit, governance and compensation committees, and has a proven commitment to serving minority and underserved consumers.

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Proposal No. 1 Election of Directors

PATTI H. ONGMAN Independent Retail Consultant and Former Chief Merchandising Officer - Macy’s Independent	Age: 66 Director since: 2022 Committees: • Compensation

Ms. Ongman is an Independent Retail Consultant and serves as an external advisor to a leading international consulting company.  Ms. Ongman served in various capacities with Macy’s Inc. from 1979 until her retirement from Macy’s in February 2021. Most recently she served as Chief Merchandising Officer for Macy’s from January 2019 to February 2021 where she led Macy’s merchandising strategy including merchandise planning, financial planning, product development and pricing.  She was also involved in the combination of retail stores with the digital business at Macy’s. Prior to that, she served in several leadership roles within Macy’s including Chief Planning Officer, Executive Vice President of Omni Channel Strategy, Regional Director of Stores, and various other merchandising roles.

She is a director of New Yorkers for Children (NYFC), where she serves on the Audit Committee.  NYFC ensures and protects the safety and well-being of NYC’s children, with a focus on youth transitioning out of foster care.

Assuming election as a director at the Annual Meeting, Ms. Ongman is expected to be appointed to our Compensation Committee.

Qualifications

Ms. Ongman’s extensive omni-channel retail operations experience, along with her merchandising, financial planning and product development experience, is expected to provide valuable insight and perspectives to our Board.

LAURA POMERANTZ Vice Chairman and Head of Strategic Accounts, Cushman & Wakefield; Principal and Chief Executive Officer, Laura Pomerantz Real Estate LLC Independent	Age: 74 Director since: 2005 Committees: • Compensation Other Current Public Company Boards: • Retail Opportunity Investments Corp.

Since October 2014, Ms. Pomerantz has been Vice Chairman and Head of Strategic Accounts at Cushman & Wakefield. Since April 2013, she has also served as Principal and Chief Executive Officer of Laura Pomerantz Real Estate LLC, a real estate firm offering commercial real estate advisory and execution services. From 2001 until April 2013, Ms. Pomerantz was a principal of PBS Real Estate, LLC, a real estate firm offering commercial real estate advisory and execution services. Since 2007, she has served as a director of Retail Opportunity Investments Corp., a publicly traded REIT. Ms. Pomerantz served as a director of Mack-Cali Realty Corporation from 2019 to 2020.

Qualifications

Ms. Pomerantz is an experienced business executive with a significant background in the real estate, apparel and retail fields that is of great benefit to decision-making by our Board.

2022 PROXY STATEMENT / 59

Proposal No. 1 Election of Directors

CHERYL VITALI Global President of L’Oréal’s American Luxury Brands Independent	Age: 61 Director since: 2011 Committees: • Nominating and Corporate Governance

Ms. Vitali has served in various capacities at L’Oréal since 2003. She has been Global President of L’Oréal’s American Luxury Brands since January 2020 overseeing the global brand equity and brand strategy for Kiehl’s, Urban Decay, IT Cosmetics and Clarisonic. Prior to that, she was the General Manager for the Kiehl’s Worldwide division of L’Oréal for ten years, accelerating Kiehl’s to a Top 5 skincare brand across the American, Asian and European markets. Ms. Vitali oversaw the worldwide strategy, product innovation and retail and digital marketing plans for the Kiehl’s brand. Other positions with L’Oréal included serving as Senior Vice President—Marketing for the Lancôme brand from 2009 to 2010 and for the Maybelline New York/Garnier brand from 2003 to 2009. Prior to L’Oréal, she held various executive positions with Revlon Consumer Products Company, a cosmetics and beauty care company, and Procter and Gamble.

Qualifications

Ms. Vitali is an experienced business executive with significant retail, marketing and consumer product and branding expertise that is of great benefit to our Board.

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Proposal No. 1 Election of Directors

LISA WARNER WARDELL Executive Chairman of the Board of Directors Adtalem Global Education Independent	Age: 52 Director since: 2022 Committees: • Audit Financial Expert Other Current Public Company Boards: • Adtalem Global Education Inc. • American Express

Ms. Wardell currently serves as Executive Chairman of Adtalem Global Education Inc. (NYSE: ATGE), a leading workforce solutions provider and healthcare education company, after serving as the company’s president and CEO from 2016 to 2019 and then CEO and Chairman from 2019 to 2021. Prior to joining Adtalem, Ms. Wardell was executive vice president and chief operating officer for The RLJ Companies. Prior to joining The RLJ Companies, a principal at Katalyst Venture Partners, a private equity firm that invested in start-up technology companies, and a senior consultant for Accenture in the organization’s communications and technology strategic services practice.

Ms. Wardell serves on the board of American Express (NYSE: AXP). She serves as a vice chair on the executive committee of The Business Council, and as a vice chair of the Kennedy Center Corporate Fund. She is also is a member of the board of the Economic Club of Chicago, the Executive Leadership Council, CEO Action for Diversity and Inclusion and the Fortune CEO Initiative. Ms. Wardell also served on the board of directors of Lowe’s Companies, Inc. from 2018 to 2021.

Assuming election as a director at the Annual Meeting, Ms. Wardell is expected to be appointed to our Audit Committee.

Qualifications

Ms. Wardell is a business executive with more than 25 years of experience managing business strategy, operations, finance, and mergers and acquisitions. Her business acumen and expertise, as well as her significant technology focus, will be of great benefit to our Board.

2022 PROXY STATEMENT / 61

Proposal No. 1 Election of Directors

RICHARD WHITE Chief Executive Officer, Aeolus Capital Group LLC Independent	Age: 68 Director since: 2003 Committees: • Audit • Compensation • Nominating and Corporate Governance Financial Expert Lead Independent Director Other Current Public Company Boards: • PARTS iD, Inc.

Mr. White has been Chief Executive Officer of Aeolus Capital Group LLC, a financial and strategic management advisory firm, since May 2017. From June 2004 until April 2017, Mr. White was a Managing Director and head of the Private Equity and Special Investments Department of Oppenheimer & Co. Inc. From 2002 to June 2004, he served as President of Aeolus Capital Group LLC. From 1997 until 2002, he was a Managing Director at CIBC Capital Partners, an affiliate of CIBC World Markets. From 1985 until 1997, Mr. White was a Managing Director and one of approximately 30 General Partners of Oppenheimer & Co., Inc., the predecessor firm to CIBC World Markets. Mr. White was responsible for building several of its investment banking industry groups including consumer products, business services, industrials, technology, gaming and leisure, and real estate. Mr. White also headed Oppenheimer’s mergers and acquisitions department. From 2004 until May 2020, Mr. White was a director of Escalade Inc., a manufacturer, importer and distributor of sporting goods. Since 2017, Mr. White has served as a director of PARTS iD, Inc., formerly Legacy Acquisition Corp. PARTS iD, Inc. operates, among other verticals, “CARid.com,” a leading digital commerce platform for the automotive aftermarket. Mr. White previously served as a director of G-III from November 1991 to July 1993.

Qualifications

Mr. White is a Certified Public Accountant and has been a high-level participant in private equity investing and investment banking and finance area for his entire business career. His understanding of strategic planning, acquisitions and the capital markets, as well as the apparel industry, enable him to make significant contributions to our Board.

Committee Chair

Morris Goldfarb and Jeffrey Goldfarb are father and son, respectively.

The Board of Directors deems the election as directors of the twelve nominees listed above to be in the best interests of G-III and our stockholders and recommends a vote FOR their election.

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PROPOSAL NO. 2 ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Act enables stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with the SEC’s rules. In light of the results of the stockholders’ nonbinding advisory vote at the 2017 Annual Meeting with respect to the frequency with which stockholders will vote for the approval of the compensation of G-III’s Named Executive Officers, G-III currently intends to hold an annual nonbinding advisory vote on such Named Executive Officer compensation.

The “Say on Pay” vote is advisory, and therefore is not binding on us, the Compensation Committee or the Board of Directors. However, the Board and the Compensation Committee value the opinions of our stockholders and has conducted extensive stockholder outreach to actively solicit input that helped shape the Compensation Committee’s design of our company’s executive compensation program. To the extent there is any significant vote against the Named Executive Officer compensation as disclosed in this Proxy Statement, the Board and Compensation Committee will consider the stockholders’ concerns and the Board and Compensation Committee will evaluate whether any additional actions are necessary to address those concerns.

We are asking our stockholders to indicate their support for the compensation of our Named Executive Officers as disclosed in this Proxy Statement. This proposal, commonly known as a “Say on Pay” proposal, gives stockholders the opportunity to express their views on the compensation paid to our Named Executive Officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we are asking the stockholders to vote “FOR” the following resolution at the Annual Meeting:

RESOLVED, that G-III’s stockholders approve, on an advisory basis, the compensation of G-III’s Named Executive Officers, as disclosed in G-III’s Proxy Statement for the 2022 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and other related tables and disclosure.

The Board of Directors deems Proposal No. 2 to be in the best interests of G-III and our stockholders and recommends a vote FOR approval thereof.

2022 PROXY STATEMENT / 63

PROPOSAL NO. 3 APPROVAL OF AMENDMENTS TO OUR 2015 LONG-TERM INCENTIVE PLAN

General Information

In 2015, our Board of Directors and stockholders adopted the G-III Apparel Group, Ltd. 2015 Long-Term Incentive Plan (as amended to date, the “2015 Plan”). In 2019, the Board of Directors and stockholders approved an amendment to the 2015 Plan to increase the number of shares that may be issued under the 2015 Plan to 5,000,000 shares of Common Stock from 2,500,000 shares of Common Stock. In 2021, the Board of Directors and stockholders approved amendments to the 2015 Plan to increase the number of shares that may be issued under the 2015 Plan to 5,800,000 shares of Common Stock from 5,000,000 shares of Common Stock and to increase the number of shares that may be issued to any 2015 Plan participant in any fiscal year from 400,000 to 800,000. This year, our stockholders are being asked to approve an amendment to the 2015 Plan to increase the number of shares that may be issued under the 2015 Plan by 1,200,000 shares, to 7,000,000 shares of Common Stock, as set forth in this Proposal No. 3. Our Board of Directors adopted this amendment to the 2015 Plan on April 25, 2022, subject to approval by our stockholders at our Annual Meeting.

The 2015 Plan allows us to make various forms of equity- and cash-based incentive compensation awards to our officers, employees, non-employee directors and other eligible personnel. These awards are integral to our ability to attract and retain highly-skilled personnel who are in great demand in the market. The 2015 Plan offers participants an opportunity to obtain equity ownership in our company, increasing their personal involvement with our future. The 2015 Plan also allows us to connect compensation opportunities to the achievement of important short and long-term financial and strategic objectives.

The Board believes long-term equity and other forms of incentive compensation are necessary and critical components of our overall compensation program. Similar to other companies in our industry, we believe equity compensation is integral in providing a competitive total compensation package necessary to recruit, retain and reward key employees. Equity awards are commonly used by companies our size, and the ability to provide competitive grants is essential to competing for talent in the highly competitive apparel industry. Therefore, we believe it is imperative to provide long-term incentive awards as a component of our compensation program. We will continue to seek an appropriate balance between meeting employee hiring, retention, and compensation goals and avoiding excessive stockholder dilution.

In determining the number of shares to be requested, our Compensation Committee, which recommended the amendment to the Board, considered the overhang created by the 2015 Plan, our historical three-year burn rate and the views of stockholders and proxy advisory firms. In addition, we amended employment agreements with Morris Goldfarb, our Chairman and CEO, and Sammy Aaron, our Vice Chairman and President, whereby stock awards were provided in lieu of cash for a portion of their annual cash incentive in order to cap the cash portion of their annual cash incentive. We also believe it is important to have sufficient shares available in order for us to be able to grant stock awards in lieu of annual cash incentives in the future.

The proposed increase of 1,200,000 shares authorized under the 2015 Plan represents 2.5% of our Common Stock outstanding (excluding shares held in treasury) as of the record date. On that date, the reported closing price per share of our Common Stock on the Nasdaq Global Select Market was $28.60 per share.

As of April 18, 2022, the overhang created by the 2015 Plan increases from 7.4% to a projected total of 9.9%, assuming the new share request is approved by our stockholders, as shown below. The Board views this level of overhang as reasonable and moderate, given the important role equity ownership plays in attracting and retaining employees.

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Proposal No. 3 Approval of Amendments to Our Amended 2015 Long-Term Incentive Plan

	Number of Shares	Percentage of Shares
	of Common Stock	Outstanding on the
	on the Record Date	Record Date
Outstanding Awards	2,546,023	5.3%
Available for Future Grant	1,038,677	2.2%
Current Overhang	3,584,700	7.4%
New Share Request	1,200,000	2.5%
Projected Overhang	4,784,700	9.9%

Annual share usage, or burn rate, under the 2015 Plan for the current fiscal year and last two fiscal years is shown below:

	Fiscal 2023 Thru 4.18.2022	Fiscal 2022	Fiscal 2021	3-Year Average
Total Shares Granted	1,105,344	503,003	1,280,664	963,004
Burn Rate *	2.3%	1.0%	2.7%	2.0%

*Calculated by dividing total number of shares granted during each fiscal year by the basic-weighted average number of shares of Common Stock outstanding for that fiscal year.

During this period, G-III repurchased 656,213 shares of Common Stock.

The 2015 Plan contains provisions that support shareholder interests and demonstrate good governance practices:

●	The 2015 Plan prohibits repricing options and stock appreciation rights without shareholder approval.
●	Grants of discounted stock options with exercise prices set below the fair market value of our Common Stock on the date of grant are prohibited.
●	Awards granted under the 2015 Plan are subject to our clawback policy and gains may be subject to clawback if appropriate or required.
●	Awards of equity are subject to a minimum vesting period of one year, except in the very limited circumstance when an award is granted in connection with a participant voluntarily giving up the contractual right to a cash bonus.
●	The 2015 Plan does not contain liberal share-counting rules.
●	Dividend and dividend equivalents credited to awards of restricted stock and restricted stock units are subject to the same vesting requirements as the underlying award and are only paid upon vesting.

REASONS FOR STOCKHOLDER APPROVAL

The Board seeks stockholder approval of the amendment to the 2015 Plan described above in order to meet the requirements of the Nasdaq Global Select Market, on which our shares are listed. Approval of the proposed amendment to the 2015 Plan will allow us to continue to grant equity incentives which have become an indispensable part of our compensation program. We also believe it is important to have sufficient shares available in order for us to be able to grant stock awards in lieu of annual cash incentives in the future. If the amendment is not approved, the Board believes we could face serious challenges to our ability to attract and retain management, non-employee directors and other key personnel which would adversely affect our business.

In short, the Board believes strongly that approval of the amendment to the 2015 Plan described above will serve the best interests of G-III and our stockholders and that, if the amendment to the 2015 Plan is not approved, our business and the interests of our stockholders will be harmed. If the proposed amendment is not approved by our stockholders, the 2015 Plan will remain in effect in its present form.

2022 PROXY STATEMENT / 65

Proposal No. 3 Approval of Amendments to Our Amended 2015 Long-Term Incentive Plan

SUMMARY OF MATERIAL CHANGES

The amendment approved by the Board would increase the number of shares of Common Stock that may be issued under the 2015 Plan by 1,200,000 shares to 7,000,000 shares.

SUMMARY OF THE 2015 PLAN

A general description of the principal terms of the 2015 Plan adopted by the Board is set forth below. This description does not purport to be a complete description of all the provisions of the 2015 Plan and is qualified in its entirety by reference to the full text of the 2015 Plan, as amended (including the amendment described in this Proposal No. 3), set forth in Appendix A.

TYPES OF AWARD; ELIGIBILITY

The 2015 Plan enables us to grant nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, other forms of equity-based awards and performance-based cash incentive awards to our and any of our subsidiaries’ employees, non-employee directors, consultants, independent contractors and other service providers and to grant “incentive stock options” (within the meaning of Section 422 of the Code) to our and any of our subsidiaries’ employees. We estimate that the total number of eligible persons currently is approximately 3,600; a total of 134 employees and directors hold outstanding equity awards under our 2015 Plan.

AUTHORIZED SHARES; SHARE-COUNTING RULES

We would be able to issue up to 1,038,677 shares of our Common Stock (including authorized shares remaining under the 2015 Plan prior to this amendment) pursuant to new awards made under the 2015 Plan, subject to the following share-counting rules:

●	The total number of shares covered by an award of stock appreciation rights that is settled in shares (and not just the number of shares issued in settlement of the award) will be deemed to have been issued;
●	Shares that are used or withheld to satisfy the exercise price or tax withholding obligations under an award will be deemed to have been issued under the 2015 Plan and will not be available for issuance under future grants;
●	Shares purchased by us with cash received from the exercise of an option will not be available for awards made under the 2015 Plan; and
●	The following shares will be deemed not to have been issued and will remain available for issuance under new awards:
(a)	shares covered by an option or stock appreciation right that is forfeited or otherwise terminated or canceled for any reason other than exercise;
(b)	shares covered by restricted stock, restricted stock unit or other awards that are forfeited;
(c)	shares covered by an award that is settled in cash or that otherwise terminates without shares being issued; and
(d)	shares issued pursuant to awards that are assumed, converted or substituted as a result of the acquisition of another company or a combination with another company.

INDIVIDUAL AWARD LIMITATIONS

In 2021, our shareholders approved an amendment to the 2015 Plan that increased to 800,000 the maximum number of shares that may be issued under the 2015 Plan pursuant to awards granted to any individual in any fiscal year. The maximum performance-based cash incentive award that may be made to any individual under the 2015 Plan for any fiscal year is $10,000,000.

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Proposal No. 3 Approval of Amendments to Our Amended 2015 Long-Term Incentive Plan

ADJUSTMENTS FOR CAPITAL CHANGES

In the event of a stock split, reverse stock split, stock dividend, extraordinary cash dividend or other capital change involving the outstanding shares of our Common Stock, the aggregate number of shares that may be issued under the 2015 Plan, the fiscal year share limitations on individual awards, the number, class and exercise price of shares covered by outstanding awards and performance goals expressed in or with respect to shares will be subject to equitable adjustment in order to avoid undue dilution or enlargement of the benefits available under the 2015 Plan and any outstanding awards.

ADMINISTRATION

In general, the Compensation Committee of the Board, acting in its discretion, has full authority and responsibility for administering the 2015 Plan. Subject to the terms of the 2015 Plan, the Compensation Committee may select the persons who will receive awards, determine the types of awards to be granted and prescribe the terms and conditions of such awards. The Compensation Committee is also responsible for construing, interpreting and applying the provisions of the 2015 Plan and of any award made under the 2015 Plan, and its decisions and determinations are final and binding on all persons. We will indemnify the members of the Compensation Committee and others to whom authority is delegated for claims they may incur in connection with the administration of the 2015 Plan, unless attributable to fraud or willful misconduct.

VESTING LIMITATIONS

The Compensation Committee does not have the authority to accelerate the vesting of an outstanding award by reason of a participant’s termination of employment unless either (a) the termination is in connection with a change in control of our company (as defined in the 2015 Plan) or on account of the participant’s death, disability or retirement, or (b) the termination occurs for any other reason and the net number of shares that would be issued because of the acceleration is not more than 10% of the aggregate number of shares that may be issued under the 2015 Plan. In addition, all share-based awards granted by the Compensation Committee must provide a vesting condition of at least one year, except in the very limited circumstance where a participant voluntarily gives up the contractual right to a cash bonus.

STOCK OPTIONS

The Compensation Committee may grant stock options under the 2015 Plan, subject to such terms and conditions as the Compensation Committee may prescribe. Stock options granted under the 2015 Plan may be classified as “incentive stock options” (within the meaning of Section 422 of the Code) or as nonqualified options (i.e., options which do not qualify as “incentive stock options”). The exercise price of any stock option granted under the 2015 Plan must be at least equal to the fair market value of our Common Stock on the date the option is granted (110% of fair market value in the case of “incentive stock options” granted to ten percent stockholders). The maximum term of an option granted under the 2015 Plan is ten years (five years in the case of “incentive stock options” granted to ten percent stockholders).

STOCK APPRECIATION RIGHTS

The Compensation Committee may grant stock appreciation rights under the 2015 Plan, subject to such terms and conditions as the Compensation Committee may prescribe. A stock appreciation right allows the participant to receive payment, in cash and/or shares of our Common Stock, equal to the difference between the fair market value of our Common Stock on the date the stock appreciation right is exercised, and the base price specified in the award. The base price must be at least equal to the fair market value of our Common Stock on the date the stock appreciation right is granted. The maximum term of a stock appreciation right granted under the 2015 Plan is ten years.

RESTRICTED STOCK

The Compensation Committee may grant restricted stock awards under the 2015 Plan, pursuant to which shares of our Common Stock are issued to the participant subject to specified vesting and other terms and conditions. In general, the holder of restricted shares will have all of the rights of a stockholder with respect to such shares. Dividends on restricted shares will be subject to the same vesting, forfeiture and payment terms and conditions that apply to the restricted shares. In general, if the recipient of a restricted stock award terminates employment or service, any unvested shares will be forfeited.

2022 PROXY STATEMENT / 67

Proposal No. 3 Approval of Amendments to Our Amended 2015 Long-Term Incentive Plan

RESTRICTED STOCK UNITS

The Compensation Committee may grant restricted stock units under the 2015 Plan. Restricted stock units represent the right to receive shares of our Common Stock in the future, subject to specified vesting and other terms and conditions. Vested restricted stock units may be settled in cash and/or shares of our Common Stock. The holder of restricted stock units may not vote the underlying shares before the units become vested and the shares are issued. The Compensation Committee may provide for the crediting of dividend equivalents with respect to restricted stock units (based upon dividends paid to our stockholders), subject to applicable vesting and payment conditions. In general, if the recipient of restricted stock units terminates employment or service, any unvested restricted stock units (and related dividend equivalents) will be forfeited.

OTHER FORMS OF STOCK AWARD; PERFORMANCE-BASED CASH INCENTIVE AWARDS

The Compensation Committee may grant other forms of awards under the 2015 Plan that are denominated or payable in, valued in whole or in part by reference to, or otherwise based upon or related to, shares of our Common Stock, including, for example, performance share awards, performance unit awards, stock bonus awards and dividend equivalent awards. Any such other awards will be settled in the form of cash and/or shares of our Common Stock and will be subject to the provisions of the 2015 Plan and any vesting and other terms and conditions prescribed by the Compensation Committee. In addition, the 2015 Plan authorizes the Compensation Committee to make annual and/or long-term cash incentive awards that are contingent on the achievement of pre-established performance goals and such other terms and conditions as the Compensation Committee may prescribe.

PERFORMANCE AWARDS AND METRICS

Prior to the amendments to Section 162(m) of the Code effected by the Public Law 115-97 (2017) (the “2017 Tax Act”), Section 162(m) imposed a $1 million deduction limit on annual compensation paid to each of our Named Executive Officers (other than our Chief Financial Officer) and it also provided an exception to this deduction limit for “performance-based compensation” that met certain conditions (the “Section 162(m) Exception”). This exception has been repealed, effective for taxable years beginning after December 31, 2017, except with respect to certain compensation arrangements in place as of November 2, 2017 that have not been materially modified on or after that date and are eligible for transition relief.

Although the Section 162(m) Exception has been repealed with limited exceptions, the 2015 Plan continues to include the following list of criteria on which performance goals for performance awards under the 2015 Plan may be based:

(a)	revenues on a corporate or product by product basis, gross profit or gross profit growth;
(b)	earnings from operations, earnings before or after taxes, earnings before or after interest, depreciation, amortization, incentives, service fees and/or extraordinary or special items;
(c)	net income or net income per common share (basic or diluted);
(d)	return measures, including return on assets, return on investment, return on capital, total capital or tangible capital, return on sales or return on equity;
(e)	cash flow, free cash flow, cash flow return on investment, or net cash provided by operations;
(f)	economic value created or added;
(g)	operating margin or profit margin;
(h)	expense or costs targets;
(i)	objective measures of customer satisfaction;
(j)	working capital targets;
(k)	inventory control;
(l)	debt targets;
(m)	implementation, completion or attainment of measurable objectives with respect to store openings or closings, acquisitions and divestitures, and recruiting and maintaining personnel; and/or
(n)	share price (including, without limitation, growth measures, market capitalization and/or total stockholder return).

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Proposal No. 3 Approval of Amendments to Our Amended 2015 Long-Term Incentive Plan

To be clear, stockholders are not being asked to approve the amendments to the 2015 Plan for purposes of Section 162(m) of the Code or any remaining performance-based exception to the $1 million deduction limit thereunder.

TRANSFERABILITY OF AWARDS

In general, awards made under the 2015 Plan may not be transferred or assigned, except under certain circumstances as may be permitted by the Compensation Committee.

RECOUPMENT OF AWARDS

The 2015 Plan provides that shares and/or cash distributed pursuant to awards made under the 2015 Plan are subject to our incentive compensation clawback policies as in effect from time to time and, as applicable, the clawback requirements of Section 954 of the Dodd-Frank Act.

NO REPRICING OF AWARDS

Without the approval of our stockholders, we may not (a) reduce the exercise price of options or stock appreciation rights, (b) cancel outstanding options or stock appreciation rights in exchange for options or stock appreciation rights with a lower exercise price or (c) cancel options or stock appreciation rights in exchange for cash or securities at a time when the per share exercise price is higher than the per share fair market value of our Common Stock.

PAYMENT OF EXERCISE PRICE AND TAX WITHHOLDING

In general, the exercise price under a stock option and tax withholding obligation resulting from the exercise or settlement of an award may be satisfied in cash and/or in such other ways as the Compensation Committee may permit. If the withholding obligation is satisfied by the participant’s delivery of previously-owned shares or by our issuing a net amount of shares pursuant to which we hold back shares that would otherwise be issued in connection with such settlement the amount of tax covered by share withholding must be based on a rate that is not less than the minimum applicable withholding rate and may be based on a rate that does not exceed the maximum individual statutory rate in the Participant’s applicable tax jurisdiction(s).

CHANGE IN CONTROL

If, in connection with a “change in control” (as defined in the 2015 Plan), existing awards are continued or converted into substantially equivalent awards of the successor company, then the existing or substitute awards will generally remain governed by their respective vesting and other terms and conditions, except that (a) any performance-based earnout condition will be deemed to have been satisfied at the greater of the target level or the level that would have been attained if the pre-Change in Control performance had continued at the same rate through the end of the performance period, and (b) vesting of the awards will accelerate if, within two years after the change in control, the participant’s employment terminates by reason of death, or is terminated by the successor company without “cause” or by the participant for “good reason” (as those terms are defined in the 2015 Plan). If an existing award is not continued, assumed or converted into a substantially similar award upon a change in control, then any performance-based earnout condition will be deemed to have been satisfied at the maximum level, the award will be deemed to be fully vested immediately prior to the change in control and, to the extent not previously exercised or settled, the award will be canceled at the time of the change in control in exchange for the right to receive the change in control transaction value of the award.

AMENDMENT AND TERMINATION

The Board may amend or terminate the 2015 Plan, provided such action does not have an adverse effect on any then outstanding awards. Amendments to the 2015 Plan will be subject to stockholder approval if such approval is necessary in order to satisfy applicable legal or stock exchange listing requirements. Stock exchange rules generally require stockholder approval of increases in the shares reserved under a plan or other material modifications, but such rules do not require that all amendments be submitted to stockholders. Therefore, it is possible that the 2015 Plan could be amended in ways that increase the cost to us without further stockholder approval.

2022 PROXY STATEMENT / 69

Proposal No. 3 Approval of Amendments to Our Amended 2015 Long-Term Incentive Plan

TERM OF THE 2015 PLAN

Our stockholders approved the 2015 Plan at our 2015 Annual Meeting held on June 30, 2015. The 2015 Plan terminates on the tenth anniversary of the date of its approval by our stockholders.

CERTAIN U.S. INCOME TAX CONSEQUENCES

Set forth below is a brief summary of material federal U.S. income tax consequences applicable to awards made under our 2015 Plan. This discussion is intended for general informational purposes and not as tax guidance to any participant who may receive an award under the 2015 Plan.

◾	NONQUALIFIED STOCK OPTIONS

A nonqualified stock option is an option that does not qualify as an “incentive stock option” under Section 422 of the Code. The grant of a nonqualified stock option is not a taxable event. In general, a participant who exercises a nonqualified stock option will realize ordinary income on the date the option is exercised equal to the excess of the value of the shares acquired on that date over the option exercise price paid for the shares, and we will be entitled to a corresponding tax deduction, subject to the limitations of Section 162(m) of the Code. In general, the participant’s tax basis in the shares will be equal to the value of the shares on the date the option is exercised, and the participant’s holding period for the shares will begin on that date. Gain or loss on a subsequent sale of the shares will be long- or short-term capital gain or loss, depending on whether the sale occurs more than one year after the participant’s holding period begins.

◾	INCENTIVE STOCK OPTIONS

In general, no taxable event will occur upon either the grant or exercise of an option that qualifies as an “incentive stock option” under Section 422 of the Code (although the exercise may have alternative minimum tax consequences to the participant). A participant will realize taxable income (or loss) when shares acquired upon the exercise of an “incentive stock option” are subsequently sold. If the participant sells the shares more than two years after the date the option is granted and more than one year after the date the option is exercised, any gain or loss realized on the sale will be long-term capital gain or loss, and we will not be entitled to a tax deduction. If the participant sells the shares before the end of either of those two holding periods, any gain realized on the sale will be taxable as ordinary income to the extent that the value of the shares on the date the option is exercised exceeds the option exercise price paid for the shares, and any remaining gain will be capital gain. In general, we will be entitled to a tax deduction equal to any ordinary income realized by the participant upon the sale of the shares, subject to the limitations of Section 162(m) of the Code.

◾	STOCK APPRECIATION RIGHTS

The grant of a stock appreciation right is not a taxable event. In general, a participant will realize ordinary income when a stock appreciation right is exercised, equal to the value of the shares of our Common Stock and/or the amount of cash received by the participant in connection with such exercise, and we will be entitled to a corresponding tax deduction, subject to the limitations of Section 162(m) of the Code. The participant’s tax basis in any shares received upon exercise will be equal to the exercise-date value of the shares received, and the participant’s holding period for the shares will begin on that date. Gain or loss on a subsequent sale of the shares will be long- or short-term capital gain or loss, depending on whether the sale occurs more than one year after the participant’s holding period begins.

◾	RESTRICTED STOCK

In general, a participant who receives shares of restricted stock will not realize taxable income unless and until the shares become vested, at which time the participant will realize ordinary income equal to the then fair market value of the vested shares and we will be entitled to a corresponding tax deduction, subject to the limitations of Section 162(m) of the Code. The participant’s tax basis for the shares will be equal to their fair market value on the vesting date and, upon a subsequent sale of the vested shares, the participant will realize long- or short-term capital gain, depending on whether the sale occurs more than one year after the vesting date (when ordinary income was realized). A participant may make an early income election within 30 days after he or she receives shares of restricted stock, in which case the participant will realize ordinary income on the date the shares are received equal to the fair market value of the shares on that date (determined without

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Proposal No. 3 Approval of Amendments to Our Amended 2015 Long-Term Incentive Plan

regard to the restrictions), and we would be entitled to a corresponding tax deduction, subject to the limitations of Section 162(m) of the Code. If an early income election is made, no income would be realized if and when the shares become vested and, upon a subsequent sale of the shares, any gain or loss will be treated as long- or short-term capital gain or loss, depending on whether the sale occurs more than one year after the date the shares were issued to the participant (in the form of restricted shares).

◾	RESTRICTED STOCK UNITS AND OTHER AWARDS

In general, a participant who receives shares of our Common Stock and/or cash in settlement of a restricted stock unit award will realize ordinary income equal to the then value of the shares and/or cash he or she received, and we will have a corresponding tax deduction, subject to the limitations of Section 162(m) of the Code. Similarly, if a participant receives cash and/or shares pursuant to a performance unit, performance share or other form of award under the 2015 Plan, then, in general, the participant will realize ordinary income upon such receipt equal to the then fair market value of the shares and/or the amount of cash received, and we will be entitled to a corresponding tax deduction, subject to the limitations of Section 162(m) of the Code. The participant’s tax basis in any such shares received will generally be equal to the value of the shares on the date that ordinary income is realized, and the participant’s tax holding period for the shares will generally begin on that date. Gain or loss on a subsequent sale of the shares will be long- or short-term capital gain or loss, depending on whether the sale occurs more than one year after the participant’s holding period begins.

◾	WITHHOLDING

We have the right to deduct or withhold, or require a participant to remit to us, any amounts sufficient to satisfy applicable tax withholding requirements arising in connection with the exercise, vesting, lapse of restrictions or other taxable event pertaining to any awards made under the 2015 Plan. The Compensation Committee may, at the time the award is granted or thereafter, require or permit any such withholding requirement to be satisfied, in whole or in part, by delivery of, or withholding from the award, shares. If shares of our Common Stock to be issued pursuant to awards under the 2015 Plan are withheld to satisfy the participant’s tax withholding obligations, the withholding must be based upon a tax rate that is no less than the minimum applicable withholding rate and up to the maximum applicable withholding rate.

NEW PLAN BENEFITS

Future grants under the 2015 Plan will be made at the discretion of the Compensation Committee and, accordingly, are not yet determinable. In addition, benefits under the 2015 Plan will depend on a number of factors, including the fair market value of our Common Stock on future dates. Consequently, it is not possible to determine the benefits that might be received by participants receiving discretionary grants under the 2015 Plan.

Approval of the amendment to the 2015 Plan requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting.

The Board of Directors deems Proposal No. 3 to be in the best interests of G-III and our stockholders and recommends a vote FOR approval thereof.

2022 PROXY STATEMENT / 71

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board of Directors, the Audit Committee of the Board of Directors is responsible for, among other things, overseeing G-III’s accounting and financial reporting processes and reviewing and discussing G-III’s audited financial statements with management. The Audit Committee is directly responsible for the appointment, compensation and oversight of the work of Ernst & Young LLP, G-III’s independent registered public accounting firm.

Management is responsible for G-III’s financial reporting process including its system of internal control and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. G-III’s independent auditors are responsible for auditing those financial statements. The responsibility of the Audit Committee is to monitor and review these processes. Members of the Audit Committee are not employees of G-III and are not required to be accountants or auditors by profession. Therefore, the Audit Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and on the representations of the independent auditors included in their report of G-III’s financial statements.

The oversight by the Audit Committee does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee cannot give assurance that G-III’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of G-III’s financial statements has been carried out in accordance with generally accepted auditing standards or that G-III’s independent accountants are in fact “independent.”

REVIEW OF AUDITED FINANCIAL STATEMENTS

The Audit Committee has reviewed G-III’s audited financial statements for the fiscal year ended January 31, 2022 as prepared by management and audited by Ernst & Young LLP and has discussed these financial statements with management. The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC. Furthermore, the Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by PCAOB Rule No. 3526, Communication with Audit Committees Concerning Independence, and has discussed with Ernst & Young LLP its independence.

RECOMMENDATION

In reliance on the reviews and discussions referenced above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended January 31, 2022 be included in G-III’s Annual Report on Form 10-K for that fiscal year.

Audit Committee

Alan Feller, Chairman
Thomas Brosig
Richard White

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PRINCIPAL ACCOUNTING FEES AND SERVICES

The following table sets forth fees we paid for audit, audit-related, tax and other services provided by Ernst & Young LLP during each of the last two fiscal years.

	Fiscal Year Ended January 31,
	2022	2021
Audit fees	$3,411,000	$3,055,000
Audit-related fees	685,000	-
Tax fees	1,492,000	699,000
All other fees	-	-
Total	$5,588,000	$3,754,000

AUDIT FEES

Audit fees include services associated with the audit of our annual financial statements included in our Annual Report on Form 10-K, the audit of management’s assessment and overall effectiveness of internal control over financial reporting, review of financial statements included in our quarterly reports on Form 10-Q and statutory audits of foreign subsidiaries during each fiscal year.

AUDIT-RELATED FEES

Audit-related fees included financial due diligence procedures performed for potential acquisitions.

TAX FEES

Tax fees include services related to U.S. federal, state and local and international tax compliance, assistance with tax audits, tax advice and tax planning. These services also included services related to sales and use tax administration, transfer pricing studies and assistance on miscellaneous international tax issues. For fiscal year 2022, tax fees also include due diligence procedures performed for potential acquisitions.

The Audit Committee has considered whether the provision of the above services is compatible with maintaining Ernst & Young LLP’s independence and all of the above services were pre-approved by the Audit Committee.

It is the Audit Committee’s policy to pre-approve all audit and permissible non-audit services to be performed by our independent accountants, the fees to be paid for those services and the time period over which those services are to be provided. On an annual basis, the independent accountants present a listing of all services they expect to perform for us in the ensuing one-year period, including fee estimates, in sufficient detail to enable the Audit Committee to perform an independence review of each proposed service. The Audit Committee reviews this list and approves appropriate services, which, in the Audit Committee’s judgment, will not impair the accountants’ independence. With respect to any additional services proposed to be performed by the independent accountants during the year, management will evaluate the impact on the independent accountant’s independence and obtain Audit Committee approval for such service. The Audit Committee has delegated interim pre-approval authority to the Chairman of the Audit Committee.

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PROPOSAL NO. 4 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The stockholders will be asked to ratify the appointment by the Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2023. Ernst & Young LLP has served as our auditors since 2000. If this appointment is not ratified by the stockholders, the Audit Committee will reconsider its decision. Ernst & Young LLP audited our financial statements for the fiscal year ended January 31, 2022. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if such person desires to do so and is expected to be available to respond to appropriate questions from stockholders.

The Board of Directors deems Proposal No. 4 to be in the best interests of us and our stockholders and recommends a vote FOR approval thereof.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have had in effect for many years a Code of Ethics and Conduct that contains our conflicts of interest policy. Our Audit Committee has been responsible for reviewing transactions that might involve our Code of Ethics and Conduct and for reviewing related party transactions. In addition, our Board of Directors has adopted a written Related Party Transactions Policy. The Policy covers all transactions between us and any related party (including any transactions requiring disclosure under Item 404 of Regulation S-K), other than transactions involving less than ten thousand dollars ($10,000) when aggregated with all similar transactions. The Audit Committee is generally responsible for administering this Policy. However, our Policy permits the disinterested directors of the Board of Directors to exercise the authority otherwise assigned to the Audit Committee. A related party transaction may be consummated only if it is ratified or approved by the Audit Committee or disinterested members of the Board of Directors and if it is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party. Our Compensation Committee reviewed and approved the compensation of Jeffrey Goldfarb set forth in this Proxy Statement and our Audit Committee ratified the approval by our Compensation Committee.

Jeffrey Goldfarb, the son of Morris Goldfarb, our Chairman and Chief Executive Officer and a director of G-III, is our Executive Vice President and Director of Strategic Planning. Mr. Goldfarb has been employed by us since 2002 in several different capacities. He is also a member of our Board of Directors and a Named Executive Officer. His compensation for the fiscal year ended January 31, 2022 is discussed in the “Compensation Discussion and Analysis” and in the Fiscal 2022 Summary Compensation Table, other tables relating to equity awards and the related narrative disclosure above. His employment agreement and executive transition agreement are also described elsewhere in this Proxy Statement.

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STOCKHOLDER PROPOSALS

All stockholder proposals that are intended to be presented at our Annual Meeting of Stockholders to be held in 2023 must be received by us no later than January 5, 2023 for inclusion in the Board of Directors’ Proxy Statement and form of proxy relating to that meeting. Any stockholder proposal must also be proper in form and substance, as determined in accordance with the Exchange Act and the rules and regulations promulgated thereunder. All such proposals should be addressed to G-III Apparel Group, Ltd., 512 Seventh Avenue, New York, NY 10018, Attention: Secretary.

Any stockholder who intends to nominate a person for election to the Board of Directors or propose any other matter to be acted upon at the Annual Meeting of Stockholders to be held in 2023 (but not include such proposal in the Board of Directors’ Proxy Statement and form of proxy) must inform us no later than March 11, 2023. If notice is not provided by that date, the persons named in the proxy for the 2023 Annual Meeting will be allowed to exercise their discretionary authority to vote upon any such proposal without the matter having been discussed in the Proxy Statement for the 2023 Annual Meeting. All notices should be addressed to G-III Apparel Group, Ltd., 512 Seventh Avenue, New York, NY 10018, Attention: Secretary.

For the nomination of any person to the Board of Directors, the notice must set forth (a) the name, age, business address and residence address of the nominee, (b) the principal occupation or employment of the nominee, (c) the number of shares of capital stock of G-III which are owned of record and beneficially by the nominee (if any), (d) such other information concerning the nominee as would be required to be disclosed in a Proxy Statement soliciting proxies for the election of the nominee as a director in an election contest (even if an election contest is not involved) or that is otherwise required to be disclosed, under Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder, (e) the consent of the nominee to being named in the Proxy Statement as a nominee and to serving as a director if elected, and (f) as to the proposing stockholder: (i) the name and address of the proposing stockholder as they appear on G-III’s books and of the beneficial owner, if any, on whose behalf the nomination is being made, (ii) the class and number of G-III shares which are owned by the proposing stockholder (beneficially and of record) and owned by the beneficial owner, if any, on whose behalf the nomination is being made, as of the date of the proposing stockholder’s notice, (iii) a description of any agreement, arrangement or understanding with respect to such nomination between or among the proposing stockholder and any of its affiliates or associates, and any others (including their names) acting in concert with any of the foregoing, (iv) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the proposing stockholder’s notice by, or on behalf of, the proposing stockholder or any of its affiliates or associates, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of the proposing stockholder or any of its affiliates or associates with respect to shares of stock of G-III, (v) a representation that the proposing stockholder is a holder of record of shares of G-III entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, and (vi) a representation whether the proposing stockholder intends to deliver a Proxy Statement and/or form of proxy to holders of G-III’s outstanding capital stock and/or otherwise to solicit proxies from stockholders in support of the nomination. G-III may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of G-III or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.

For all business other than director nominations, the notice must set forth as to each matter the proposing stockholder proposes to bring before the annual meeting: (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) any other information relating to such stockholder and beneficial owner, if any, on whose behalf the proposal is being made, required to be disclosed in a Proxy Statement or other filings required to be made in connection with solicitations of proxies for the proposal and pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder and (c) the information as to the proposing stockholder required by section (f) in the preceding paragraph.

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OTHER BUSINESS

The Board of Directors knows of no other business to be acted upon at the Annual Meeting. However, if any other business properly comes before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.

The prompt return of your proxy will be appreciated and helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the Annual Meeting, please sign the proxy and return it in the enclosed envelope or vote your shares by calling the telephone number or visiting the website specified on your proxy card or voting instruction form.

By Order of the Board of Directors

Michael C. Brady
Secretary
New York, NY
May 6, 2022

A COPY OF OUR ANNUAL REPORT ON FORM 10-K WILL BE SENT WITHOUT CHARGE TO ANY STOCKHOLDER REQUESTING IT IN WRITING FROM:

G-III APPAREL GROUP, LTD.
ATTENTION: INVESTOR RELATIONS
512 SEVENTH AVENUE
NEW YORK, NEW YORK 10018

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APPENDIX A

G-III Apparel Group, Ltd.

Amended 2015 Long-Term Incentive Plan

(as proposed to be amended on June 9, 2022)

GENERAL

1.1        Purpose. The purpose of the Plan is to establish a vehicle through which the Company can provide equity-based and other incentive compensation opportunities in order to facilitate its ability to recruit, motivate, reward and retain qualified individuals who contribute or are expected to contribute to the success and growth of the Company.

1.2        Eligibility. Awards may be granted under the Plan to any employee or non-employee director of, and any consultant, independent contractor or other person who provides personal services to, the Company or any of its Subsidiaries, provided that Incentive Stock Options may be granted only to employees.

1.3        Types of Awards. Awards under the Plan may include, without limitation, Options, Stock Appreciation Rights, shares of Restricted Stock, Restricted Stock Units, other Share-based Awards and performance-based Cash Incentive Awards, all as described in Articles 5 through 7 hereof.

ARTICLE 2
Definitions

2.1       “Award” means an award made to an eligible director, employee or consultant under the Plan.

2.2       “Award Agreement” means an agreement, in written or electronic form, between the Company and a Participant setting forth the terms and conditions of an Award.

2.3       “Board” means the Board of Directors of the Company.

2.4       “Cause” has the meaning set forth in Section 9.3(a).

2.5       “Change in Control” has the meaning set forth in Section 9.3(b).

2.6       “Code" means the Internal Revenue Code of 1986, as amended.

2.7        "Committee” means the Compensation Committee of the Board.

2.8        "Company” means G-III APPAREL GROUP, LTD., a Delaware corporation, and any successor thereto.

2.9       “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.10     “Exercise Price” means, with respect to an Option, the price at which a holder may purchase the Shares covered by the Option and, with respect to an SAR, the baseline price of the Shares covered by the SAR.

2.11     “Fair Market Value” means, as of any relevant date, the closing price per Share on such date on the principal securities exchange on which the Shares are traded or, if no Shares are traded on that date, the closing price per Share on the next preceding date on which Shares are traded, or (2) the value determined under such other method or convention as the Board or the Committee, acting in a consistent manner in accordance with the Plan and applicable tax law, may prescribe.

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2.12     “Good Reason” has the meaning set forth in Section 9.3(c).

2.13     “Incentive Cash Award” means a performance-based cash Award described in Section 7.2.

2.14     “Incentive Stock Option” or “ISO” means an Option that qualifies as an “incentive stock option” within the meaning of Section 422 of the Code.

2.15     “Option” means an option to purchase Shares granted pursuant to Section 5.1.

2.16      "Participant” means any person who has been selected to receive an Award under the Plan or who holds an outstanding Award under the Plan.

2.17     “Performance-Based Exemption" means the performance-based compensation exemption from the compensation deduction limitations imposed by Section 162(m) of the Code, as set forth in Section 162(m)(4)(C) of the Code.

2.18     “Performance Factors” means any of the factors listed in Section 7.3(b) that may be used for Awards intended to qualify for the Performance-Based Exemption.

2.19     “Plan” means the incentive plan set forth herein, as it now exists or is hereafter amended.

2.20     “Restricted Stock” means stock issued in the name of a Participant pursuant to Section 6.1, subject to applicable transfer restrictions and vesting and other conditions.

2.21     “Restricted Stock Unit” or “RSU” means a contingent right to receive Shares in the future that is granted pursuant to Section 6.1.

2.22     “Section 409A” means Section 409A of the Code.

2.23     “Shares” means shares of the Company’s common stock.

2.24     “Stock Appreciation Right” or “SAR” means a right to receive appreciation in the value of Shares that is granted pursuant to Section 5.2.

2.25     “Subsidiary” means (a) a corporation or other entity in an unbroken chain of corporations or other entities at least 50% of the total value or voting power of the equity securities of which is owned by the Company or by any other corporation or other entity in the chain, and (b) any other corporation or entity in which the Company has a 20% controlling interest, directly or indirectly, as may be designated by the Committee pursuant to the criteria set forth in Section 1.409A-1(b)(5)(iii)(E) of the Treasury regulations.

2.26     “Ten Percent Stockholder” means a person who owns or is deemed to own (under Section 424(d) of the Code) more than ten percent of the total combined voting power of all classes of stock of the Company or any Subsidiary.

ARTICLE 3
ADMINISTRATION

3.1        General. Except as specified herein or as otherwise determined by the Board, the Plan shall be administered by the Committee, the composition of which is governed by the Committee’s charter.

3.2        Authority of the Committee. Subject to the provisions of the Plan, the Committee, acting in its discretion, shall have the power and authority to select the persons to whom Awards will be made, prescribe the terms and conditions of each Award and make amendments thereto, construe, interpret and apply the provisions of the Plan and of any Award Agreement, and make any and all determinations and take any and all other actions as it deems necessary or desirable in order to carry out the terms of the Plan or of any Award; provided that the Committee may not accelerate the vesting of an

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outstanding award by reason of the termination of a Participant’s employment unless (a) such termination is in connection with a Change in Control or on account of the Participant’s death, disability or retirement, or (b) such termination occurs for any other reason and the net number of shares the Company would issue by reason of such acceleration of vesting would not exceed 10% of the total number of Shares that may be issued under the Plan.

3.3        Delegation of Authority. To the fullest extent authorized or permitted by applicable law, including, without limitation, Section 157(c) of the Delaware General Corporation Law, the Committee may (i) delegate to officers of the Company or any affiliate, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform such functions, including the authority to grant Awards, as the Committee may determine, and (ii) delegate to any person or subcommittee (who may, but need not be members of the Committee) such Plan-related administrative authority and responsibilities as it deems appropriate. The Committee may not delegate its authority with respect to non-ministerial actions relating to individuals who are subject to the reporting requirements of Section 16(a) of the Exchange Act or Awards that are intended to qualify for the Performance-Based Exemption.

3.4        Indemnification.  The Company shall indemnify and hold harmless each member of the Committee and the Board and any employee or director of the Company or any Subsidiary to whom any duty or power relating to the administration of the Plan or any Award is delegated from and against any loss, cost, liability (including any sum paid in settlement of a claim with the approval of the Board), damage and expense (including reasonable legal and other expenses incident thereto) arising out of or incurred in connection with the Plan, unless and except to the extent attributable to such person’s fraud or willful misconduct.

ARTICLE 4
SHARES SUBJECT TO THE PLAN; Individual aWARD limitS

4.1        Shares Issuable under the Plan. Subject to Section 4.3, up to 7,000,000 Shares shall be available for grant and issuance pursuant to Awards made under the Plan, any or all of which may (but need not) be issued pursuant to ISOs. For purposes of these limitations, (a) the total number of Shares covered by stock-settled SARs (and not just the number of Shares issued in settlement of such SARs) shall be deemed to have been issued under the Plan, and (b) Shares covered and/or issued pursuant to an Award will again be available for grant and issuance pursuant to subsequent Awards to the extent such Shares are covered by or relate to (1) the unexercised portion of an Option or SAR that is forfeited or otherwise terminated or canceled for any reason other than exercise, (2) Restricted Stock Awards, RSU Awards or any other forms of Award that are forfeited, (3) subject to an Award that is settled in cash or that otherwise terminates without such Shares being issued, or (4) Shares issued pursuant to awards that are assumed, converted or substituted as a result of the acquisition of another company by the Company or a combination of the Company with another Company. Shares that are used or withheld to pay the exercise price of an Award or to satisfy the tax withholding obligations associated with the vesting or settlement of an Award will not be available for future grant and issuance under the Plan. Shares issued under the Plan may be either authorized and unissued Shares, or authorized and issued Shares held in the Company's treasury, or any combination of the foregoing. For the avoidance of doubt, Shares purchased by the Company in the open market with proceeds from a cash exercise of an Option may not be added to the pool of Shares otherwise available under the Plan.

4.2        Individual Award Limitations. No more than 800,000 Shares may be issued pursuant to Awards granted to any Participant in any fiscal year of the Company. No more than $10,000,000 may be earned by any Participant for any fiscal year pursuant to Cash Incentive Awards made under Section 7.2. If the performance period for a Cash Incentive Award covers more than one fiscal year, then, for the purpose of applying the annual limit under the preceding sentence, the amount that may be earned by the Participant for each fiscal year covered by the performance period will be deemed to be equal to the quotient of (a) the maximum amount that may be earned pursuant to the Award, divided by (b) the number of such fiscal years.

4.3        Adjustments for Capital Changes. In the event of a split-up, spin-off, stock dividend, extraordinary cash dividend, recapitalization, consolidation of Shares, reverse stock split or other similar capital change, the number and class of Shares that may be issued under the Plan pursuant to Section 4.1, the number and class of Shares that may be issued pursuant to annual Awards granted to any Participant pursuant to Section 4.2, the number, class and/or Exercise Price (if any) of Shares subject to outstanding Awards and performance goals expressed in or with respect to Shares shall be

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equitably adjusted by and at the discretion of the Board or the Committee in order to prevent undue dilution or enlargement of the benefits available under the Plan or an outstanding Award, as the case may be, provided that the number of Shares subject to any outstanding Award shall always be a whole number. In furtherance of the foregoing, in the event of an “equity restructuring,” each outstanding Award that constitutes a “share-based payment arrangement” (as such terms are defined in FASB Accounting Standards Codification Topic 718) shall be adjusted pursuant to this Section.

ARTICLE 5
STOCK OPTIONs; Stock Appreciation Rights

5.1        Grant of Company Stock Options. The Committee may grant Options to Participants upon such vesting, forfeiture and other terms and conditions as the Committee, acting in its discretion in accordance with the Plan, may determine, either at the time an Option is granted or, if the holder’s rights are not adversely affected, at any subsequent time. Each Option shall have a vesting period of at least one year from the date of grant, except when Options are granted in connection with a Participant voluntarily giving up a contractual right to a cash bonus. Each Option will be deemed not to be an ISO (a non-ISO) unless, at the time the Option is granted, the Committee specifically designates such Option as an ISO. If an Option is designated as an ISO and if part or all of the Option does not qualify as an ISO for any reason, then the Option or the portion of the Option that does not so qualify will nevertheless remain outstanding and will be characterized as a non-ISO.

5.2        Grant of Stock Appreciation Rights. The Committee may grant Stock Appreciation Rights, or SARs, to Participants, either alone or in connection with the grant of an Option, upon such vesting, forfeiture and other terms and conditions as the Committee, acting in its discretion in accordance with the Plan, may determine, either at the time the SARs are granted or, if the holder’s rights are not adversely affected, at any subsequent time. SARs shall have a minimum vesting period of one year from the date of grant, except when SARS are granted in connection with a Participant voluntarily giving up a contractual right to a cash bonus. Upon exercise, the holder of an SAR shall be entitled to receive cash and/or a number of whole Shares (as determined by the Committee) having a value equal to the product of X and Y, where--

X = the number of whole Shares as to which the SAR is being exercised, and

Y = the excess of (i) the Fair Market Value per Share on the date of exercise over (ii) the Exercise Price per Share covered by the SAR.

5.3        Exercise Price. The Committee shall determine the Exercise Price per Share under each Option and each SAR, provided that (a) the Exercise Price per Share shall be at least equal to the Fair Market Value per Share on the date the Option or SAR is granted; and (b) in the case of an ISO granted to a Ten Percent Stockholder, the Exercise Price per Share shall be at least equal to 110% of the Fair Market Value per Share on the date the ISO is granted.

5.4        Repricing and Reloading Prohibited. Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, distribution (whether in the form of cash, Shares, other securities or other property), stock split, extraordinary cash dividend, recapitalization, change in control, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Common Shares or other securities, or similar transaction(s)), the Company may not, without obtaining stockholder approval: (a) reduce the Exercise Price under outstanding Options or SARs; (b) cancel outstanding Options or SARs in exchange for Options or SARs with a lower Exercise Price; or (c) cancel outstanding Options or SARs in exchange for cash or other securities at a time when the per Share Exercise Price under such Options or SARs is higher than the Fair Market Value. The Committee may not grant an Option that includes a “reload” feature or make any other Plan Awards that have the effect of providing a “reload” feature with respect to Shares used to satisfy the Option exercise price or applicable withholding tax.

5.5        Exercise Period of Options and SARs. The Committee may establish such vesting, forfeiture, expiration and other conditions as it deems appropriate (on a grant-by-grant basis) with respect to the exercisability of an Option or SAR; provided, however, that, unless sooner terminated in accordance with its terms, each Option and each SAR shall automatically expire on the tenth anniversary of the date the Option or SAR is granted (or, in the case of an ISO granted to a Ten Percent Stockholder, on the fifth anniversary of the date the ISO is granted).

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5.6        Exercise of Options.  A Participant may exercise an outstanding Option that is vested and exercisable by transmitting to the Secretary of the Company (or another person designated by the Company for this purpose) a written notice identifying the Option that is being exercised and specifying the number of whole Shares to be purchased pursuant to such exercise, together with payment in full of the aggregate Exercise Price payable for such Shares and any applicable withholding taxes. The Exercise Price shall be payable in cash or by check or by any other means that the Committee may expressly permit, including, without limitation, (a) the Participant’s surrender of previously-owned Shares, (b) the Company’s withholding Shares that would otherwise be issued if the Exercise Price had been paid in cash, (c) payment pursuant to a broker-assisted cashless exercise program established and made available in accordance with applicable law, (d) any other method of payment that is permitted by applicable law, or (e) any combination of the foregoing. Applicable withholding taxes shall be payable in cash or by any other method that may be permitted or required by the Committee in accordance with Section 11.1. Shares tendered or withheld for the payment of the exercise price of an Option will be credited on the basis of the Fair Market Value of such Shares on the date they are tendered or withheld pursuant to such exercise.

5.7        Exercise of SARs. A Participant may exercise an outstanding SAR that is vested and exercisable by transmitting to the Secretary of the Company (or another person designated by the Company for this purpose) a written notice identifying the SAR that is being exercised and specifying the number of whole Shares for which the SAR is being exercised, together with payment in full of any applicable withholding taxes attributable to such exercise. Applicable withholding taxes shall be payable in cash or by any other method that may be permitted or required by the Committee in accordance with Section 11.1.

5.8        Termination of Employment or Service. Unless the Committee determines otherwise at the time of grant, or thereafter if no rights of a Participant are thereby reduced, in the event of the termination of a Participant’s employment or service with the Company and its Subsidiaries, (a) the Participant will forfeit any then outstanding unvested Options or SARs, and (b) any then outstanding vested Option or SAR will remain outstanding for a period of at least 90 days (one year if such termination is due to the Participant’s death) following the date of such termination (but in no event longer than the expiration of its stated term.) Notwithstanding the foregoing, if a Participant’s employment or other service is terminated by the Company or a Subsidiary for Cause (as such term is defined in Section 9.3(a) below) or at a time when grounds for such a termination exist, the Participant’s then outstanding Options and/or SARs (whether or not previously vested) shall immediately terminate and shall have no further force or effect.

5.9        Rights as a Stockholder. A Participant shall have no rights to vote or receive dividends or any other rights of a stockholder with respect to any Shares covered by an Option or SAR unless and until such Option or SAR is validly exercised and any such Shares are issued to the Participant (subject to Section 4.3). The Company will issue such Shares promptly after the exercise of such Option or SAR (to the extent the SAR is settled in Shares) is completed.

ARTICLE 6
RESTRICTED stock and restricted stock unit awards

6.1        Grant of Restricted Stock and RSU Awards. The Committee may grant Restricted Stock Awards and/or Restricted Stock Unit Awards (RSUs) to any Participant. Under a Restricted Stock Award, the Company issues Shares to the Participant when the Award is made subject to specified conditions and restrictions; and under an RSU Award, the Participant receives the right to receive Shares in the future upon satisfaction of specified terms and conditions. The vesting, forfeiture and other terms and conditions applicable to the Shares covered by a Restricted Stock Award or the RSUs and Shares covered by a Restricted Stock Unit Award (including, but not limited to, conditions and restrictions tied to the achievement of specified performance objectives and/or the completion of one or more specified periods of future service) will be determined by the Committee and will be set forth in the applicable Award Agreement. Each such Award will have a vesting period of at least one year from date of grant, except when such Awards are granted in connection with a Participant voluntarily giving up a contractual right to a cash bonus.

6.2        Restricted Shares. Shares issued pursuant to a Restricted Stock Award may be evidenced by book entries on the Company’s stock transfer records pending satisfaction of the applicable vesting conditions. If a stock certificate for restricted Shares is issued, the certificate will bear an appropriate legend to reflect the nature of the conditions and restrictions applicable to the Shares. The Company may retain physical possession of any such stock certificate and may require a Participant to deliver a stock power to the Company, endorsed in blank, in order to facilitate the transfer back to

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the Company of restricted Shares that are forfeited. Notwithstanding the foregoing, if a Participant forfeits Shares covered by a Restricted Stock Award, the Shares that are forfeited shall automatically be cancelled on the books and records of the Company whether or not the Participant returns a certificate for such Shares or otherwise fails or refuses to execute documents or take other action requested by the Company in connection with the cancellation of the forfeited Shares. Except to the extent otherwise provided under the Plan or the Award Agreement, a Participant who holds unvested Shares pursuant to an outstanding Restricted Stock Award shall have all of the rights of a stockholder with respect to said Shares, including the right to vote the Shares and the right to receive dividends thereon (subject to the payment and vesting conditions described in Section 6.4 below).

6.3        Shares Covered by RSU Awards. No Shares will be issued pursuant to an RSU Award unless and until the applicable vesting and other conditions have been satisfied. The holder of an RSU Award shall have no rights as a stockholder with respect to Shares covered by the RSUs unless and until the RSUs becomes vested and the Shares covered by the vested RSUs are issued to the Participant. Subject to Section 6.4, the Committee may provide that a Participant who holds RSUs will be entitled to receive dividend equivalent credits based upon the dividends that would have been payable with respect to the Shares covered by the RSUs if such Shares were outstanding.

6.4        Dividends on Restricted Stock and RSU Shares.  If a dividend is declared with respect to outstanding Shares, then, unless the Committee determines otherwise, a corresponding dividend will be credited to a Participant with respect to Shares covered by an outstanding Restricted Stock or RSU Award as if such Shares were outstanding and free of vesting and other conditions and restrictions. Dividend credits (if any) will be made in the form of cash or in the form of additional Shares of Restricted Stock or RSUs (based upon the then Fair Market Value per Share) or any combination thereof, all as determined by the Committee. Dividends credited with respect to Restricted Stock and RSU Awards shall be subject to the same vesting and forfeiture conditions and the same payment terms that are applicable to the Shares of Restricted Stock or RSU Shares to which such dividend credits apply and/or, if applicable, such different terms and conditions that may be required in order to comply with Section 409A.

6.5        Non-Transferability. No Restricted Stock Award and no Shares covered by a Restricted Stock Award, may be sold, assigned, transferred, disposed of, pledged or otherwise hypothecated other than to the Company or its designee in accordance with the terms of the Award or the Plan, and any attempt to do so shall be null and void.

6.6        Termination of Service Before Vesting; Forfeiture. Unless otherwise specified in the Award Agreement or otherwise subsequently determined by the Committee, unvested Shares held pursuant to a Restricted Stock Award and unvested RSUs held under an RSU Award shall be forfeited and canceled upon the termination of a Participant’s employment or other service with the Company and its Subsidiaries.

6.7        Timing Requirement for Settlement of RSUs. Unless otherwise specified in the applicable Award Agreement, RSUs shall be settled in the form of Shares or cash (as determined by the Committee) as soon as practicable after the RSUs become vested but in no event later than the 15th day of the third month following the calendar year in which the vesting of such RSUs occurs. Notwithstanding the foregoing, the terms of an RSU Award may expressly provide that settlement of vested RSUs covered by the Award will be deferred until a later date or the occurrence of a subsequent event, provided that any such deferral provision complies with the election, distribution timing and other requirements of Section 409A.

6.8        Receipt of Shares. A Participant who holds Shares that become vested under a Restricted Stock Award or who holds RSUs that become vested (to the extent the vested RSUs are settled in Shares) will be entitled to receive such Shares, subject to the payment or satisfaction of applicable withholding taxes. Applicable withholding taxes shall be payable in cash or by any other method that may be permitted or required by the Committee in accordance with Section 11.1.

ARTICLE 7
OTHER forms of AWARD

7.1        Other Share-Based Awards. Subject to applicable law, the Committee, acting in its discretion, may grant such other forms of Award denominated or payable in, valued in whole or in part by reference to, or otherwise based upon or related to, Shares, including, without limitation, performance share awards, performance unit awards, stock bonus Awards, dividend equivalent Awards (either alone or in conjunction with other Awards), purchase rights  for Shares, and

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Share-based Awards designed to comply with or take advantage of applicable laws outside of the United States. Each such Share-based Award will be made upon such vesting, forfeiture, performance and other terms and conditions as the Committee, acting in its discretion, may determine. The vesting or earn out period under any such Award may not be less than one year, except when such Awards are granted in connection with a Participant voluntarily giving up a contractual right to a cash bonus. Dividend equivalent awards made in conjunction with other Share-based Awards shall be subject to the same vesting and forfeiture conditions and the same payment terms of the corresponding Share-Based Awards and/or, if applicable, such different terms and conditions that may be required in order to comply with Section 409A. If and when a Share-based Award granted under this Section becomes payable, payment may be made in the form of cash, whole Shares or a combination of cash and whole Shares (as determined by the Committee), with a payment in Shares being based upon their Fair Market Value on the applicable vesting or payment date(s).

7.2        Cash Incentive Awards. The Committee may make annual and/or long-term Cash Incentive Awards pursuant to which a Participant may earn the right to receive a cash payment that is conditioned upon the achievement of a specified performance goal or goals established by the Committee and communicated to the Participant as soon as practicable after the beginning of the applicable performance period and the satisfaction of such other terms and conditions as the Committee may prescribe. A Cash Incentive Award will be payable in the form of a single sum cash payment on or as soon as practicable after the date the Award becomes earned and vested, but in no event later than the 15th day of the third month of the following calendar year. Notwithstanding the foregoing, the Committee may require or permit the deferred payment and/or installment payout of all or part of any such Cash Incentive Award if (and only if) the Award is exempt from Section 409A or, if not so exempt, the deferred payout complies with the applicable terms and conditions of Section 409A.

7.3        Termination of Service Before Vesting; Forfeiture. Unless otherwise specified in the Award Agreement or otherwise subsequently determined by the Committee, unearned and/or unvested Share-based Awards and Cash Incentive Awards granted under this Article shall be forfeited and canceled upon the termination of a Participant’s employment or other service with the Company and its Subsidiaries.

7.4        Dividend Equivalents under Performance-Based Awards. Dividends or dividend equivalents, if any, paid or credited with respect to performance-based Awards will be subject to the same performance conditions as apply to the underlying Awards.

ARTICLE 8
PERFORMANCE-based EXEMPTION awards

8.1        Performance-Based Exemption--General.  If the Committee intends that an Award should qualify for the Performance-Based Exemption (other than Options and SARs which otherwise qualify as “performance-based compensation” for purposes of Section 162(m) of the Code), then, except as otherwise permitted by Section 162(m) of the Code, the grant, exercise, vesting, amount and/or settlement of such Award shall be contingent upon achievement of one or more pre-established, objective performance goals, which shall be prescribed in writing by the Committee not later than 90 days after the commencement of the applicable performance period and in any event before completion of 25% of such performance period in accordance with the requirements of Section 162(m). Such performance goals shall be based on any one or more of the Performance Factors listed in Section 8.2 and may be expressed in absolute terms, relative to performance in prior periods and/or relative to performance of other companies or an index of other companies or on such other basis as the Committee, acting in a manner consistent with Section 162(m) of the Code, may determine. All determinations as to the establishment of performance goals, the amount of cash and/or the number of Shares that may be earned, the target level (and, if applicable, minimum and maximum levels) of actual achievement required as a condition of earning the Award, and the earned value of any Award intended to qualify for the Performance-Based Exemption shall be made by the Committee and shall be recorded in writing.

8.2        Performance Factors. Any one or more of the following Performance Factors may be used by the Committee in establishing performance goals for Awards intended to qualify for the Performance-Based Exemption, in each case taking into account such adjustments and other objective factors as the Committee may specify at the time the goal is established: (a) revenues on a corporate or product by product basis, gross profit or gross profit growth; (b) earnings from operations, earnings before or after taxes, earnings before or after interest, depreciation, amortization, incentives, service fees and/or extraordinary or special items; (c) net income or net income per share (basic or diluted); (d) return measures,

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including return on assets, return on investment, return on capital, total capital or tangible capital, return on sales or return on equity; (e) cash flow, free cash flow, cash flow return on investment, or net cash provided by operations; (f) economic value created or added; (g) operating margin or profit margin; (h) expense or cost targets; (i) objective measures of customer satisfaction; (j) working capital targets; (k) inventory control; (l) debt targets; (m) implementation, completion or attainment of measurable objectives with respect to store openings or closings, acquisitions and divestitures, and recruiting and maintaining personnel; and/or (n) share price (including, without limitation, growth measures, market capitalization and/or total stockholder return).

8.3        Performance Goals. In establishing performance goals with respect to an Award intended to qualify for the Performance Exemption, the applicable Performance Factors may be determined by reference to the Company's performance and/or the performance of any one or more Subsidiaries, divisions, business segments or business units of the Company and its Subsidiaries, and may be based upon comparisons of any of the indicators of performance relative to other companies (or subsidiaries, divisions, business segments or business units of other companies) or relevant indices. Subject to compliance with the Treasury regulations under Section 162(m) of the Code, the Committee may prescribe that performance goals under any such Award will be adjusted as necessary or appropriate in order to account for changes in law or accounting rules, principles or standards or to reflect the impact of extraordinary or unusual items, events or circumstances which, if not taken into account, would result in windfalls or hardships that are not consistent with the intent and purposes of the Award, including without limitation (a) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (b) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, (c) acquisitions and divestitures, or (d) changes in generally accepted accounting principles.

8.4        Discretion.  The Committee shall have the authority, in its discretion, to reduce the formula amount or number of Shares otherwise payable pursuant to an Award that is intended to qualify for the Performance-Based Exemption, but may not increase the amount or number of Shares that would otherwise be payable under any such Award; provided that, in the case of an Award intended to constitute a “share-based payment arrangement” under FASB ASC Topic 718, the Committee may exercise its discretion under this Section only if such discretion is expressly reserved as part of the original terms of the Award.

8.5        Certification.  No amount shall be paid and no Shares shall be distributed or released pursuant to an Award intended to qualify for the Performance-Based Exemption unless and until the Committee certifies in writing the extent of achievement of the applicable performance goal(s) and the corresponding amount that is earned by the Participant under such Award.

ARTICLE 9
cHANGE IN CONTROL

9.1        Assumption or Substitution of Outstanding Awards. If a “Change in Control” (as defined below) occurs, the parties to the Change in Control may agree that outstanding Awards shall be assumed by, or converted into a substitute award for or with respect to shares of common stock of, the successor or acquiring company (or a parent company thereof) on an economically equivalent basis. If the Change in Control does not involve an agreement with a third party, and if the Shares covered by an outstanding Award are still traded on a national securities exchange, then the Committee may unilaterally require that the Award be continued, assumed, converted or substituted in accordance with this Section. The vesting and other terms of any such assumed or substitute award shall be substantially the same as the vesting and other terms and conditions of the original Award, provided that (a) if the assumed or substituted Award is an Option or SAR, the number of shares and Exercise Price shall be adjusted in accordance with the principles set forth in Sections 1.424-1(a)(5) and 1.409A-1(b)(5)(v)(D) of the Treasury regulations, and (b) if the assumed or substituted Award is not an Option or SAR, the number of shares covered by the assumed or substitute Award will be based upon the Change in Control transaction value of the Company’s outstanding Shares. If the original Award is subject to the satisfaction of performance conditions, then such performance conditions shall be deemed to have been satisfied immediately prior to the Change in Control at the greater of (x) the target performance level, or (y) the performance level that would have been attained if the rate or level of performance from the beginning of the performance period through the date of the Change in Control had continued at the same rate through the end of the performance period. If reasonably feasible, the assumed or substituted Award will also provide the participant with an opportunity to earn any remaining portion of the Award (over and above the portion deemed to have been earned under the preceding sentence) based upon the achievement of a performance goal for the entire

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performance period that is similar in nature to the corresponding performance goal under the original terms of the Award. If, within two years following a Change in Control, a Participant’s employment or other service terminates due to the Participant’s death or is terminated by the Company or a successor or acquiring company (or any of its or their affiliates) without “Cause” or by the Participant for “Good Reason” (as such terms are defined below), any then outstanding assumed or substitute Awards held by such terminated Participant shall immediately be fully vested, and any outstanding assumed or substitute Options and SARs will remain outstanding for 180 days after such termination of employment (or, if earlier, until the expiration of their original stated terms).

9.2        Awards Not Assumed or Substituted. If a Change in Control occurs and an outstanding Award is not assumed, converted, substituted or continued pursuant to Section 9.1, then such Award will be deemed fully vested and any performance conditions applicable to such Award will be deemed to have been satisfied immediately prior to the Change in Control at the maximum performance level specified in the Award for purposes of determining the extent to which the Award is earned. Each such Award shall be cancelled immediately prior to the effective time of the Change in Control in exchange for an amount equal to the per Share consideration received by the holders of outstanding Shares in the Change in Control transaction, reduced in the case of an Option or SAR by the Exercise Price for such Shares. No consideration will be payable in respect of the cancellation of an Option or SAR with an Exercise Price per Share that is equal to or greater than the value of the Change in Control transaction consideration per Share. The amount payable with respect to the cancellation of an outstanding Award pursuant to this section will be paid in cash, unless the parties to the Change in Control agree that some or all of such amount will be payable in the form of freely tradable shares of common stock of the successor or acquiring company (or a parent company thereof). Subject to Section 11.2, the payments contemplated by this Section 9.2 shall be made upon at or as soon as practicable following the effective time of the Change in Control. Notwithstanding the foregoing, the Committee, acting in its discretion, may prescribe different treatment of an Award in the circumstances governed by this Section, provided that the terms of such different treatment, together with a specific reference to this Section, are set forth in the applicable Award Agreement.

9.3        Certain Defined Terms.

(a)        “Cause” means, with respect to any Participant and unless otherwise specified in the Participant’s Award Agreement, (i) if there is an employment or other services agreement in effect between the Participant and the Company or a Subsidiary that defines the term “cause” (or a term of like import), the Participant’s engaging in conduct that constitutes “cause” (or a term of like import) within the meaning of that agreement, or (ii) if there is no such employment or other services agreement in effect, “Cause” shall mean (1) a Participant’s repeated failure or refusal to perform the duties of the Participant’s employment, consistent with past practice and his or her position and title where such conduct shall not have ceased or been remedied within ten days following written warning from the Company specifying such conduct; (2) the Participant’s conviction of, or entering a plea of guilty or no contest to, a felony; (3) the Participant’s performance of any act or the Participant’s failure to act, for which, if the Participant were prosecuted and convicted, a crime or offense involving money or property of the Company would have occurred; (4) the Participant’s performance of any act or the Participant’s failure to act which constitutes fraud or a breach of a fiduciary trust, including, without limitation, misappropriation of funds or a material misrepresentation of the Company’s operating results or financial condition; (5) any attempt by the Participant to secure any personal profit (other than pursuant to the terms of the Participant’s employment or through the Participant’s ownership of equity in the Company) in connection with the business of the Company (for example, without limitation, using Company assets to pursue other interests, diverting to the Participant or to a third party any business opportunity belonging to the Company, insider trading or taking bribes or kickbacks); (6) the Participant’s engagement in conduct or activities materially damaging to the property, business or reputation of the Company other than as a result of good faith performance of his duties; (7) the Participant’s illegal use of controlled substances; (8) any act or omission by the Participant involving malfeasance or gross negligence in the performance of the duties of the Participant’s employment to the material detriment of the Company; or (9) the entry of any order of a court that remains in effect and is not discharged for a period of at least sixty days, which enjoins or otherwise limits or restricts the performance by the Participant of the duties of the Participant’s employment, relating to any contract, agreement or commitment made by or applicable to the Participant in favor of any former employer or any other person.

(b)        A “Change in Control” shall be deemed to have occurred upon the happening of any of the following events:

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(i)         any “person” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, a subsidiary of the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes, including pursuant to a tender or exchange offer for shares of Common Stock pursuant to which purchases are made, the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities, provided, however, that the provisions of this paragraph (a) shall not be applicable to any acquisition directly from the Company; or

(ii)        individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”), shall cease for any reason to constitute at least a majority thereof; provided, however, that any individual becoming a director subsequent to the date hereof whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who were either directors on the date hereof, or whose appointment, election or nomination for election was previously so approved or recommended, shall be considered a member of the Incumbent Board, but excluding for this purpose any new director whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors of the Company; or

(iii)      there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) more than 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or

(iv)       there is consummated a plan of complete liquidation or dissolution of the Company or there is consummated the sale or disposition by the Company of all or substantially all of the Company’s assets, in one transaction or a series of related transactions, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, more than 50% of the combined voting power of the voting securities of which is owned by stockholders of the Company in substantially the same proportion as their ownership of the Company immediately prior to such sale.

(c)        “Good Reason” shall have the meaning ascribed to that term (or a term of like import) in a Participant’s employment agreement or, if such term (or a term of like import) is not defined in the Participant’s employment agreement or there is no such agreement, then “Good Reason” shall mean any of the following events: (i) a material diminution of the Participant’s duties and responsibilities that result in a material adverse effect on the Participant’s status and authority, (ii) a change in the principal location of the Participant’s employment to a location more than fifty (50) miles outside of New York City or the Participant’s then current other business location, except for travel reasonably required as part of such employment, (iii) failure to timely pay the Participant any salary or bonus when due, or (iv) any reduction in (1) the Participant’s annual rate of salary from the highest annual rate of salary in effect during the one-year period prior to the date of the Change of Control, or (2) the amount of annual bonus paid to the Participant after the date of the Change in Control in light of the results of operations of the Company for that year compared to the bonus paid for the most recent fiscal year prior to the date of the Change of Control in light of the results of operations of the Company for that year. Notwithstanding the foregoing, in order to terminate for “Good Reason,” a Participant must specify in writing to the Company (or the successor or acquiring company or a parent thereof) the nature of the act or omission that the Participant deems to constitute Good Reason and provide the Company (or the successor or acquiring company or a parent thereof) 30 days after receipt of such notice to review and, if required, correct the situation (and thus prevent the Participant’s termination for Good Reason). Notice of termination for Good Reason must be provided, if at all, within 90 days after the occurrence of the event or condition giving rise to such termination.

9.4        No Fractional Shares. In the event of an adjustment in the number of shares covered by any Award pursuant to the provisions hereof, any fractional shares resulting from such adjustment shall be disregarded, and each converted Award shall cover only the number of full shares resulting from the adjustment.

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ARTICLE 10
AMENDMENT and TERMINATION

10.1      Amendment and Termination of the Plan. The Board, acting in its sole discretion, may amend the Plan at any time and from time to time and may terminate the Plan at any time. Plan amendments will be subject to approval by the Company’s stockholders if and to the extent such approval is required in order to satisfy applicable law and/or stock exchange listing rules. Unless sooner terminated, the Plan will terminate on the tenth anniversary of the date it is approved by the Company’s stockholders (and the Plan will not become effective unless and until such approval is obtained).

10.2      Outstanding Awards. Except as specifically required or permitted by the Plan or an Award Agreement, no amendment of an Award Agreement, and no termination, amendment or modification of the Plan shall cause any then outstanding Award to be forfeited or altered in a way that adversely affects a Participant’s rights, unless the Participant consents thereto. The rights of any person with respect to an Award that is outstanding at the time of the termination of the Plan shall not be affected solely by reason of such termination and shall continue in accordance with the terms of the Award and of the Plan, as each is then in effect or is thereafter amended.

ARTICLE 11
tax withholding; Section 409a

11.1      Tax Withholding. Each Award and the exercise, vesting and settlement of each Award shall be subject to a Participant’s payment or other satisfaction of any applicable withholding taxes. The Committee, in its sole discretion and pursuant to applicable law and such procedures as it may specify from time to time, may require or permit the Participant to satisfy the tax withholding obligation(s) relating to an Award (in whole or in part) by or through (a) the payment of cash by the Participant, (b) the Company’s withholding cash or Shares that would otherwise be paid, issued or released pursuant to the Award, (c) the transfer to the Company of other Shares owned by the Participant, (d) a broker-assisted cashless exercise arrangement that complies with applicable law, and/or (e) by such other means as the Committee may determine. The amount of a Participant’s withholding tax obligation that is satisfied in Shares (whether previously-owned or withheld from the Shares that would otherwise be issued or released) shall be based upon the Fair Market Value of the Shares on the date such Shares are delivered or withheld. If Shares are withheld for the payment of a Participant’s taxes associated with an Award, the amount of tax covered by such Share withholding must be based upon a rate that is not less than the minimum applicable withholding rate and may be based upon a rate that does not exceed the maximum individual statutory tax rate in the Participant’s applicable tax jurisdiction(s). For the avoidance of doubt, if a Participant’s actual marginal tax rate is lower than the maximum applicable tax rate, the amount of Share-based withholding may be based upon the higher maximum tax rate.

11.2      Section 409A Compliance. It is intended that Awards made under the Plan, including any deferred payment or settlement terms and conditions, shall be exempt from or comply with Section 409A. Without limiting the generality of the preceding sentence and notwithstanding anything to the contrary contained herein, the following provisions shall apply with respect to an Award if and to the extent that such Award provides for the payment of “nonqualified deferred compensation” (within the meaning of Section 409A).

(a)        If a Participant becomes entitled to payments (cash or Shares) under the Award on account of the “termination of the Participant’s employment or other service” or words of like import, then such termination of employment or service will not be deemed to have occurred unless and until the Participant incurs a “separation from service” within the meaning of Section 409A.

(b)        If the Participant is a “specified employee” within the meaning of Section 409A at the time of his or her separation from service, then any such payment covered by Section 409A shall be delayed until the first business day following the earlier of (i) the date which is six months after the date of such separation from service, or (ii) the date of the Participant’s death. On the delayed payment date, the Participant (or the Participant’s beneficiary) will be entitled to receive a lump sum payment or distribution of the payments that otherwise would have been made during the period that such payments are delayed.

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(c)        If a payment covered by Section 409A would be accelerated on account of the occurrence of a “Change in Control,” then such payment shall not be made unless such Change in Control also constitutes a “change in ownership,” “change in effective control” or “change in ownership of a substantial portion of the Company’s assets” within the meaning of Section 409A. Any payment that would have been made except for the application of the preceding sentence shall be made in accordance with the payment or settlement schedule that would have applied under the Award in the absence of a Change in Control or, if earlier, on the date of the termination of the Participant’s employment or service (without regard to any further service or performance conditions that otherwise would have applied).

(d)        Notwithstanding the foregoing, each Participant shall be solely responsible, and the Company shall have no liability to the Participant or otherwise, for or with respect to any taxes, acceleration of taxes, interest or penalties arising under Section 409A.

ARTICLE 12
miscellaneous

12.1      Non-Transferability. Except as otherwise specifically permitted by the Plan or the applicable Award Agreement, no Award shall be assignable or transferable except upon the Participant’s death to his or her “beneficiary” (as defined below), and, during a Participant’s lifetime, an Option or SAR may be exercised only by the Participant or the Participant’s guardian or legal representative. Notwithstanding the foregoing, subject to the consent of the Committee (which it may grant, condition or deny in its sole discretion for any or no reason), a Participant may make an inter vivos transfer of an Option (other than an ISO), SAR or RSU to any “family member” (within the meaning of Item A(1)(a)(5) of the General Instructions to SEC Form S-8 or a successor), including, without limitation, to one or more trusts, partnerships, limited liability companies and other entities which qualify as family members, provided that such transfer is not a transfer for value or is a transfer for value that the Committee determines is for estate planning purposes, and provided further that such transfer is permitted by applicable law and does not give rise to tax under Section 409A. For the purposes hereof, a Participant’s “beneficiary” is any person or entity (including, without limitation, a trust or estate) designated in writing by a Participant to succeed to the Participant’s Award(s) upon the Participant’s death, subject to the provisions hereof and of the applicable Award Agreement(s). A Participant may designate a beneficiary by delivering a written beneficiary designation to the Committee (or its designee) in such form and in such manner as the Committee (or its designee) may prescribe. Each beneficiary designation duly filed with the Committee (or its designee) will have the effect of superseding and revoking any prior beneficiary designation. If a Participant does not designate a beneficiary, or if no designated beneficiary survives the Participant, then the Participant’s estate will be deemed to be his or her beneficiary. The term “Participant,” as used herein, shall be deemed to include the Participant’s beneficiary if and to the extent the context requires.

12.2      Successors. All obligations of the Company with respect to Awards granted under the Plan shall be binding on any successor to the Company of all or substantially all of the business and/or assets of the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, and the term “Company” as used herein shall be construed accordingly.

12.3      Legal Construction. If any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

12.4      Compliance with Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

12.5      Transfer Orders; Placement of Legends.  All certificates for shares of Common Stock delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Company may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange or market upon which the Common Stock may then be listed, and any applicable federal or state securities law. The Company may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions.

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12.6      Nonexclusivity of the Plan.  No provision of the Plan, and neither its adoption Plan by the Board or submission to the stockholders for approval, shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements, apart from the Plan, as it may deem desirable.

12.7      Sub-Plans. The Committee may from time to time establish sub-plans under the Plan for purposes of satisfying securities, tax or other laws of any foreign jurisdictions that may apply to Participants who receive Awards. Any such sub-plan shall contain such limitations and other terms and conditions as the Committee determines are necessary or desirable for such purposes and shall be in such form (including, without limitation, as an appendix to the Plan) as the Committee deems appropriate. Each sub-plan shall be deemed a part of the Plan, but shall apply only to the Participants who are subject to the laws of the jurisdiction to which the sub-plan relates.

12.8      Uniformity Not Required. The provisions of the Award Agreements need not be uniform among all Awards, among all Awards of the same type, among all Awards granted to the same Participant, or among all Awards granted at the same time.

12.9      Claw Back Conditions. Notwithstanding anything to the contrary contained herein or in an Award Agreement, Awards and benefits otherwise provided by Awards made under the Plan shall be subject to the Company’s incentive compensation claw back policies as in effect from time to time, and, as applicable, the claw back requirements of the Dodd-Frank Act Section 954.

12.10    Limitation of Rights. The Plan shall not interfere with or limit in any way the right of the Company or of any Subsidiary to terminate any person’s employment or other service at any time, and the Plan shall not confer upon any person the right to continue in the employ or other service of the Company or any Subsidiary. No employee, director or other person shall have any right to be selected to receive an Award or, having been so selected, to be selected to receive a future Award.

12.11    Decisions and Determinations Final. All decisions and determinations made by the Board pursuant to the provisions hereof and, except to the extent rights or powers under the Plan are reserved specifically to the discretion of the Board, all decisions and determinations made by the Committee in connection with the exercise of its authority and responsibilities under the Plan (including, without limitation, decisions and determinations relating to the construction, interpretation and administration of the Plan or any Award), shall be final, binding and conclusive on all persons.

12.12    Governing Law. The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of Delaware (without regard to the legislative or judicial conflict of laws rules of any state).

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G-III APPAREL GROUP, LTD.				Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Address Change? Mark box, sign, and indicate changes below:						◻

	The Board of Directors Recommends a Vote FOR all listed nominees for directors in
		Proposal 1, and FOR Proposals 2, 3 and 4.

1.	Election of directors:	01	Morris Goldfarb	05	Jeffrey Goldfarb	09	Laura Pomerantz	◻	Vote FOR all nominees	◻	Vote WITHHELD from all nominees
		02	Sammy Aaron	06	Victor Herrero	10	Cheryl L. Vitali		(except as marked)
		03	Thomas J. Brosig	07	Robert L. Johnson	11	Lisa Warner Wardell
		04	Alan Feller	08	Patti H. Ongman	12	Richard White

					Please fold here – Do not separate

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Advisory vote to approve the compensation of named executive officers:					◻	For	◻	Against	◻	Abstain

3.	Proposal to approve amendments of our 2015 Long-Term Incentive Plan to increase the number of shares that may be issued under the Plan by 1,200,000 shares:					◻	For	◻	Against	◻	Abstain

4.	Proposal to ratify the appointment of Ernst & Young LLP:					◻	For	◻	Against	◻	Abstain

4. In their discretion upon such other business as may properly come before the meeting and any and all adjournments and postponements thereof.

Shares represented by this Proxy will be voted in accordance with the instructions indicated in items 1, 2 and 3. If no instruction is indicated, this Proxy will be voted FOR all listed nominees for directors in Proposal No. 1, FOR Proposal No. 2, FOR Proposal No. 3 and FOR Proposal No. 4. Any and all proxies heretofore given by the undersigned are hereby revoked.

Date							Signature(s) in Box

Please sign exactly as your name(s) appear hereon. If shares are held by two or more persons each should sign. Trustees, executors and other fiduciaries should indicate their capacity. Shares held by corporations, partnerships, associations, etc. should be signed by an authorized person, giving full title or authority.

G-III APPAREL GROUP, LTD.

ANNUAL MEETING OF STOCKHOLDERS

Thursday, June 9, 2022

G-III Apparel Group, Ltd.	proxy

This Proxy Is Solicited By The Board of Directors For The

Annual Meeting of Stockholders To Be Held On June 9, 2022

The undersigned, a stockholder of G-III Apparel Group, Ltd. (the “Corporation”), hereby constitutes and appoints Morris Goldfarb and Neal S. Nackman and each of them, the true and lawful proxies and attorneys-in-fact of the undersigned, with full power of substitution in each of them, to vote all shares of Common Stock of the Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Corporation to be held on Thursday, June 9, 2022, and at any and all adjournments or postponements thereof, as follows:

See reverse for voting instructions.